OPERATING LEASE
BETWEEN
G&E HC REIT II Snellville SNF, LLC

as Landlord
AND
England Associates, L.P.

as Tenant

Dated: as of January 10, 2012

TABLE OF CONTENTS

SCHEDULE “A” SCHEDULE “B” SCHEDULE “C” SCHEDULE “D” SCHEDULE “E” SCHEDULE “F” SCHEDULE “G” SCHEDULE “H” SCHEDULE “I”	PREMISES
ENVIRONMENTAL REPORT
FORM OF LETTER OF CREDIT
DEFINITIONS
LICENSED BED CAPACITY
FORM OF GUARANTY
FORM OF SUBORDINATION, NON-DISTURBANCE AGREEMENT
FORM OF REPRESENTATION LETTER
FORM OF AUDIT LETTER

OPERATING LEASE

THIS OPERATING LEASE (the “Lease”) is made as of the 10th day of January, 2012, (the “Effective Date”) between G&E HC REIT II Snellville SNF, LLC, a Delaware limited liability company (“Landlord”), and England Associates, L.P., a Georgia limited partnership (“Tenant”).

RECITALS

WHEREAS, Landlord is the owner of the land described on Schedule A and the improvements located thereon (the “Premises”) and certain personal property located thereon and used in connection with the ownership and operation thereof and operation of the business conducted thereon (the “Personal Property”);

WHEREAS, Tenant desires to lease the Premises and the Personal Property (collectively, the “Property”) from Landlord, and Landlord agrees to so lease the Property upon the terms and conditions set forth in this Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and fairness of which are hereby acknowledged, Landlord and Tenant, for themselves, and their administrators, legal representatives, successors and permitted assigns, hereby covenant as follows:

ARTICLE A
CERTAIN LEASE PROVISIONS

1. Address for the Premises:	As set forth on Schedule “A”.

2. (a) “Term”:	Fifteen (15) Lease Years, beginning on the Commencement Date (as defined below) and ending on the Expiration Date (as defined below).
(b) “Commencement Date”	The Effective Date of this Lease
(c) “Expiration Date”	The last day of the fifteenth (15th) Lease Year, as may be extended for an Extended Term pursuant to Article 24 hereof, unless sooner terminated pursuant to this Lease.

3. “Base Rent” for the Premises
For the first Lease Year (as defined
below), Base Rent per annum shall be the
amount listed below and shall be paid in
advance in equal consecutive monthly
installments in the amount listed below
on the first day of each month (“Initial
Base Rent”):

Initial Annual Base Rent: $2,365,580.00

Initial Monthly Base Rent: $197,131.67

4. Use of Premises:	The operation of the Facility (as defined herein) and other lawful uses incident thereto.
5. “Extended Term”:	Two (2) options to extend the Term for the additional periods and at the rental as determined pursuant to the provisions of Article 24. The extension periods shall be ten (10) years each.

Address for Notice:
For Landlord:	c/o Grubb & Ellis Healthcare REIT II, Inc. 1551 N. Tustin Ave., Ste 300 Santa Ana, CA 92705 Attention: President and COO
For Tenant:	c/o Wellington Healthcare Services, L.P. 20 Mansell Court East Suite 200 Roswell, GA 30076 Attention: General Counsel
Address for Rent Payment:	c/o Grubb & Ellis Healthcare REIT II, Inc. 3133 E Camelback Road, Ste 100 Phoenix AZ 85016

ARTICLE B
CERTAIN DEFINITIONS

This Lease utilizes capitalized terms that have specific meaning. These terms and their definition (or references to the Section containing their definition) are set forth on Schedule “D” attached to this Lease.

ARTICLE C
LANDLORD’S REPRESENTATIVE

Landlord hereby appoints Danny Prosky (the “Landlord’s Representative”) as the agent and lawful attorney-in-fact of Landlord to act for Landlord for all purposes and actions of Landlord under this Lease, and Tenant shall be entitled to conclusively rely on any action taken or notice given by Landlord’s Representative as being by or from Landlord in respect of this Lease. All notices, consents, waivers and all other documents and instruments executed by Landlord’s Representative pursuant to the Lease from time to time and all other actions of Landlord’s Representative on behalf of Landlord under the Lease shall be binding upon every entity comprising Landlord. All notices or communications from Tenant to the Landlord’s Representative shall be conclusively deemed to have been communicated or delivered to Landlord in accordance with the terms of this Lease. Landlord may designate a different individual to serve as Landlord’s Representative, provided that no such designation shall be effective as to Tenant unless and until Landlord delivers written notice thereof to Tenant.

ARTICLE 1
PREMISES AND TERM; PERMITTED EXCEPTIONS

Section 1.1 During the Term, Landlord, in consideration of the Rents herein reserved and of the terms, provisions, covenants and agreements on the part of Tenant to be kept, observed and performed, does hereby lease and demise the Premises unto Tenant, and Tenant does hereby hire and take the Premises from Landlord, subject to the Permitted Exceptions, any future easements, rights of way, covenants, conditions and restrictions, encroachments, licenses, notices of pendency, zoning laws, ordinances, regulations, building codes, Requirements and other Applicable Laws affecting the Premises, the terms, provisions, covenants and agreements set forth herein and any liens, encumbrances and charges arising by, through or under Tenant; provided, however, that the foregoing shall not include any liens, encumbrances or charges arising by, through or under Landlord unless Tenant has received the Non-Disturbance Agreement contemplated by Section 10.1 or except as otherwise expressly permitted under the terms of this Agreement.

Section 1.2 Tenant shall lease the Premises for the Term, unless sooner terminated as hereinafter provided or pursuant to Applicable Law.

Section 1.3 Title to the Premises shall be subject to those exceptions listed as “Permitted Exceptions” on Schedule A (collectively, the “Permitted Exceptions”), and Tenant agrees that its use and occupancy of the Premises shall be subject to the terms and conditions of said Permitted Exceptions.

Section 1.4 Intentionally Omitted.

ARTICLE 2
BASE RENT; SUPPLEMENTARY RENT

Section 2.1

(a) Tenant shall pay to Landlord as Base Rent for the Premises during the Term the amounts stated in Article A, Section 3 (“Base Rent”). Base Rent shall be payable in equal monthly installments in advance on the first day of each and every month during the Term, without previous demand, notice or presentment therefor and without abatement, offset or deduction of any kind whatsoever, except for and only to the extent of any amounts owing to Landlord hereunder that Mortgagee requires Tenant to pay directly to Mortgagee under the terms of the Mortgage Loan Documents and which Tenant has timely and fully paid directly to Mortgagee. Notwithstanding the foregoing, Tenant shall pay the partial month’s installment of Base Rent (with respect to the remaining days of the month in which the Commencement Date occurs) upon the Commencement Date of this Lease. If Tenant fails to pay any installment of Base Rent within five (5) Business Days of when due hereunder, Tenant shall owe Landlord, in addition to the installment of Base Rent, interest on such installment at the Default Rate.

(b) As used herein, the term “Lease Year” means a period of twelve (12) calendar months commencing on the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date (if the Commencement Date occurs on the first (1st) day of a month) or the last day of the month during which the first (1st) anniversary of the Commencement Date occurs (if the Commencement Date occurs on a day other than the first (1st) day of a month), and each successive twelve (12) month period thereafter during the Term until the Expiration Date.

(c) On the first day of the second Lease Year and on the first day of each Lease Year thereafter during the Term, the annual Base Rent payable under this Lease shall increase by the lesser of (i) two and nine-tenths percent (2.9%) and (ii) the annual average CPI for the immediately preceding Lease Year; provided, however, that such annual Base Rent amount payable hereunder shall increase by no less than two percent (2.0%) per Lease Year.

Section 2.2 Tenant shall also pay and discharge as supplementary rent (the “Supplementary Rent”) all other amounts, liabilities and obligations of whatsoever nature relating to the Premises, including, without limitation, all Impositions, those amounts, liabilities and obligations arising under this Lease, any Applicable Laws or Requirements, easements, restrictions, or other similar agreements affecting the Premises or any adjoining property thereto in effect on the date hereof, and all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts when due, and all damages, costs and expenses which Landlord may incur by reason of any Default of Tenant or failure on Tenant’s part to comply with the terms of this Lease, all of which Tenant hereby agrees to pay within ten (10) days after written demand or such greater period as is otherwise provided herein. Notwithstanding anything herein to the contrary, Supplementary Rent shall not include any amounts owing under or in respect of any Mortgage or other monetary lien or encumbrance arising by, through or under Landlord, except to the extent such amounts arise as a result of (i) an Event of Default or (ii) an event of default by Tenant under any Mortgage Loan Documents to which Tenant is a party. Upon any failure by Tenant to pay any of the Supplementary Rent, such unpaid Supplementary Rent shall accrue interest at the Default Rate and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute, at law, in equity or otherwise in the case of nonpayment of the Base Rent. The term Supplementary Rent shall be deemed rent for all purposes hereunder other than with respect to Tenant’s internal accounting procedures.

Section 2.3 All Base Rent and Supplementary Rent payable hereunder (collectively, “Rent”) shall be made payable to Landlord and sent to Landlord’s address set forth in Article A or to such other person or persons or at such other place as may be designated by written notice from Landlord to Tenant, from time to time, at least thirty (30) days in advance, and shall be made in United States currency which shall be legal tender for all debts, public and private. Tenant may pay all Rent payable hereunder when due by wire transfer of immediately available funds to an account designated from time to time by Landlord. Notwithstanding the foregoing, Impositions shall be payable to the parties to whom they are due, except as otherwise provided herein. The terms and conditions of this Section are subject to the terms and conditions of Section 2.5 until Mortgagee otherwise notifies Tenant in writing.

Section 2.4 This Lease shall be deemed and construed to be a bond lease, absolutely net to Landlord, and Tenant shall pay to Landlord, absolutely net throughout the Term, the Rent, free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set-off whatsoever, except for and only to the extent of any amounts owing to Landlord hereunder that Mortgagee requires Tenant to pay directly to Mortgagee under the terms of the Mortgage Loan Documents and which Tenant has timely and fully paid directly to Mortgagee. Under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other express or implied obligation or liability hereunder, except as herein otherwise expressly set forth in Section 3.5 and Tenant hereby waives all Applicable Laws and Requirements to the contrary. Tenant shall pay all costs, expenses and charges of every kind and nature relating to the Premises from and after the Commencement Date, including, without limitation, all taxes, costs of improvements, maintenance, repairs, alterations, additions, replacements, and insurance and other Impositions, except debt service on any Mortgage or any other indebtedness or other monetary lien or encumbrance arising by, through or under Landlord or any rent or other charges under any Superior Lease, which may arise or become due or payable prior to, during or after (but attributable to a period falling prior to or within) the Term. Notwithstanding anything herein to the contrary, Tenant shall be responsible for (and shall reimburse Landlord within thirty (30) days after written demand therefor) all costs, expenses and charges owing under or in respect of any Mortgage, Mortgage Loan Document or other monetary lien or encumbrance arising by, through or under Landlord to the extent such costs, expenses or charges arise as a result of (i) an Event of Default or (ii) an event of default by Tenant under any Mortgage Loan Documents to which Tenant is a party. Unless otherwise expressly provided in this Lease, Tenant’s obligation to pay Rent hereunder shall not terminate prior to the actual date contemplated by Landlord and Tenant and specifically set forth in Article A, Section 2(c) for the expiration of the Term, notwithstanding the exercise by Landlord of any or all of its rights under Article 12 hereof, and the obligations of Tenant hereunder shall not be affected by reason of: any prohibition, interruption, limitation, restriction or prevention of Tenant’s use, occupancy or enjoyment of the Premises or any part thereof, or any interference with such use, occupancy or enjoyment by any person or for any reason, any matter affecting title to the Premises, any eviction by paramount title or otherwise, any default by Landlord hereunder, the impossibility, impracticability or illegality of performance by Landlord, Tenant or both, any action of any Governmental Authority, Tenant’s acquisition of ownership of all or part of the Premises (unless this Lease shall be terminated by a writing signed by all Persons, including any Mortgagee, having an interest in the Premises), any breach of warranty or misrepresentation, or any other cause whether similar or dissimilar to the foregoing and whether or not Tenant shall have notice or knowledge thereof and whether or not such cause shall now be foreseeable. The parties intend that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease.

Section 2.5 Tenant acknowledges that all of the interest of Landlord in and to this Lease may be assigned to a present or future Mortgagee pursuant to a Mortgage and other loan documents in connection therewith, and that under the terms thereof, all Rent under this Lease may be regained to be paid directly to Mortgagee or its designee in accordance with the provisions contained therein. Tenant hereby agrees, after notice, to so pay all such Rent directly to Mortgagee or its designee as and when same are due and payable under this Lease by wire transfer pursuant to the wire transfer instructions set forth in such notice. Landlord acknowledges that any such disbursement of the appropriate amounts to Mortgagee shall satisfy Tenant’s Rent payment obligations under this Lease.

Section 2.6 Tenant and Landlord agree and acknowledge that the parties intend the Lease to be classified as a “true lease” for Federal income tax and all other proposes and that this Lease does not represent a financing agreement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

Section 2.7 If the aggregate fair market value of the personal property (for purposes of Section 856(d)(1)(c) of the Code) leased to Tenant under this Lease equals an amount which, as determined in the sole discretion of Landlord, (a) would cause any Rent otherwise payable to Landlord under this Lease to be treated as other than “rents from real property” for purposes of Section 856(c)(2) and (c)(3) of the Code, and/or (b) would subject Landlord to a material risk of failing to satisfy the requirements of Section 856(c)(4) of the Code, Tenant and Landlord agree to use their respective commercially reasonable efforts (at no cost to Tenant) to effect the assignment of such personal property to an Affiliate of Landlord or a third party and the subsequent lease by Tenant of such personal property from such Affiliate or third party; provided, however, the aggregate rent payable by Tenant under this Lease and such lease of personal property shall not exceed the rent which Tenant would have paid under this Lease absent the assignment of such personal property to an Affiliate of Landlord or a third party.

ARTICLE 3
IMPOSITIONS

Section 3.1 From and after the Commencement Date and throughout the Term, Tenant shall pay and discharge not later than the due date therefor and prior to the date any fine, penalty, interest or cost may be added thereto for the non-payment thereof, all taxes, assessments, water rents, storm and sewer rents and charges, duties, impositions, license and permit fees, regulatory application fees, assessments payable to any owner’s association or similar entity, governmental levies and charges, and charges for public utilities of any kind, together with any interest or penalties imposed upon the late payment thereof (except to the extent resulting from Landlord’s negligence or willful misconduct), which, pursuant to past, present or future Applicable Law, during, prior to or after (but attributable to a period falling prior to or within) the Term, shall have been or shall be levied, charged, assessed, imposed upon or grow or become due and payable out of or for or have become a lien on the Premises or any part thereof, any Buildings or personal property (including, without limitation, Tenant’s Personal Property) in or on the Premises, the Rents and income payable by Tenant or on account of any use of the Premises and such franchises as may be appurtenant to the use and occupation of the Premises as well as any sales, use, excise, commercial rent, tangible personal property and similar taxes imposed by any Governmental Authority or improvement district in connection with the use or operation by Tenant of the Premises, the Facility, and the Tenant’s Personal Property, and any interest and penalties assessed in connection therewith as a result of late payment or non-payment of any of the foregoing (except to the extent resulting from Landlord’s negligence or willful misconduct) or late filing or non-filing of any tax returns or reports due in connection therewith (each of the foregoing being an “Imposition” and collectively “Impositions”); provided, however, that Tenant’s obligation to pay directly to the applicable Governmental Authority all regularly assessed ad valorem real estate taxes and assessments (“Real Estate Taxes”) shall be suspended at Landlord’s election, and in such event Tenant shall comply with the terms and provisions of Section 3.5 hereof (in which case Landlord or Mortgagee shall make such payments and shall be responsible for all fines, penalties, interest and costs arising out of the late payment or nonpayment thereof, except to the extent such amounts arise as a result of (i) an Event of Default or (ii) an event of default by Tenant under any Mortgage Loan Documents to which Tenant is a party). Notwithstanding anything herein to the contrary, Tenant shall not be obligated to pay (and Landlord or Mortgagee shall not pay from the Imposition Reserve Fund) any franchise, excise, corporate, estate, inheritance, succession or capital levy or tax of Landlord, any intangibles or transfer tax payable as a result of any financing, refinancing, transfer or exchange of the Premises by Landlord (except for transfers to or from Tenant or any of their Affiliates), or any income, profits or revenue tax upon the income of Landlord, and none of the foregoing shall constitute an Imposition for purposes hereof. The foregoing exclusions shall not include any nursing home privilege or similar taxes on the business operations at the Facility, which shall be the responsibility of Tenant. Tenant, upon request from Landlord, shall submit to Landlord the proper and sufficient receipts or other evidence of payment and discharge of the same; provided, however, Tenant shall not be required to furnish such receipts or other evidence for payment with respect to Real Estate Taxes or with respect to Impositions that are being contested in accordance with this Section. If any Impositions are not paid when due from Tenant under this Lease (other than Real Estate Taxes), Landlord shall have the right, but shall not be obligated, to pay the same following written notice to Tenant of such payment, provided Tenant is not contesting the same pursuant to a right to do so herein. If Landlord shall make such payment, Landlord shall thereupon be entitled to repayment by Tenant on demand as Supplementary Rent hereunder.

Section 3.2 Tenant shall have the right to protest and contest any Impositions imposed against the Premises or any part thereof. If Tenant so elects to contest, Tenant shall, prior to the prosecution or defense of any such claim, notify Landlord in writing of its decision to pursue such contest and, to the extent procedurally required, or to prevent jeopardizing any license, permit or certification, including, without limitation, any Health Care License or Medicare and Medicaid certifications under Titles XVIII and XIX of the Social Security Act of 1935, as amended, because of nonpayment thereof, Tenant shall pay the amount in question prior to initiating the contest. Tenant’s right to contest is conditioned upon the following: (i) such contest is done at Tenant’s sole cost and expense, (ii) nonpayment will not subject the Premises or any part thereof to sale or other liability by reason of such nonpayment, (iii) such contest shall not subject Landlord or any Mortgagee to the risk of any criminal or civil liability, and (iv) Tenant shall provide such security as may reasonably be required by Landlord or any Mortgagee or under the terms of any Mortgage or any loan documents in connection therewith to ensure payment of such contested Impositions. Upon request, Tenant shall keep Landlord advised as to the status of such contest. Subject to the provisions of clauses (i) through (iv) above, Landlord agrees to execute and deliver to Tenant any and all documents reasonably acceptable to Landlord and otherwise required for such purpose and to cooperate with Tenant in every reasonable respect in such contest, but without any cost or expense to Landlord. If Landlord should actually receive proceeds of any such contest, to the extent that the same relate to the period of the Term, then Landlord shall remit the same to Tenant.

Section 3.3 To the extent permitted by Applicable Law, Tenant shall have the right to apply for the conversion of any Impositions to make the same payable in annual installments over a period of years. Tenant shall pay all such deferred installments prior to the expiration or sooner termination of the Term, notwithstanding that such installments shall not then be due and payable, unless such installments relate in part to any fiscal period after the Expiration Date (and no interest, penalties or other fees are imposed on Landlord as a result of such deferred installments); provided, however, that all Impositions relating to a fiscal period of the taxing authority, a part of which is included in a period of time after the Expiration Date, or relating to any special assessment for physical improvements with a useful life that extends beyond the expiration of the Term, shall (whether or not such Impositions shall be assessed, levied, confirmed, imposed or become payable, during the Term) be prorated between Landlord and Tenant as of the Expiration Date, so that Landlord shall pay at its own expense (and not from the Imposition Reserve Fund) that portion of such Impositions which relate to that part of such fiscal period included in the period of time after the Expiration Date, and Tenant shall pay the remainder thereof (which amount Landlord shall be entitled to withdraw from the Imposition Reserve Fund to the extent funds are available therein).

Section 3.4 Intentionally Omitted.

Section 3.5 Within thirty (30) days following receipt of written notice from Landlord at any time following, but only during the continuation of, an Event of Default, or within sixty (60) days following receipt of written notice from Landlord at such time as an Event of Default is not continuing, Tenant shall: (i) deposit with Landlord or Mortgagee on the first day of each month after the Commencement Date until thirty (30) days prior to the date when the next installment of Real Estate Taxes is due to the authority or other Person to whom the same is paid, an amount equal to said next installment of Real Estate Taxes divided by the number of months over which such deposits are to be made; and (ii) thereafter during the Term deposit with Landlord or Mortgagee an amount each month to create a fund (“Imposition Reserve Fund”) which, as each succeeding installment of Real Estate Taxes becomes due, will be sufficient, thirty (30) days prior to such due date, to pay such installment in full based on the then outstanding tax bills, as increased by the amount of any reasonably foreseen increases. Landlord or Mortgagee shall use reasonable efforts to cause the monthly deposits to be equal in amount, but neither of them shall be liable in the event that such required deposits are unequal. If at any time the amount of any Real Estate Tax is increased, said monthly deposits shall be increased within thirty (30) days after written demand by Landlord or Mortgagee so that, thirty (30) days prior to the due date for each installment of Real Estate Taxes, there will be deposits on hand with Landlord or Mortgagee sufficient to pay such installments in full. To the extent permitted by Applicable Law, Landlord or Mortgagee shall not be required to deposit any such amounts in an interest-bearing account. For the purpose of determining whether Landlord or Mortgagee has on hand sufficient moneys to pay any particular Real Estate Tax at least thirty (30) days prior to the due date therefor, deposits for each category of Real Estate Tax shall be treated separately, it being the intention that Landlord shall not be obligated to use moneys deposited for the payment of an item not yet due and payable to the payment of an item that is due and payable. Notwithstanding the foregoing, it is understood and agreed that (a) to the extent permitted by Applicable Law, deposits provided for hereunder may be held by Landlord or its Affiliate or Mortgagee in a single bank account and commingled with other funds of Landlord or Mortgagee, and (b) Landlord or Mortgagee, may, if Tenant fails to make any deposit required hereunder, use deposits made for any one item for the payment of the same or any other item of Rent. If this Lease shall be terminated by reason of any Event of Default, all deposits then held by Landlord shall be applied by Landlord on account of any and all sums due under this Lease; if there is a resulting deficiency, Tenant shall pay the same, and if there is a surplus, or if this Lease expires on the Expiration Date and no Default or Event of Default is occurring, Tenant shall be entitled to a refund of the surplus or remaining balance of the fund. Tenant acknowledges and agrees that no deficiency or lack of funds in the Imposition Reserve Fund shall relieve Tenant of its obligation to pay all Impositions as required under this Lease. Upon thirty (30) days prior written request of Tenant, and provided the same is permitted by the Mortgage Loan Documents, Landlord (if such funds are held by Landlord) or Mortgagee shall apply the funds in the Imposition Reserve Fund to payments of Real Estate Taxes required to be made by Tenant pursuant to Section 3.1 hereof. In making any payment relating to the Imposition Reserve Fund, Landlord or Mortgagee may do so according to any bill, statement or estimate procured from the appropriate public office or provided by Tenant without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.

Section 3.6 If Landlord ceases to have any interest in the Premises, Landlord shall transfer to the Person who owns or acquires such interest in the Premises from Landlord and is the transferee of this Lease, the deposits made pursuant to Section 3.5 hereof relating to the Premises covered by this Lease, subject, however, to the provisions thereof. Upon such transfer of the Premises and the deposits, the transferee shall expressly accept such assignment of such funds and agree to be bound hereby, whereupon Landlord shall be deemed to be released from all liability with respect thereto and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each successive transfer of the said deposits.

Section 3.7 The provisions of this Article 3 shall survive the expiration or earlier termination of this Lease.

ARTICLE 4
USE AND OPERATION OF PREMISES

Section 4.1 The Premises may be used and occupied only for the purposes set forth in Article A, Section 4. If the Health Care Licenses permit operations of more or other than licensed skilled nursing facilities, Tenant shall not be permitted to modify the use of the Facility to such other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and it shall be reasonable for Landlord to condition its consent on Tenant executing and delivering and amendment to this Lease addressing the regulatory and other issues associated with such different use, as reasonably determined by Landlord. Tenant shall not create or suffer or permit to exist any public or private nuisance, hazardous or illegal condition or waste on or with respect to the Premises. This Article 4 shall survive the expiration or earlier termination of this Lease.

Section 4.2

(a) Tenant acknowledges that a fair return to Landlord on its investment in the Premises is dependent, in part, on the concentration of the Premises during the Term of the licensed skilled nursing facility business of Tenant, Guarantor and their respective Affiliates in the geographical area of each of the Premises. Tenant further acknowledges that the diversion of residents and/or patient care activities from the Premises to other facilities owned or operated by Tenant, Guarantor or their respective Affiliates during the Term at or near the end of the Term may have a material adverse impact on the value and utility of the Premises.

(b) Therefore, Tenant agrees that during the Term, and for a period of one (1) year thereafter, neither Tenant, Guarantor nor any of their respective Affiliates shall, without the prior written consent of Landlord, operate, own, participate in or otherwise receive revenues from any other skilled nursing facility located within a five (5) mile radius of the Facility.

(c) Except as required for medically appropriate reasons, or for other reasons which, in Tenant’s reasonable judgment are in the best interests of the Facility, prior to and for a period of one (1) year following Lease termination or expiration, neither Tenant, Guarantor nor any of their respective Affiliates will recommend or solicit the removal or transfer of any resident or patient from the Facility to any other skilled nursing facility located within a five (5) mile radius of the Facility; provided, however, that the foregoing shall not prohibit any form of general advertising or marketing of skilled nursing facilities located outside of the five (5) mile radius of the Facility to the public at large by Tenant, Guarantor or any of their respective Affiliates.

(d) Notwithstanding the foregoing, neither Tenant, Guarantor nor any of their respective Affiliates shall be prohibited by this Section 4.2 from investing, directly or indirectly, in (i) any Person or portfolio of Persons that owns, directly or indirectly, fifteen (15) or more skilled nursing facilities or (ii) publicly traded or privately placed shares of stock or other securities.

(e) Each of the Subleases shall contain the terms and conditions of this Section 4.2.

(f) Notwithstanding the foregoing, Tenant may request that Landlord waive some or all of the foregoing provisions with respect to another facility that will benefit one of the Other Facilities. Landlord shall have no obligation to approve such waiver and may approve or disapprove such request in its reasonable discretion.

ARTICLE 5
CONDITION OF PREMISES; ALTERATIONS AND REPAIRS

Section 5.1 Landlord has not made and does not make any representations or warranties whatsoever with respect to the Premises or otherwise with respect to this Lease, express or implied, including any warranty regarding the merchantability or warranty regarding the suitability of the Premises for their intended commercial purposes. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Requirement, Applicable Law or the uses or purposes for which the same may be occupied and assumes all responsibility for repair of any defect (patent or latent) in the Premises.

Section 5.2 At Tenant’s sole cost and expense, whether or not Tenant is in occupancy of all of the Buildings, Tenant shall maintain and keep all of the Buildings on the Premises and the adjoining sidewalks, curbs and common areas, if any, clean and in good condition and repair (reasonable wear and tear and damage from condemnation and from Tenant’s election not to restore after casualty excepted), free of accumulations of dirt, rubbish, snow and ice, and Tenant shall make all repairs and replacements, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, and shall perform all maintenance, necessary to maintain the Premises and any sidewalks, curbs and common areas in good condition and repair (reasonable wear and tear and damage from condemnation and from Tenant’s election not to restore after casualty excepted). When used in this Section 5.2, the term “repairs” shall include all necessary alterations, improvements, replacements, renewals and substitutions. All repairs made by or at the direction of Tenant shall be made in compliance with all Requirements and Applicable Laws. Landlord shall not be required to furnish any services or facilities or to maintain or make any repairs or alterations to the Premises, and Tenant hereby assumes, subject to the terms and conditions set forth herein, the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises and all costs and expenses incidental thereto, including adequate security for each of the Buildings, whether or not Tenant is then occupying each of the Buildings. Tenant shall have the roof inspected with reasonable frequency (but not more frequently than once per year) by an appropriate consultant reasonably acceptable to Landlord, at Tenant’s expense. Tenant shall, at its sole cost and expense, repair, replace and maintain the roof in good condition and repair (reasonable wear and tear and damage from condemnation and from Tenant’s election not to restore after casualty excepted). Notwithstanding the foregoing standard of maintaining condition and repair, if the Requirements or any Applicable Law mandate a higher standard required to be implemented and under which the Premises are not legally grandfathered, then Tenant shall, at Tenant’s expense, be obligated to cause the Premises to comply with such higher standard.

Section 5.3 Landlord shall not be responsible for the cost of any alterations or replacements of or maintenance or repairs to, or Restoration of the Premises of any nature whatsoever, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, whether or not now in the contemplation of the parties. To the extent not prohibited by Applicable Law, Tenant hereby waives and releases all rights now or hereinafter conferred by any Applicable Laws, Requirements or otherwise which would have the effect of limiting or modifying any of the provisions of this Article 5.

Section 5.4 Tenant shall have the right at any time and from time to time during the Term to make, at its sole cost and expense, changes, alterations, additions or improvements (collectively, “Alterations”) in or to the Premises or any part thereof, subject, however, in each case to all of the following:

(a) No Alteration shall be undertaken except after prior written notice to Landlord and Landlord’s approval thereof, provided that no such notice or approval shall be required with respect to (i) any nonstructural Alteration involving an estimated cost of less than or equal to the Threshold Amount (as reasonably estimated by a licensed third party architect or contractor reasonably selected by Tenant and reasonably approved by Landlord), (ii) any Alteration made by Tenant on an emergency basis (e.g., to protect health or welfare of persons or imminent loss or damage to the Premises or any part thereof) in which case Tenant shall notify Landlord in writing of such emergency Alteration as soon as practicable, or (iii) Alterations required by the Requirements or Applicable Law.

(b) Other than an Alteration to comply with Applicable Laws, no material structural Alteration, and no other Alteration involving an estimated cost of more than the Threshold Amount (as reasonably estimated by a licensed third party architect or contractor reasonably selected by Tenant and reasonably approved by Landlord), shall be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.

(c) Any Alteration shall, when completed, be of such a character as not to be expected to reduce the value of the Premises below its value immediately before such Alteration as determined by Landlord in its reasonable discretion.

(d) Notwithstanding the provisions of Section 5.4(a)(i) and (ii) and Section 5.4(b), if, under the provisions of any Mortgage or any loan documents in connection therewith, any Work requiring Landlord’s consent hereunder also requires the consent of the Mortgagee, the written consent of such Mortgagee must be obtained by Landlord before the commencement of any such Work.

(e) Notwithstanding the provisions of Section 5.4(a) and Section 5.4(b), no Alteration shall be made by Tenant without Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, if the same would reduce the number of licensed beds below the Licensed Bed Capacity by up to five percent (5%) or weaken, temporarily or permanently, the structure of the Building being altered or any part thereof, or enable Tenant to conduct activity inconsistent with the limitations upon its use as stated in Article 4. No Alteration shall be made by Tenant without Landlord’s consent, in its sole discretion, if the same would reduce the number of licensed beds in the Facility below the Licensed Bed Capacity by more than five percent (5%). Landlord shall not be required to give any such consent to the extent it would violate the provisions of any Mortgage Loan Documents, and any consent by Landlord shall not be deemed a waiver of Tenant’s obligation to comply with the Mortgage Loan Documents.

(g) The reasonable cost and expense of Landlord’s and Mortgagee’s review of any plans and specifications for Alterations required to be furnished to Landlord and Mortgagee pursuant to Section 5.5 hereof, including third party costs and expenses, shall be paid by Tenant to Landlord within ten (10) days after written demand as Supplementary Rent.

(h) The provisions and conditions of Section 5.5 shall apply to any work performed by Tenant under this Section 5.4.

(i) For purposes of Sections 5.4 and 5.5, the “Threshold Amount” shall mean, for each applicable project in a Building, an amount equal to $100,000.00 per Lease Year.

(j) For purposes of Sections 5.4 and 5.5, notice of whether Landlord’s and Mortgagee’s consent has been given or withheld shall be delivered to Tenant within fifteen (15) Business Days following receipt of Tenant’s written request (as such time period shall be extended for a reasonable period, in the event Landlord determines, in its reasonable discretion, that it is prudent to engage a third party to review the plans and specifications, if any, pertaining to such contemplated Alteration). Provided that no Mortgage encumbers the Premises and there is no Superior Lease, except as provided in the immediately following sentence, if Landlord does not respond within such fifteen (15) Business Day period, and should such failure to respond continue for an additional five (5) business days after Landlord’s receipt of a second written notice requesting such consent (which notice shall include the sentence “FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN (10) BUSINESS DAYS SHALL RESULT IN A DEEMED APPROVAL PURSUANT TO SECTION 5.4(j)OF THE LEASE”), Landlord shall be deemed to have approved Tenant’s request. If a Mortgage encumbers the Premises or if there is a Superior Lease, there shall be no such deemed approval, unless such Mortgage or Superior Lease does not require, pursuant to its terms, the consent of the Mortgagee or Superior Landlord for such contemplated Alteration.

Section 5.5 Tenant agrees that all Alterations, repairs, Restoration and other work which Tenant shall be required or permitted to do under the provisions of this Lease (each hereinafter called the “Work”) shall be at Tenant’s sole cost and expense and (i) performed in a good, workmanlike manner, and in accordance with this Lease and all Requirements and Applicable Laws, as well as any plans and specifications therefor which shall have been approved by Landlord (if such approval is required hereunder), (ii) commenced and completed promptly and (iii) done in all cases upon, in compliance with and subject to the terms of any Non-Disturbance Agreement and, to the extent not inconsistent with any term thereof, all of the following terms and conditions:

(a) If the Work shall (i) involve any material structural Work, or (ii) cost more than the Threshold Amount (as reasonably estimated in writing by a licensed third party architect or contractor reasonably selected by Tenant), then the Work shall not be commenced until detailed plans and specifications (including layout, architectural, mechanics and structural drawings), prepared by a licensed architect reasonably satisfactory to Landlord together with a construction budget shall have been submitted to and approved by Landlord, which approval may not be unreasonably withheld, conditioned or delayed.

(b) No material structural Work or Work costing more than the Threshold Amount shall be undertaken except under the supervision of a licensed third party architect or other appropriate design professional reasonably satisfactory to Landlord.

(c) All Work shall be commenced only after all required permits, authorizations and approvals shall have been obtained by Tenant from the applicable Governmental Authorities and other Persons, at its own cost and expense, and complete copies thereof delivered to Landlord. Landlord will, on Tenant’s written request, execute any documents necessary to be signed by Landlord to obtain any such permits, authorizations and approvals, provided that no such documents shall cause Landlord to incur any liability other than monetary liability associated with fees or costs charged in connection with such permits, authorizations and approvals, and Tenant shall pay and discharge any such expense or liability of Landlord in connection therewith.

(d) If the Work will cost more than $1,000,000.00 (as reasonably estimated in writing by a licensed third party architect or contractor reasonably selected by Tenant), it shall not be commenced until Tenant shall have obtained and delivered to Landlord, either (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in the State in which the Premises are located and satisfactory to Landlord in its reasonable discretion), each in an amount equal to the estimated cost of such Work and in form otherwise satisfactory to Landlord in its reasonable discretion, or (ii) such other security or evidence of ability to pay the estimated cost of such Work as shall be satisfactory to Landlord in its reasonable discretion.

(e) The cost of all Work shall be paid promptly, in cash, so that the Premises and Tenant’s leasehold estate therein shall at all times be free from (i) liens for labor or materials supplied or claimed to have been supplied to the Premises or Tenant, and (ii) chattel mortgages, conditional sales contracts, title retention agreements, security interests and agreements, and financing agreements and statements. Tenant shall, upon Landlord’s request, provide Landlord evidence of such payment satisfactory to Landlord in Landlord’s reasonable discretion, which evidence may include partial and final lien releases and waivers from any and all appropriate parties.

(f) At all times when any Work is in progress, Tenant shall maintain or cause to be maintained with such companies and for such periods as Landlord may require (i) workers’ compensation insurance covering all persons employed in connection with the Work, in an amount at least equal to the minimum amount of such insurance required by Applicable Law (with a waiver of subrogation satisfactory to Landlord in its sole and absolute discretion); and (ii) for the mutual protection of Landlord, Tenant and any Mortgagee, (1) builder’s risk insurance, completed value form, covering all physical loss, in an amount satisfactory to Landlord in its sole and absolute discretion, and (2) commercial general liability insurance against all hazards, with limits for bodily injury or death to any one person, for bodily injury or death to any number of persons in respect of any one accident or occurrence, and for property damage in respect of one accident or occurrence in such amounts as Landlord in its reasonable discretion may require. Such commercial general liability insurance may be satisfied by the insurance required under Section 6.1(a), but may be effected by an endorsement, if obtainable, upon the insurance policy referred to in said Section. The provisions and conditions of Article 6 hereof shall apply to any insurance which Tenant shall be required to maintain or cause to be maintained under this subsection. All contractors, subcontractors, vendors, materialmen and others performing any Work on the Premises or providing any supplies or materials in connection with Work on the Premises must be approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall not be required for a single project the aggregate cost of which does not exceed the Threshold Amount), licensed and qualified to perform such services and/or provide such supplies and shall be required to maintain insurance of each of the types set forth above in such amounts as Landlord in its sole and absolute discretion requires, naming Landlord, and all Mortgagees as additional named insureds and Tenant shall obtain and supply to Landlord evidence of such required insurance.

(g) Upon completion of any Work, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Work required by any Governmental Authority and shall furnish Landlord with copies thereof, together with (i) “as-built” plans and specifications for such Work (if the cost of such Work exceeds the Threshold Amount), and (ii) final lien waivers and releases from any and all appropriate parties.

(h) The conditions of Section 5.4 shall have been complied with, to the extent applicable to the Work.

Section 5.6 Following the delivery of prior reasonable notice, any Work shall be subject to inspection at reasonable times during normal business hours and without disruption to the business of Tenant, by Landlord, its architect and Mortgagee, or their duly authorized representatives, and if Landlord’s architect or Mortgagee upon any such inspection shall reasonably believe that the Work is not being performed substantially in accordance with the provisions of this Article 5 or the plans and specifications, or that any of the materials or workmanship are not of good quality or are unsound or improper, Tenant shall correct any such failure and shall immediately replace any unsound or improper materials or workmanship.

Section 5.7 All fixtures, structures and other improvements (other than Tenant’s Personal Property) shall become the property of Landlord and shall remain upon and be surrendered with the Premises. All Tenant Personal Property required to be removed by Tenant at the end of the Term remaining in the Premises for a period of thirty (30) days thereafter shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense. Tenant shall be responsible for, and shall reimburse Landlord within ten (10) days after written demand therefor, any damage to the Premises caused in whole or in part by the removal or demolition of Tenant’s Personal Property (unless Landlord purchases the owned Tenant’s Personal Property or takes an assignment of the leased Tenant’s Personal Property pursuant to Section 16.5 below, in which event Tenant shall not be obligated to remove same). The provisions of this Section 5.7 shall survive the expiration or earlier termination of the Term.

Section 5.8 Notwithstanding any other provision of this Lease, Tenant shall at its own expense determine and assure that the condition of the Premises and the Facility and all repairs, Alterations Restoration and Work are in material compliance with all Requirements of Health Care Licenses and Governmental Authorities and shall obtain any required or necessary approvals or consents of Governmental Authorities in connection with any repairs, Alterations, Restoration or Work.

Section 5.9

(a) Tenant shall be required to complete Capital Expenditures for the Facility in the aggregate minimum amount of the Required Capital Expenditures Amount during each calendar year (January 1 through December 31) as measured by a three (3) calendar year historical average (each a “Measuring Period”) with the first reporting year being the calendar year in which the Effective Date occurs. By way of illustration only, for purposes of determining whether Tenant has spent the Required Capital Expenditures Amount during the calendar year 2012, Landlord and Tenant shall total all Capital Expenditures expended by Tenant for the Facility during the 2010, 2011 and 2012 calendar years and divide such total Capital Expenditures by three (3) to determine the three (3) calendar year average for Capital Expenditures. If the three (3) calendar year average is equal to or greater than the Required Capital Expenditures Amount for such three (3) calendar year period, Tenant shall have complied with Tenant’s Required Capital Expenditures Amount obligations with respect to calendar year 2012.

(b) Within forty-five (45) days following the end of each calendar year, Tenant shall deliver to Landlord a report (a “Capital Expenditures Report”), certified as true, correct and complete by an officer of Tenant, summarizing and describing in reasonable detail all of the Capital Expenditures made by Tenant during the immediately preceding calendar year (which amount may include amounts expended under Section 5.5), and such receipts and other information as Landlord may reasonably request relative to the Capital Expenditures made by Tenant during the applicable calendar year. To the extent that the Capital Expenditures Report reflects that Tenant failed to spend the Required Capital Expenditures Amount during the applicable Measuring Period for the Facility, Tenant shall, within thirty (30) days after the due date of the Capital Expenditures Report for such period, deposit (herein, a “Capital Expenditures Deposit”) with Landlord an amount equal to the amount of such shortfall, if any, for the Facility. The Capital Expenditure Deposits held by Landlord shall be held in a depository account selected by Landlord, shall not bear interest for the benefit of Tenant and may be commingled with the other assets of Landlord. Landlord shall not be obligated to return any Capital Expenditure Deposits held by Landlord until such time as Tenant provides reasonably satisfactory evidence to Landlord that it has expended the amount of the deficiency.

(c) If Landlord ceases to have any interest in the Premises, Landlord shall transfer to the Person who owns or acquires such interest in the Premises from Landlord and is the transferee of this Lease, the Capital Expenditures Deposits held by Landlord, subject, however, to the provisions hereof. Upon such transfer of the Premises and the Capital Expenditures Deposits, the transferor and its Affiliates shall expressly accept such assignment and agree to be bound hereby, whereupon Landlord shall be deemed to be released from all liability with respect thereto, and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each successive transfer of the Capital Expenditures Deposits.

(d) Tenant’s obligation to deliver the Capital Expenditures Report applicable to the last Lease Year, together with Tenant’s obligation to deliver any Capital Expenditure Deposit associated therewith, shall survive the expiration or termination of this Lease. All Capital Expenditure Deposits held by Landlord (including, without limitation, any Capital Expenditure Deposits that are required to be deposited by Tenant with respect to the last Lease Year) shall automatically and without further action of the parties become the property of Landlord upon the expiration or earlier termination of this Lease, without any obligation on Landlord’s part to credit Tenant in any manner therefor.

ARTICLE 6
INSURANCE

Section 6.1 Subject to the terms of Section 6.11, throughout the Term, Tenant shall, at its own cost and expense, provide and keep in force for the benefit of Landlord, Tenant and any Mortgagee:

(a) commercial general liability insurance and professional liability insurance (including owner’s protective liability coverage on operations of Tenant and/or its independent contractors engaged in construction, personal injury, and blanket contractual liability insurance), with a limit for each occurrence not less than $1,000,000 and to have general aggregate limits of not less than $3,000,000 for each policy year, protecting and indemnifying Landlord, Tenant and any Mortgagee against all claims for damages to person or property or for loss of life or of property occurring upon, in, or about the Premises, written on a claims made or occurrence basis. Such coverage shall contain endorsements: (i) deleting any liquor liability exclusion (if alcohol is sold on the Premises); (ii) including cross-liability; and (iii) waiving the insurer’s rights of subrogation against Landlord for events of which Landlord is not, but Tenant is, covered; provided however, that with regard to the requirements of waiver of subrogation against Landlord, Tenant shall utilize its commercially reasonable efforts to obtain such waiver in any insurance policy procured by Tenant, and if it cannot do so, Landlord shall have the right to procure, at Tenant’s expense, an insurance policy containing such waiver if it can do so at the same or better price and on substantially the same terms and conditions;

(b) property insurance on the Premises and all installations, additions and improvements which may now or hereafter be erected thereon against “ALL RISK” (or equivalent) of loss or damage in an amount sufficient to prevent Landlord, Tenant and any Mortgagee from becoming co-insurers, and in any event, including loss or damage from windstorm and (if the Premises are located in an earthquake fault zone for which coverage is customarily required, as determined by Landlord in its reasonable discretion) earthquakes, and in any event, in an amount not less than one hundred percent (100%) of the actual replacement value thereof (i.e., including the cost of debris removal) as determined by Landlord in its reasonable discretion from time to time. Such coverage shall contain an agreed amount endorsement reasonably acceptable to Landlord;

(c) business interruption insurance covering risk of loss due to the occurrence of any of the hazards covered by the insurance to be maintained by Tenant described in Section 6.1(b) with coverage in a face amount of not less than the aggregate amount, for a period of twelve (12) months following the insured-against peril, of 100% of all Rent (which includes all Impositions and other amounts specified in the definition of Rent) to be paid by Tenant under this Lease; such coverage shall contain an agreed amount endorsement reasonably acceptable to Landlord;

(d) workers’ compensation insurance (including employers’ liability insurance), with a waiver of subrogation satisfactory to Landlord in its reasonable discretion, covering all persons employed at the Premises by Tenant to the extent required by the Applicable Laws and Requirements of the state in which the Premises are located, including, without limitation, during the course of work to the Premises;

(e) mechanical breakdown insurance, if applicable, in an amount not less than one hundred percent (100%) of the actual replacement value thereof and of any improvements in which any such boiler is located (including the cost of debris removal but excluding foundations and excavations) as determined by Landlord in its reasonable discretion from time to time;

(f) if sprinkler systems are located in the Buildings, sprinkler leakage insurance in amounts approved by Landlord in its reasonable discretion;

(g) flood insurance (if the Premises are located in whole or in part within a special flood hazard area as designated by any department or agency of the United States Government having jurisdiction);

(h) equipment coverage and elevator liability coverage, if applicable, in amounts approved by Landlord in its reasonable discretion;

(i) any additional insurance as required by any Health Care Regulatory Agency; and

(j) if during the Term, Tenant or the Facility is covered by general liability, professional liability, patient healthcare professional malpractice or other liability insurance on a “claims made” basis, Tenant shall procure and maintain, at Tenant’s sole cost and expense, “tail” insurance coverage, with such coverage limits and such deductible amounts as shall be reasonably acceptable to Landlord for general liability, professional liability, patient healthcare professional malpractice or other liability claims reported after the termination of this Lease or expiration of the claims made policy, but concerning services provided during the Term of this Lease. Tenant shall provide Landlord with a certificate evidencing that such insurance coverage is in effect for a period of no less than two (2) years subsequent to the termination of this Lease no later than thirty (30) days prior to the termination of this Lease.

Section 6.2 Whenever under the terms of this Lease Tenant is required to maintain insurance for the benefit of Landlord, (i) Landlord, and any Mortgagee shall be an additional insured in all such liability insurance policies, and (ii) either Landlord or Mortgagee, as specified in Section 6.3, shall be named as loss payee in all such casualty insurance policies. In the event that the Premises shall be subject to a Mortgage, the commercial general liability insurance shall name the Mortgagee (together with any trustee or servicer therefor) as an additional insured and all other insurance provided hereunder shall name the Mortgagee as an additional insured or, as provided in Section 6.3, loss payee under a standard “non-contributory mortgagee” endorsement or its equivalent. All policies of insurance shall provide that such coverage shall be primary and that any insurance maintained separately by Landlord, or the Mortgagee shall be excess insurance only. The original certificates (on ACORD Form 27 or its equivalent) and, if requested by Landlord, certified true copies of the original policies (or binders thereof if the policies have not yet been prepared) shall be delivered to Landlord.

Section 6.3 The loss under all insurance policies insuring against property damage to the Buildings shall be payable to Mortgagee or, if there is none, to Landlord, subject to Section 7.2. All property insurance policies required by this Lease shall provide that all adjustments for claims with the insurers in excess of $100,000 (exclusive of any deductible) shall be made with Landlord, Tenant and any Mortgagee. Subject to the terms of any Mortgage, any adjustments for claims with the insurers involving sums of $100,000 (exclusive of any deductible) or less shall be made with Landlord and Tenant.

Section 6.4 Certificates of the above-mentioned insurance policies shall be obtained by Tenant and delivered to Landlord on or prior to the date hereof, and thereafter as provided for herein, and shall be written by insurance companies: (i) rated “A-:VIII” or better in “Best’s Insurance Guide” (or any substitute guide acceptable to Landlord); (ii) authorized to do business in the state where the Premises are located; and (iii) of recognized responsibility and which are reasonably satisfactory to Landlord and any Mortgagee. Any deductible amounts under any property insurance policy hereunder shall not exceed $100,000 per occurrence and any deductible amounts under any liability insurance policy hereunder shall not exceed $100,000 per occurrence.

Section 6.5 At least thirty (30) days prior to the expiration of any policy or policies of such insurance, Tenant shall renew such insurance, and deliver to Landlord and any Mortgagee, by said date insurance binders evidencing the coverage described in this Article 6, the original certificates of insurance, endorsed in accordance with Section 6.2 hereof and the original certificates of insurance prior to the expiration of any policy of insurance. All coverage described in this Article 6 shall be endorsed to provide Landlord, and Mortgagee with thirty (30) days’ notice of change in terms or for cancellation for any reason, except ten (10) days in the event of cancellation for non-payment of premium. If Tenant shall fail to procure the insurance required under this Article 6 in a timely fashion or to deliver such certificates to Landlord, Landlord may, at its option and in addition to Landlord’s other remedies for a Default by Tenant, upon written notice to Tenant, procure the same for the account of Tenant, and the cost thereof shall be immediately paid to Landlord as Supplementary Rent.

Section 6.6 Tenant shall not violate in any material respect, any of the conditions of any of the said policies of insurance.

Section 6.7 Tenant shall not carry separate or additional insurance affecting the coverage described in this Article 6 concurrent in form and contributing in the event of any loss or damage to the Premises with any insurance required to be obtained by Tenant under this Lease, unless such separate or additional insurance shall comply with and conform to all of the provisions and conditions of this Article 6. Tenant shall promptly give notice to Landlord of such separate or additional insurance.

Section 6.8 The insurance required by this Lease, at the option of Tenant, may be effected by blanket and/or umbrella policies issued to Tenant covering the Premises, provided that the policies otherwise comply with the provisions of this Lease and allocate to the different properties comprising the Premises the specified coverage, without possibility of reduction or coinsurance by reason of, or damage to, any other premises named therein, and if the insurance required by this Lease shall be effected by any such blanket or umbrella policies, Tenant shall furnish to Landlord or Mortgagee certified copies or duplicate originals of such policies in place of the originals, with schedules thereto attached showing the amount of insurance afforded by such policies applicable to each of the properties comprising the Premises.

Section 6.9 In the event that Tenant fails to maintain the insurance required to be maintained by Tenant under this Lease following at least two (2) Business Days written notice thereof from Landlord, Landlord may thereafter, in its sole discretion, designate that with respect to property, fire and related building insurance coverages as described in Sections 6.1(b), 6.1(e), 6.1(f) and 6.1(g) of this Lease, Landlord or Landlord’s Affiliates may obtain some or all of such insurance coverages otherwise required to be obtained by Tenant under this Lease at the expense of Tenant, and in such event, Tenant shall pay to Landlord, as Supplementary Rent, the premiums and all other costs of such insurance, on a timely basis when and as required to be paid by Landlord, including payment in advance of the date such costs become due and payable, whether by payment of a single installment or in equal monthly installments. Such insurance which is obtained by Landlord or Landlord’s Affiliates shall be at a cost and on terms no less favorable than prevailing market terms for similar insurance available to Tenant, and shall offer customer service which is at least at the level otherwise available to Tenant on the date of this Lease.

Section 6.10 Tenant shall comply with the commercially reasonable insurance requirements of any Mortgagee under the Mortgage or any other loan document in connection therewith if they (a) require any insurance coverage not otherwise required under this Lease or (b) provide for more stringent coverages, terms, conditions or provisions with respect to insurance coverage required under this Lease.

Section 6.11 Tenant’s obligation to pay directly to the applicable insurance company the premiums for the policies of insurance that Tenant is required by the terms of this Lease to maintain (“Insurance Premiums”) shall be suspended at Landlord’s election following an Event of Default upon written notice to Tenant and during the continuance of such Event of Default until cured, and in such event Tenant shall comply with the terms and provisions of this Section 6.11 (in which case Landlord or Mortgagee shall make such payments not later than thirty (30) days before any fine, penalty, interest or cost may be added thereto for the non-payment thereof and provide copies of paid bills to Tenant). Landlord or Mortgagee may apply the full amount of the Insurance Premium Reserve Fund (as defined herein) to payments of Insurance Premiums required to be made by Tenant pursuant to this Article 6. In making any payment relating to the Insurance Premium Reserve Fund, Landlord or Mortgagee may do so according to any bill, statement or estimate procured from the applicable insurance company or provided by Tenant without inquiry into the accuracy of such bill, statement or estimate or into the validity of any Insurance Premium. Following such election by Landlord, Tenant shall: (i) deposit with Landlord or, if directed by Landlord, Mortgagee on the first day of each month thereafter until thirty (30) days prior to the date when the next installment of Insurance Premiums is due to the Person to whom the same is paid, an amount equal to said next installment of Insurance Premiums divided by the number of months over which such deposits are to be made; and (ii) thereafter during the Term deposit with Landlord or Mortgagee an amount each month reasonably estimated by Landlord or Mortgagee, based on the prior year’s bills and known or reasonably anticipated premium increases, to be adequate to create a fund (“Insurance Premium Reserve Fund”) which, as each succeeding installment of Insurance Premiums becomes due, will be sufficient, thirty (30) days prior to such due date, to pay such installment in full. Landlord or Mortgagee shall use reasonable efforts to cause the monthly deposits to be equal in amount, but neither of them shall be liable in the event that such required deposits are unequal. If at any time the amount of any Insurance Premium is increased, said monthly deposits shall be increased within five (5) Business Days after written demand by Landlord or Mortgagee so that, thirty (30) days prior to the due date for each installment of Insurance Premiums, there will be deposits on hand with Landlord or Mortgagee sufficient to pay such installments in full. To the extent permitted by Applicable Law, Landlord or Mortgagee shall not be required to deposit any such amounts in an interest-bearing account. For the purpose of determining whether Landlord or Mortgagee has on hand sufficient moneys to pay any particular Insurance Premium at least thirty (30) days prior to the due date therefor, deposits for each category of insurance shall be treated separately, it being the intention that Landlord shall not be obligated to use moneys deposited for the payment of an item not yet due and payable to the payment of an item that is due and payable. Notwithstanding the foregoing, it is understood and agreed that (a) to the extent permitted by Applicable Law, deposits provided for hereunder may be held by Landlord or its Affiliate or Mortgagee in a single bank account and commingled with other funds of Landlord or Mortgagee, and (b) Landlord or Mortgagee, may, if Tenant fails to make any deposit required hereunder, use deposits made for any one item for the payment of the same or any other item of Rent. If this Lease shall be terminated by reason of any Event of Default, all deposits then held by Landlord shall be applied by Landlord on account of any and all sums due under this Lease; if there is a resulting deficiency, Tenant shall pay the same, and if there is a surplus, Tenant shall be entitled to a refund of the surplus. Absent a Default or an Event of Default, upon the expiration or earlier termination of this Lease, all such deposits then held by Landlord shall be refunded to Tenant. Tenant acknowledges and agrees that no deficiency or lack of funds in the Insurance Premium Reserve Fund, including without limitation a deficiency or lack of funds resulting from the failure of Tenant to make a deposit, shall relieve Tenant of its obligation to pay all Insurance Premiums as required under this Lease.

Section 6.12 Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if, and to the extent, that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Section. The provisions of this Section shall prevail over any conflicting provision in the Lease, it being the intention of Landlord and Tenant that wherever applicable the waiver of subrogation contained in this Section shall take precedence over any other provision providing for the liability of one party to the other.

Section 6.13 If, from time to time after the Commencement Date, Landlord determines in the exercise of its commercially reasonable judgment that the limits of the insurance required to be maintained by Tenant hereunder are no longer commensurate to the limits being regularly required by institutional landlords of similar properties in the state in which the Facility is located or their lenders or that a particular type of insurance coverage is being regularly required by institutional landlords of similar properties in the in the state in which the Facility is located or their lenders and is not then required hereunder, Landlord may notify Tenant of the same, indicating the particular limit or type of coverage that Landlord has determined should be increased or carried by Tenant, as applicable. Unless Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination, then within thirty (30) days after the receipt of such notice, Tenant shall thereafter increase the particular limit or obtain the particular coverage, as applicable, unless and until further modified pursuant to the provisions of this Section 6.13. Notwithstanding anything herein to the contrary, Landlord shall not request a modification of the insurance requirements of this Lease more frequently than once every three (3) years (and not prior to the third anniversary of the Commencement Date). If Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination made under this Section 6.13 or any other matter in this Article 6 requiring a determination of commercial reasonableness, such determination shall be made by a reputable insurance company, consultant or expert (an “Insurance Arbitrator”) with experience in the skilled nursing insurance industry as identified by Landlord and Tenant in the exercise of their reasonable judgment. As a condition to a determination of commercial reasonableness with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to Tenant and would satisfy the requirement in issue. The determinations made by any such experts shall be binding on Landlord and Tenant for purposes of this Article 6, and the costs, fees and expenses of the same shall be borne equally by Tenant and Landlord.

ARTICLE 7
DAMAGE OR DESTRUCTION

Section 7.1 If the Premises or any Building or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen during the Term, (a) Landlord shall pay over to Tenant, upon the terms set forth in Section 7.2 and Section 7.3, any moneys which may be recovered by Landlord from property insurance procured by Tenant as required by this Lease, (b) this Lease shall be unaffected thereby and shall continue in full force and effect, and (c) Tenant shall, at Tenant’s sole cost and expense, expeditiously and in a good and workmanlike manner, cause such damage or destruction to be remedied or repaired (the “Restoration”) by restoring the Premises to substantially the same condition and configuration as immediately prior to such damage or destruction. All Restoration work shall be performed in accordance with the provisions of this Lease, including, without limitation, the provisions of Section 5.4 and 5.5 hereof. Tenant hereby waives the provisions of any Applicable Law to the contrary and agrees that the provisions of this Article 7 shall govern and control in lieu thereof. If Tenant shall fail or neglect to restore the Premises with reasonable diligence, or having so commenced such Restoration, shall fail to complete the same with reasonable diligence, or if prior to the completion of any such Restoration by Tenant, this Lease shall expire or be terminated for any reason, Landlord shall have the right, but not the obligation, to complete such Restoration at Tenant’s cost and expense and the cost thereof shall be payable within five (5) days after written demand as Supplementary Rent, together with interest thereon from the date of demand until paid at the Default Rate. The obligations of Tenant under this Section 7.1 shall survive the expiration or earlier termination of this Lease.

Section 7.2 Subject to the provisions of this Article 7, Landlord, the insurance carrier, or any Mortgagee may elect in their discretion to perform the Restoration (being under no obligation to do so), subject to commercially reasonable measures that will enable Tenant to control the cost of performing the Restoration, which measures the parties shall agree upon prior to commencing the Restoration. Landlord shall pay over to Tenant from time to time, upon the following terms, any moneys which may be received by Landlord from property insurance provided by Tenant but, in no event, to any extent or in any sum exceeding the amount actually collected by Landlord upon the loss; provided, however, that Landlord, before paying such moneys over to Tenant, shall be entitled to reimburse or pay itself therefrom to the extent, if any, of (i) the reasonable expenses paid or incurred by Landlord in the collection of such moneys, and (ii) any other amounts then overdue and owing to Landlord under this Lease. Landlord shall pay to Tenant, as herein provided, the aforesaid insurance proceeds which may be received by Landlord for the purpose of Restoration to be made by Tenant to restore the Premises to a value which shall not be less than the value of the Premises prior to such fire or other casualty. Prior to making any Restoration, Tenant shall furnish Landlord with an estimate of the cost of such Restoration, prepared by a licensed third party architect or contractor selected by Tenant and reasonably approved by Landlord. Such insurance moneys shall be paid to Tenant (or, at Landlord’s option, directly to the party to whom such payment is due) from time to time thereafter in installments as the Restoration progresses, within thirty (30) days after application to be submitted by Tenant to Landlord showing the cost of labor and material incorporated in the Restoration, or incorporated therein since the last previous application (assuming such proceeds are available from the insurer). If any vendor’s, mechanic’s, laborer’s, or materialman’s lien is filed against the Premises or any part thereof, or if any public improvement lien is created or permitted to be created by Tenant and is filed against Landlord, or any assets of, or funds appropriated to, Landlord, Tenant shall not be entitled to receive any further installment until such lien is satisfied or otherwise discharged, unless such lien is contested by Tenant in good faith and Tenant has obtained and delivered a bond issued by a surety, in an amount and in form otherwise satisfactory to Landlord in its reasonable discretion. The amount of any installment to be paid to Tenant shall be such proportion of the total insurance moneys received by Landlord as the cost of labor and materials theretofore incorporated by Tenant in the Restoration bears to the total estimated cost of the Restoration by Tenant, less (a) all payments theretofore made to Tenant out of said insurance proceeds, and (b) ten percent (10%) of the amount so determined (the “Retainage”). Notwithstanding the foregoing, Landlord shall not withhold the Retainage from any installment, provided (i) such installment constitutes the final payment due a contractor or materialman, or (ii) the contractor is bonded and Tenant furnishes to Landlord payment and performance bonds and labor and material bonds of Tenant’s contractor complying with the Requirements, Applicable Laws and otherwise satisfactory to Landlord in its reasonable discretion, naming Landlord as co-obligee, in which event Landlord shall withhold from such installment the same percentage withheld by Tenant pursuant to the construction contract. Upon completion of and payment for the Restoration by Tenant, including reimbursement to Tenant of the Retainage or other amount, as applicable, the balance of any and all insurance proceeds held by Landlord shall be paid to Tenant so long as no Default (notice of which has been sent by Landlord to Tenant) or Event of Default is continuing hereunder (other than a Default under Section 12.1(m) hereof or otherwise resulting from the casualty or condemnation which is the subject of the Restoration). In the event that the insurance proceeds are insufficient for the purpose of paying for the Restoration, Tenant shall nevertheless be required to make the Restoration and pay any additional sums required for the Restoration in accordance with the provisions of Section 7.4 hereof. If the proceeds of insurance or other funding applicable to the Restoration are in excess of those required to complete the Restoration, the full balance of such funds shall be delivered, and belong exclusively, to Tenant. Notwithstanding the foregoing, if Landlord or Mortgagee makes the Restoration at Tenant’s expense, as provided in Section 7.1 hereof, then Landlord or Mortgagee shall use any amounts held by Landlord to pay for the cost of such Restoration.

Section 7.3 The following shall be conditions precedent to each payment made to Tenant (or to any other party) as provided in Section 7.2 above:

(a) there shall be submitted to Landlord the certificate of the aforesaid architect or contractor stating (i) that the sum then requested to be withdrawn either has been paid by Tenant and/or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons (whose names and addresses shall be stated) who have rendered or furnished certain services or materials for the work and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of such persons in respect thereof, and stating in reasonable detail the progress of the work up to the date of said certificate, (ii) that no part of such expenditures (A) has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money or (B) has been made out of the proceeds of insurance received by Tenant, (iii) that the sum then requested does not exceed the value of the services and materials described in the certificate, and (iv) that the balance of any insurance proceeds held by Landlord, together with such other sums, if any, which Tenant has made or will (for which evidence of Tenant’s intention and ability shall be to Landlord’s reasonable satisfaction) make available for the Restoration in accordance with Section 7.4 hereof and to reasonable Landlord’s satisfaction will be sufficient upon completion of the Restoration to pay for the same in full, and stating in reasonable detail an estimate of the cost of such completion;

(b) there shall be furnished to Landlord an official search, or a certificate of a title insurance company satisfactory to Landlord in its reasonable discretion, or other evidence reasonably satisfactory to Landlord, showing that there has not been filed any vendor’s, mechanic’s, laborer’s or materialman’s statutory or other similar lien affecting the Premises or any part thereof, or any public improvement lien created or permitted to be created by Tenant affecting Landlord, or the assets of, or funds appropriated to, Landlord, which has not been discharged of record, except such as will be discharged upon payment of the amount then requested to be withdrawn, or unless any such lien is contested by Tenant in good faith and Tenant has obtained and delivered a bond issued by a surety, in an amount and in form otherwise reasonably satisfactory to Landlord;

(c) at the time of making such payment, no Default or Event of Default shall have occurred and be continuing (excluding a Default under Section 12.1(m) hereof or any other Default resulting from the casualty or condemnation which is the subject of the Restoration);

(d) Tenant shall have deposited the items required to be deposited under Section 7.4; and

(e) if the amount due to any such Person to be paid from such payment exceeds $50,000 and the failure to pay for the applicable underlying work or material could reasonably be expected to result in a Lien, such payment request shall be accompanied by conditional lien waivers or other evidence of payment from such Person reasonably satisfactory to Landlord.

Section 7.4 If the estimated cost of any Restoration determined as provided in Section 7.2 hereof exceeds the net insurance proceeds, then, prior to the commencement of any Restoration, Tenant hereby covenants to deposit with Landlord or, if directed by Landlord, its Mortgagee, a bond, cash or other security satisfactory to Landlord (in its reasonable discretion) in the amount of such excess, to be held and applied by Landlord (or its Mortgagee) in accordance with the provisions of Section 7.2 hereof, as security for the completion of the work, free of public improvement, vendors’, mechanics’, laborers’ or materialmen’s statutory or other similar liens. If Landlord carries property insurance in addition to the insurance required to be carried by Tenant hereunder, or if Landlord is entitled to any governmental grant, loan, tax abatement or similar government funding which may be applied to the Restoration, such funds shall be added to and applied on account of the restoration in accordance with Section 7.2 hereof.

Section 7.5 Subject to the first sentence of Section 7.1 hereof and the payment over to Tenant by Mortgagee (or by Landlord on behalf of Mortgagee) of any moneys which may be recovered by Mortgagee from property insurance procured by Tenant as required by this Lease (to the extent any funds provided by Landlord under Section 7.1 are insufficient to cover the cost of completion of such Restoration work), as material consideration to Landlord for its agreement to enter into this Lease, (i) the parties agree that this Lease shall not terminate or be forfeited or be affected in any manner, and there shall be no reduction or abatement of the Rent payable hereunder, by reason of damage to or total, substantial or partial destruction of the Premises or any part thereof or by reason of the untenantability of the same or any part thereof, for or due to any damage or destruction of the Premises from any cause whatsoever, and, notwithstanding any Applicable Law, present or future, Tenant waives any and all rights to quit or surrender the Premises or any part thereof on account of any damage or destruction of the Premises, and (ii) Tenant expressly agrees that its obligations hereunder, including the payment of Rent payable by Tenant hereunder, shall continue as though the Premises had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind.

ARTICLE 8
CONDEMNATION

Section 8.1 Tenant, immediately upon obtaining knowledge of the institution of any proceeding for a Taking, shall notify Landlord and Mortgagee thereof and Landlord and Mortgagee shall be entitled to participate in any Taking proceeding. Subject to the provisions of this Article 8. Tenant hereby irrevocably assigns to Mortgagee or to Landlord, in that order, any award or payment to which Tenant is or may be entitled by reason of any Taking, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise.

Section 8.2

(a) If the whole of the Premises shall be permanently taken by condemnation or other eminent domain proceedings pursuant to any Applicable Law, general or special, or by conveyance made in response to the threat of the exercise of such a right (a “Taking”), a substantial and material portion of the Premises is taken such that Tenant is not able to operate the Facility in substantially the same manner as it was operated prior to the Taking in Tenant’s reasonable discretion, then on the earlier of the date of the vesting of title to the Premises or the date of taking of possession of the Premises (the “Ending Date”): (i) this Lease shall terminate, (ii) all Rent required to be paid by Tenant under this Lease shall be pro-rated up to such date, (iii) Landlord shall be entitled to any and all awards in connection with such condemnation on account of Landlord’s fee simple interest in the Land and the Buildings, with such proceeds going first to pay any outstanding amounts owed to Mortgagee, and (iv) Tenant shall be entitled to receive any and all awards on account of Tenant’s Personal Property, moving expenses and interruption of or damage to Tenant’s business. Upon such termination, this Lease shall be of no further force and effect, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to the Ending Date shall survive and any prepayment of Rent shall be prorated between the parties. In the event of a partial Taking that results in the reduction of the number of licensed beds at a Facility, the terms and conditions of this Lease that are determined based upon the number of licensed beds shall be adjusted to the lower number of licensed beds permitted as a result of such Taking, and such reduction shall not be the basis for an Event of Default.

(b) If there shall be a Taking of the entire Premises or of a substantial and material portion of the Premises such that Tenant is not able to operate the Facility in substantially the same manner as it was operated prior to the Taking in Tenant’s reasonable discretion, then on the Ending Date for the Facility: (i) the Premises shall no longer be leased by Landlord to Tenant under this Lease and shall be removed from this Lease, (ii) Landlord shall be entitled to any and all awards in connection with such condemnation on account of Landlord’s fee simple interest in the Land and the Buildings associated with the Facility, with such proceeds going first to pay any outstanding amounts owed to Mortgagee, and (iii) as between Landlord and Tenant, Tenant shall be entitled to receive any and all awards on account of Tenant’s Personal Property used in connection with the Facility, moving expenses and interruption of or damage to Tenant’s business associated with the Facility. Upon such removal of the Premises from this Lease, (1) this Lease shall be of no further force and affect with respect to such Premises, except that any obligation or liability of either party, actual or contingent, under this Lease with respect to such Premises which has accrued on or prior to such Ending Date, for the Facility shall survive, (2) any prepayment of Rent on account of the condemned Facility shall be prorated between the parties and (3) effective as of the Ending Date, the Base Rent payable hereunder shall no longer be due and payable.

Section 8.3 In the event of a permanent partial Taking of the Building, in which the portion of the Premises taken is such that Tenant may continue to operate the Facility in substantially the same manner as it was operated prior to the Taking in Tenant’s reasonable discretion, this Lease shall be unaffected by such Taking, and Tenant shall, continue to pay the Base Rent and Supplementary Rent pursuant to Article 2 and the following shall apply:

(i) Landlord shall be entitled to receive the entire award in any proceeding with respect to such Taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award.

(ii) Notwithstanding the foregoing, in the event this Section 8.3 is applicable, Landlord shall pay over to Tenant from time to time any moneys which may be received by Landlord on account of the exercise of the power of eminent domain with respect to the Premises, which (x) are necessary for Tenant to repair and restore the Building such that the remaining portion of the Facility may continue to be operated and (y) represent an award for the loss of Tenant’s Personal Property, moving expenses and interruption of or damage to Tenant’s business; provided, however, that Landlord, before paying such moneys over to Tenant, shall be entitled to reimburse or pay itself therefrom to the extent, if any, of (i) the reasonable expenses paid or incurred by Landlord in the collection of such moneys, and (ii) any other amounts then outstanding and owing to Landlord under this Lease. Such moneys shall be paid over to Tenant on the terms and subject to the conditions set forth in Article 7 as if, for this purpose, such moneys were insurance proceeds resulting from casualty to the Premises, and subject to Tenant’s receipt of all such funds (plus Tenant’s receipt of any moneys received instead by Mortgagee), Tenant agrees to undertake such Restoration on such terms and subject to such conditions.

Section 8.4 If only unimproved land shall be the subject of a Taking and Sections 8.2 and 8.3 do not apply, this Lease shall be unaffected by such Taking, and Tenant shall continue to pay the Base Rent and Supplementary Rent pursuant to Article 2 and Landlord shall be entitled to receive the entire award in any proceeding with respect to such Taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award.

Section 8.5 If the use or occupancy of all or any part of the Premises shall be the subject of a temporary Taking during the Term of this Lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award for such temporary Taking which represents compensation for the use and occupancy of the Premises and, if so awarded, for the temporary Taking of Tenant’s Personal Property and for moving expenses, and that portion which represents reimbursement for the cost of Restoration of the Premises. This Lease shall be and remain unaffected by such temporary Taking and Tenant shall be responsible for all obligations hereunder not affected by such temporary Taking and shall continue to pay in full when due the Base Rent and Supplementary Rent and all other sums required to be paid by Tenant pursuant to the provisions of this Lease. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use or occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period to and including the Expiration Date and Landlord shall receive so much as represents the period subsequent to the Expiration Date and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of Restoration of the Premises. All moneys received by Tenant as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the sums to be paid by Tenant hereunder have been paid by Tenant shall be received, held and applied by Tenant as a trust fund for payment of all sums payable by Tenant hereunder.

Section 8.6 Each party agrees to execute and deliver to each other and to applicable Governmental Authorities all documents and instruments that may be required to effectuate the provisions of this Article 8.

Section 8.7 Notwithstanding anything herein to the contrary, upon any permanent full or partial Taking and during the period of any temporary Taking directly resulting in the reduction of licensed beds at the Facility, the ratios set forth in Section 12.1(m) and Section 25.3 shall be equitably adjusted by agreement of Landlord and Tenant to reflect such loss of use of all or part of the Premises, and such agreed-upon adjustment shall not constitute a default of Tenant’s obligations under this Lease.

ARTICLE 9
ASSIGNMENT AND SUBLETTING

Section 9.1 Tenant shall not directly or indirectly (i) sell, assign, mortgage, convey, alienate, sublease or otherwise transfer, directly or indirectly, by operation of law or otherwise, this Lease, all or any portion of Tenant’s estate or interest in this Lease or the Premises, (ii) permit any assignment of this Lease or any estate or interest therein by operation of law, (iii) grant any sublease, license, concession, or other right of occupancy of all or any portion of the Premises, (iv) permit the use of the Premises or any part thereof by any parties other than Tenant, (v) mortgage, encumber, pledge, grant a security interest in, collaterally assign or conditionally transfer this Lease or any Subleases or any of the rents from a sublease operator or any other commercial sublessee or Tenant’s estate or interest in the Premises, or (vi) sell, convey or transfer, directly or indirectly, by operation of law or otherwise, any capital stock, membership interests, partnership interests, trust units, or any other equity interest in Tenant (each of the foregoing, a “Transfer”), without Landlord’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. For purposes of this Article 9, the terms “control” or “controls” shall mean possession, direct or indirect, of the power to direct or to cause the direction of, the management and policies of any person or entity, whether through the ownership of voting securities, or partnership, membership or other equity interests, by contract or otherwise. Any attempted Transfer in violation of the terms and covenants of this Section 9.1 shall be void. However, Tenant or any direct or indirect parent of Tenant may grant a security interest in or pledge, directly or indirectly, any capital stock, membership interests, partnership interests, trust units or any other equity interests in Tenant to a financial institution as collateral for a loan to Tenant or any Affiliate of Tenant (each an “Equity Pledge”); provided that any foreclosure of or exercise of any other remedies with respect to such collateral by such lender, if any, shall be subject to the terms and conditions of this Lease, including, without limitation, the terms and conditions of this Section 9.1 regarding Transfers requiring the consent of Landlord and Mortgagee. If Landlord consents in writing to a Transfer or if an Equity Pledge is made, or if there is a foreclosure of or exercise of any other remedy with respect to the equity Pledge, then (1) Tenant shall nevertheless at all times remain fully responsible and liable for payment of the Rent and for compliance with all of Tenant’s other duties, obligations and covenants under this Lease (except in the case of a permitted Transfer involving the assignment of all of Tenant’s rights and obligations under this Lease or the sale of all of Tenant’s estate or interest therein, in which event, upon consummation of such Transfer, Tenant shall be released from the further performance of any duties, obligations or covenants arising under this Lease subsequent to the effectiveness of such Transfer, including, without limitation, the payment of Rent), (2) the transferee shall be required to execute and deliver an assumption of all obligations of Tenant hereunder that are applicable to such Transfer, pursuant to an instrument satisfactory to Landlord, and (3) the Transfer shall be conditioned upon obtaining and securing (A) all necessary Health Care Licenses and other approvals and consents of Governmental Authorities at no expense to the Landlord and (B) the consent of any Mortgagee, which consent may be withheld in Mortgagee’s sole discretion. Occupancy of individual rooms or beds by bona fide residents of a Facility in the ordinary course of business shall not be considered a “Sublease” for purposes of this Article 9. Notwithstanding any provision of this Lease to the contrary, there shall be no assignment of this Lease with respect to less than the entire Premises.

Notwithstanding anything herein to the contrary, the following Transfers shall be permitted without the prior consent of Landlord: (i) Transfers of ownership interests in Tenant that do not result in a change in control (as “control” is defined in this Section 9.1) of Tenant; (ii) subleases or occupancy licenses for not more than 2,500 useable square feet in the Facility; (iii) a change in the ownership of Tenant so long as thereafter less than twenty-five percent (25%) of voting control of Tenant is held by any Person that did not have such ownership prior thereto (the foregoing 25% limitation shall apply to any subsequent transfer to any such Person pursuant to the following clause (iv)); and (iv) a change in the ownership or transfer of ownership interests amongst the existing direct or indirect owners of Tenant. Notwithstanding the foregoing or any other language to the contrary in this Agreement, no Transfer shall be permitted without the prior written consent of Landlord, which consent may not be unreasonably, withheld, conditioned or delayed, if such Transfer would result in James J. Andrews and/or Philip M. Rees (“Tenant’s Principals”) having less of a direct or indirect ownership interest in any of Tenant and/or Guarantor than Tenant’s Principals possess as of the Effective Date (the foregoing restriction not to apply in the event of the death or legal incapacity of Tenant’s Principals).

Section 9.2 If Tenant requests Landlord’s or any Mortgagee’s consent to a Transfer, Landlord and such Mortgagee shall be given not less than thirty (30) days’ advance written notice of the proposed Transfer, which notice shall be delivered to Landlord and such Mortgagee together with (i) an organization chart reflecting the proposed Transfer and (ii) such other information and documents as Landlord may reasonably request. Tenant shall pay, on demand, Landlord’s and such Mortgagee’s reasonable costs and expenses in connection with their consideration of whether to grant any such consent to a Transfer. No Transfer may be consummated during the continuance of a Default or an Event of Default without Landlord’s consent.

Section 9.3 Any consent by Landlord under this Article 9 shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from the requirement of obtaining the prior written consent of Landlord to any further Transfer of this Lease. Except as set forth below, no Transfer of all or a portion of this Lease shall release or relieve the original named Tenant (or any previously approved transferee) from any obligations of Tenant hereunder, and the original named Tenant (or any previously approved transferee) shall remain liable for the performance of all obligations of Tenant hereunder.

Section 9.4 If Landlord consents in writing to a Transfer involving a sublease or Health Care License holder with respect to the Premises or any part thereof, Tenant shall cause each permitted subtenant or licensee (each a “Subtenant” and collectively, the “Subtenants”) to comply with its obligations under its respective sublease or Health Care License, and Tenant shall diligently enforce all of its rights thereunder in accordance with the terms of such sublease or Health Care License and this Lease.

Section 9.5 The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any of the Subtenants shall not relieve Tenant of Tenant’s obligation to cure the same. Tenant shall take all necessary steps to prevent any such violation or breach.

Section 9.6 If the Premises or any part thereof is subleased, licensed or occupied by anybody other than Tenant, Landlord may, after an Event of Default by Tenant, and in addition to any other remedies herein provided or provided by Applicable Law, collect all rent becoming due to Tenant directly from the Subtenants, and apply the net amount collected to the Rent herein reserved and all other sums due to Landlord by Tenant hereunder, but no such sublease, license, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the Subtenant as tenant, or a release of Tenant from the further performance by Tenant of the terms, covenants, and conditions on the part of Tenant to be observed or performed hereunder. Tenant hereby authorizes and directs any such Subtenant to make such payments of rent directly to Landlord, or into any cash management system required by any Mortgagee upon receipt of notice from Landlord, and each Sublease will contain this provision. No direct collection by Landlord from any such Subtenant shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. Notwithstanding any language herein to the contrary, after any subletting, Tenant’s liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance. The consent by Landlord to any Transfer shall not in any way be construed to relieve Tenant from obtaining the express written consent of Landlord to any further Transfer.

Section 9.7 To secure the prompt and full payment by Tenant of the Rent and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby assigns, transfers and sets over unto Landlord, subject to the conditions hereinafter set forth, all of Tenant’s right, title and interest in and to all permitted subleases, assignments and licenses (each a “Sublease” and collectively, the “Subleases”) and hereby confers upon Landlord, its agents and representatives, a right of entry (subject to prior notice) in, and sufficient possession of, the Premises to permit and ensure the collection by Landlord of the rentals and other sums payable under the Subleases, and further agrees that the exercise of said right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof and that should said right of entry and possession be denied Landlord, its agent or representative, Landlord, in the exercise of said right, may use all requisite force to gain and enjoy the same without responsibility or liability to Tenant, its servants, employees, guests or invitees, or any Person whomsoever; provided, however, that such assignment shall become operative and effective only if (a) a Default shall occur and be continuing or (b) this Lease and the Term shall be cancelled or terminated pursuant to the terms, covenants and conditions hereof or (c) there occurs repossession under a dispossess warrant or other re-entry or repossession by Landlord under the provisions hereof or (d) a receiver for the Premises is appointed, and then only as to such of the subleases that Landlord may elect to take over and assume. At any time and from time to time within ten (10) days after Landlord’s written demand, Tenant promptly shall deliver to Landlord a schedule of all Subleases, setting forth the names of all Subtenants, with a true, correct and complete copy of each of the Subleases. Upon reasonable request of Landlord, Tenant shall permit Landlord and its agents and representatives to inspect all Subleases affecting the Premises. Tenant covenants that each Sublease shall provide that the Subtenant thereunder shall be required from time to time, upon request of Landlord or Tenant, to execute, acknowledge and deliver, to and for the benefit of Landlord, an estoppel certificate confirming with respect to such Sublease the information set forth in Section 14.1 hereof.

Section 9.8 Tenant covenants and agrees that all Subleases hereafter entered into affecting the Premises shall provide that (a) they are subject to this Lease and that the principals of the Subtenant acknowledge that they have read this Lease and accept the terms hereof, (b)  the term thereof shall not end less than one (1) day prior to the Expiration Date hereof, unless Landlord shall consent otherwise, which consent may be withheld in Landlord’s sole and absolute discretion, (c) the Subtenants will not do, authorize or execute any act, deed or thing whatsoever or fail to take any such action which will or may cause Tenant to be in violation of any of its obligations under this Lease, (d) the Subtenants will not pay rent or other sums under the Subleases with Tenant for more than one (1) month in advance, (e) the Subtenants shall give to Landlord at the address and otherwise in the manner specified in Section 21.8 hereof a copy of any notice of default by Tenant as the landlord under the Subleases at the same time as, and whenever, any such notice of default shall be given by the Subtenants to Tenant, (f) the Subtenants shall grant to the landlords under the Subleases a security interest in all of their right, title and interest in the Health Care Licenses and the Provider Agreements, such grant to be pursuant to a provision that is substantially similar to Section 12.15 hereof, and (g) in the event of the termination or expiration of this Lease prior to the Expiration Date hereof, any such Subtenant, at Landlord’s election, shall be obligated to attorn to and recognize Landlord as the lessor under such Sublease, in which event such Sublease shall continue in full force and effect as a direct lease between Landlord and the Subtenant upon all the terms and conditions of such Sublease, except as hereinafter provided. Any attornment required by Landlord of such Subtenant shall be affective and self-operative as of the date of any such termination or expiration of this Lease without the execution of any further instrument; provided, however, that such Subtenant shall agree, upon the request of Landlord, to execute and deliver any such instruments in recordable form and otherwise in form and substance reasonably satisfactory to Landlord to evidence such attornment. With respect to any attornment required by Landlord of any Subtenant hereunder, (i) at the option of Landlord, Landlord shall recognize all rights and obligations of Tenant as the lessor under such sublease and the Subtenant thereunder shall be obligated to Landlord to perform all of the obligations of the Subtenant under such Sublease and (ii) Landlord shall have no liability, prior to its becoming lessor under such Sublease, to such Subtenant nor shall the performance by such Subtenant of its obligations under the Sublease, whether prior to or after any such attornment, be subject to any defense, counterclaim or setoff by reason of any default by Tenant in the performance of any obligation to be performed by Tenant as lessor under such Sublease, nor shall Landlord be bound by any prepayment of more than one (i) month’s rent unless such prepayment shall have been expressly approved in writing by Landlord. The provisions of this Section 8 shall survive the expiration or earlier termination of the Term.

Section 9.9 If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of Title 11 of the United States Code or any statute of similar purpose or nature (the “Bankruptcy Code’) to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than fifteen (15) days after receipt of such offer by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall file any application or motion with a court of competent jurisdiction for authority and approval to enter into such assumption and assignment. Such notice shall set forth (a) the name and address of the assignee, (b) all of the terms and conditions of such offer, and (c) the proposal for providing adequate assurance of future performance by such person under the Lease, including, without limitation, the assurance referred to in Section 365 of the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease from and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption.

Section 9.10 The term “adequate assurance of future performance” as used in this Lease shall mean (in addition to the assurances called for in Bankruptcy Code Section 365(1)) that any proposed assignee shall, among other things, (a) deposit with Landlord on the assumption of this Lease an amount equal to the greater of (i) two (2) times the then monthly Base Rent and Supplementary Rent or (ii) such other amount deemed by the Bankruptcy Court to be reasonably necessary for the adequate protection of Landlord under the circumstances, as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, (b) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth at least equal to the amount of the deposit referenced in (a) above, (c) if determined by the Bankruptcy Court to be appropriate under the circumstances, grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee future performance under this Lease, and (d) provide such other information or take such action as Landlord, in its reasonable judgment, shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.

Section 9.11 Section 9.12	Intentionally deleted.

(a) Licenses, certificates or permits, trade names, reservations or allocations held in the name of Tenant, an agent or representative of Tenant, or a Facility, which relate to the operation of the skilled nursing facility in the Premises, and the name of the Facility, as then known to the general public, along with the responsibilities and obligations for the management and operation of the Premises, and upon Landlord’s written request from and after termination of this Lease upon an Event of Default, shall be assigned by Tenant to a replacement tenant and licensed operator of the Facility and/or, or a subsequent lessee identified by Landlord, to the extent permitted by Applicable Law, and Tenant agrees to use its commercially reasonable efforts to cooperate (and to cause Subtenants to cooperate) with Landlord and such new tenant to accomplish the transfer of such management and operation without interrupting the operation of the Premises. If Tenant fails to provide such cooperation or to make or refuses to recognize the assignment of any licenses, permits or certificates, trade names, reservations or allocations referred to herein, this provision of this Lease shall constitute an act of assignment to the replacement licensed operator and/or lessee identified by Landlord to the extent such assignment is permitted by Applicable Law.

(b) The number of licensed beds in the Premises as set forth on Schedule “E” shall not be reduced or taken out of service or removed from any Third Party Payor Program by Tenant or transferred to others or to other locations or among the Premises for the Facility, unless approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed for up to five percent (5%) of such number but which approval may be withheld in Landlord’s sole discretion for more than five percent (5%) of such number.

(c) Tenant shall not and shall not allow a Subtenant or any Person to abandon or surrender any material licenses, permits, certificates or authorizations required for or which relate to the operation of the Premises as a skilled nursing facility without prior notice to, and receipt of written approval from, Landlord. Tenant shall not and shall not allow a Subtenant or any Person to act or fail to act in any manner which will cause any material licenses, permits or certificates to be revoked or not renewed by any Governmental Authority having jurisdiction thereof.

(d) Tenant shall not file bankruptcy, become insolvent, permit itself to become subject to any action seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of Tenant or a substantial part of its assets, permit itself to become subject to any action of involuntary receivership, fail to pay its debts as they become due, or take any corporate action to authorize any of the foregoing without the prior written consent of Landlord.

Section 9.13 The provisions of Sections 9.7, 9.8, 9.9, 9.12 and 9.13 hereof shall survive the expiration or earlier termination of this Lease.

Section 9.14 Notwithstanding any of the foregoing, any assignee of Tenant’s interest in this Lease must at all times be a Special-Purpose Entity.

Section 9.15 Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not enter into (or permit any Manager to enter into on its behalf) any sublease with respect to the Premises or any part or portion thereof on any basis such that the rental to be paid by Tenant would be based (or considered to be based), in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee or any other person, or (b) any other formula such that any portion of the rent payable hereunder would or could fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. Any such sublease automatically shall be void.

Section 9.16 Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not sublease (or permit any Manager to sublease on its behalf) the Premises or any part or portion thereof to any person or entity in which Landlord or any Affiliate of Landlord owns, directly or indirectly, a ten percent (10%) or greater interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto. Any such sublease automatically shall be void. Tenant shall take reasonable precautions in connection with each sublease to ensure that such sublease will not result in a violation of this Section.

Section 9.17 Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not assign this Lease such that the rental to be paid by the assignee thereunder would be based (or considered to be based), in whole or in part, on either (a) the income or profits derived by the business activities of the assignee or any other person, or (b) any other formula such that any portion of the rent payable hereunder would or could fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. Any such assignment automatically shall be void.

Section 9.18 Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not assign the Lease to any person or entity in which Landlord or any Affiliate of Landlord owns, directly or indirectly, a ten percent (10%) or greater interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto. Tenant shall take reasonable precautions in connection with each assignment to ensure that such assignment will not result in a violation of this Section. Any such assignment automatically shall be void.

Section 9.19 Intentionally Omitted.

ARTICLE 10
SUBORDINATION

Section 10.1 This Lease shall be subject and subordinate to all Mortgages and each Superior Lease hereinafter in effect and to all renewals, modifications, consolidations, replacements, restatements, increases and extensions of any such Mortgages and/or Superior Lease; provided, however, that (i) the subordination of this Lease to the Mortgage executed contemporaneously with this Lease is conditioned upon the Mortgagee of such Mortgage executing and delivering to Tenant a subordination, non-disturbance and attornment agreement in the form attached hereto as Schedule “G”, and (ii) any subsequent subordination of this Lease is conditioned upon the Mortgagee of such Mortgage and/or the Superior Landlord of such Superior Lease executing and delivering to Tenant a commercially reasonable agreement to the effect that, if (x) there shall be a foreclosure of its Mortgage, such Mortgagee will not make Tenant a party defendant to such foreclosure, unless necessary under Applicable Law for the Mortgagee to foreclose, or if there shall be a foreclosure of such Mortgage, such Mortgagee shall not evict Tenant, or disturb Tenant’s leasehold estate or rights hereunder, or (y) such Superior Landlord shall exercise any of its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder, such Superior Landlord shall not evict Tenant, or disturb Tenant’s leasehold estate or rights hereunder, provided that, in all events, no Event of Default then exists (any such agreement, or any agreement of similar import, in each case which shall be reasonably acceptable to Tenant, from a Mortgagee or any Superior Landlord being hereinafter called a “Non-Disturbance Agreement”), and Tenant shall attorn to the Mortgagee or any Superior Landlord, or any successor-in-interest to Landlord, the Mortgagee or any Superior Landlord, including, without limitation, any such party which takes title by foreclosure, power of sale, deed in lieu of foreclosure, pursuant to a proceeding in bankruptcy or alternative procedure, or any right or remedy under a Superior Lease or at law or in equity. The transfer of the title to the Premises, any part thereof or any underlying lease to any Mortgagee or any Superior Landlord, or any successor in interest to Landlord, Mortgagee or any Superior Landlord by foreclosure, power of sale, deed in lieu of foreclosure, pursuant to a proceeding in bankruptcy or any alternative procedure, or any right or remedy under a Superior Lease or at law or in equity shall not be considered a default or breach by Landlord of this Lease. Provided that a fully executed Non-Disturbance Agreement is delivered to Tenant in accordance with this Section 10.1, this Section 10.1 shall be self-operative and no further instrument of subordination shall be required to make the interest of any Mortgagee or Superior Landlord, as the case may be, superior to the interest of Tenant hereunder. Notwithstanding the immediately preceding sentence, however, Tenant shall, together with the Mortgagee or any Superior Landlord, as the case may be, execute and deliver promptly any certificate or agreement that Landlord and any Mortgagee or Superior Landlord, as the case may be, may reasonably request in confirmation of such subordination. Any Non-Disturbance Agreement shall be made on the condition that the Mortgagee or Superior Landlord (or any party claiming by, through or under such Mortgagee or Superior Landlord) shall assume all of the obligations of Landlord under this Lease arising after the date on which said party acquires the Premises and agrees to be bound by the terms hereof arising thereafter; provided that neither the Mortgagee nor any Superior Landlord or anyone claiming by, through or under such Mortgagee or Superior Landlord shall be:

(a) liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord), except for those capable of being cured by Mortgagee or Superior Landlord, but only to the extent continuing after (i) notice to the Mortgagee or Superior Landlord, and (ii) such Mortgagee or Superior Landlord or anyone claiming by, through or under such Mortgagee or Superior Landlord acquired title to or control of the Premises;

(b) subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) which arise prior to the date such Mortgagee (or someone acquiring at a foreclosure sale related to the Mortgagee’s Mortgage) or Superior Landlord acquires title to the Premises or any part thereof or interest therein, except for those capable of being cured by Mortgagee or Superior Landlord, but only to the extent continuing after (i) notice to the Mortgagee or Superior Landlord, and (ii) such Mortgagee or Superior Landlord or anyone claiming by, through or under such Mortgagee or Superior Landlord acquired title to or control of the Premises;

(c) bound by any payment of Rent which Tenant might have paid for more than the current month to any prior Landlord (including, without limitation, the then defaulting Landlord);

(d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Landlord succeeded to any prior Landlord’s interest;

(e) bound by any obligation to perform any work or to make improvements to the Premises; or

(f) bound by any modification, amendment or supplement to this Lease made without the prior written consent of the Mortgagee and/or each Superior Landlord.

If required by any Mortgagee or Superior Landlord, Tenant promptly shall join in any Non-Disturbance Agreement to indicate its concurrence with the provisions thereof and its agreement, in the event of (x) a foreclosure of any Mortgage, or (y) such Superior Landlord’s exercise any of its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder, to attorn to such Mortgagee or Superior Landlord, as the case may be, as Tenant’s landlord hereunder. Tenant shall promptly so accept, execute and deliver any Non-Disturbance Agreement proposed by any Mortgagee or Superior Landlord which conforms with the provisions of this Section 10.1.

Section 10.2

(a) Tenant hereby agrees to give to any Mortgagee and Superior Landlord copies of all notices given by Tenant of default by Landlord under this Lease at the same time and in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord. Except to the extent provided to the contrary in the Non-Disturbance Agreement, such Mortgagee and Superior Landlord shall have the right to remedy any default under this Lease, or to cause any default of Landlord under this Lease to be remedied, and for such purpose Tenant hereby grants such Mortgagee and Superior Landlord such period of time as may be reasonable (limited to ninety (90) days in the case of a Landlord monetary default) to enable such Mortgagee or Superior Landlord to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default (i) as long as such Mortgagee or Superior Landlord, in good faith, shall have commenced to cure such default and shall be prosecuting the same to completion with reasonable diligence, subject to Force Majeure, or (ii) if possession of the Premises is required in order to cure such default as long as such Mortgagee or Superior Landlord, in good faith, shall have notified Tenant that such Mortgagee or Superior Landlord intends to institute proceedings under the Mortgage or the Superior Lease, as applicable, and, thereafter, as long as such proceedings shall have been instituted and shall prosecute the same with reasonable diligence and, after having obtained possession, prosecutes the cure to completion with reasonable diligence. Tenant shall accept performance by such Mortgagee or the Superior Landlord of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. This Lease shall not be assigned (subject to the provisions of Article 9) by Tenant or terminated, or modified or amended without such Mortgagee’s and each Superior Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld or delayed. In the event of the termination of this Lease by reason of any default thereunder or for any other reason whatsoever except the expiration thereof, upon such Mortgagee’s or Superior Landlord’s written request, given within thirty (30) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to such Mortgagee or Superior Landlord or its designee or nominee a new lease of the Premises for the remainder of the Term of the Lease upon all of the terms, covenants and conditions of this Lease. Neither such Mortgagee nor Superior Landlord or its designee or nominee shall become liable under this Lease unless and until such Mortgagee, Superior Landlord or its designee or nominee becomes, and then only for so long as such Mortgagee, Superior Landlord or its designee or nominee remains, the fee owner of the Premises or the owner of the leasehold interest of Landlord under this Lease. Such Mortgagee and Superior Landlord shall have the right, without Tenant’s consent, to, as the case may be, foreclose the Mortgage or to accept a deed in lieu of foreclosure of such Mortgage, or exercise its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder.

(b) In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to each Mortgagee and Superior Landlord, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee or Superior Landlord within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Superior Landlord shall have become entitled under the Mortgage or any other loan documents in connection therewith or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be more than thirty (30) days beyond the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy).

Section 10.3 Intentionally Omitted.

Section 10.4 If (x) a Superior Lease or Mortgage exists, and (y) Landlord gives Tenant notice thereof to Tenant, then Tenant shall not seek to terminate this Lease by reason of Landlord’s default hereunder until Tenant has given written notice of such default to the Superior Landlords and the Mortgagees in either case at the addresses that have been furnished to Tenant. If any such Superior Landlord or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Superior Landlord or Mortgagee receives such notice from Tenant, that such Superior Landlord or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Superior Landlord or Mortgagee fails to remedy such act or omission of Landlord within a reasonable period of time after the date that such Superior Landlord or Mortgagee gives such notice to Tenant (it being understood that such Superior Landlord or Mortgagee shall not have any liability to Tenant for the failure of such Superior Landlord or Mortgagee to so remedy such act or omission of Landlord during such period).

Section 10.5 Without the consent of Tenant, Landlord will have the right from time to time, directly or indirectly, to create or grant a Facility Mortgage or any other type of lien or encumbrance on the Premises, or any portion thereof or interest therein (including this Lease), to secure any borrowing or other financing or refinancing. Tenant shall provide reasonable cooperation to Landlord (at no cost to Tenant) in connection with Landlord’s efforts to obtain any such financing, including, without limitation, any new HUD financing or any HUD refinancing (any of the foregoing, “HUD Financing”). If required by Landlord or its mortgagee, Tenant shall execute an amendment to this Lease modifying its terms to include commercially reasonable terms and provisions required by such mortgagee, including, without limitation, those required by the Facility Mortgagee or HUD in connection with a HUD Financing, provided such amendment or modification is reasonably acceptable to Tenant and shall not materially increase the burden or materially reduce the rights of Tenant under this Lease, and Tenant shall enter into such documents with HUD and/or the Mortgagee as are reasonably required by HUD or Mortgagee under the HUD Financing, which may include, without limitation, the types of documents required by HUD or Mortgagee to be executed by the Operating Subtenants (as defined in the Master Lease) under the HUD financing for the Other Facilities. Tenant will name Landlord’s Lender(s) as an additional insured promptly upon the request of Landlord. If Landlord or any successor owner of the Premises conveys the Leased Properties other than as security debt, including, without limitation, a Facility Mortgage, Landlord or such successor owner, as the case may be, shall be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer, and all such future liabilities and obligations shall be binding upon the new owner; provided, however, that such successor Landlord executes an assignment of lease or other such document, reasonably agreeable to Tenant, assuming all of Landlord’s executory liabilities and obligations under this Lease.

ARTICLE 11
OBLIGATIONS OF TENANT

Section 11.1 Whether or not Tenant is in occupancy of all of the Buildings, Tenant shall promptly comply with all Applicable Laws with respect to the Premises (or any part thereof) and/or the use and occupation thereof by Tenant, whether any of the same relate to or require (i) structural changes to or in and about the Premises, or (ii) changes or requirements incident to or as the result of any use or occupation thereof or otherwise (collectively, the “Requirements”), and subject to Article 7, Tenant shall so perform and comply, whether or not such Applicable Laws or Requirements shall now exist or shall hereafter be enacted or promulgated and whether or not the same may be said to be within the present contemplation of the parties hereto. The foregoing shall include, without limitation, present and future compliance with the provisions of the Americans with Disabilities Act. In addition, Tenant will comply with the applicable provisions of ERISA and of the regulations and published interpretations thereunder and shall furnish to Landlord promptly after any officer of Tenant either knows, or has a reasonable basis to know, notice that any violation or other reportable event (including the events set forth in Section 4043(b) of ERISA) has occurred.

Section 11.2 Tenant agrees to give Landlord notice of any notice, assessment, claim, demand, communication, violation, summons, complaint, investigation, sanction, termination, suspension, or revocation made, issued or adopted by any of the governmental departments or agencies or authorities hereinbefore mentioned having a material adverse effect on (i) the Premises, (ii) Tenant’s use thereof or (iii) the financial condition of Tenant, a copy of which is served upon or received by Tenant, or a copy of which is posted on, or fastened or attached to the Premises, or otherwise brought to the attention of Tenant, by mailing within five (5) Business Days after such service, receipt, posting, fastening or attaching or after the same otherwise comes to the attention of Tenant, a copy of each and every one thereof to Landlord. At the same time, Tenant will inform Landlord as to the Work or corrective measure which Tenant proposes to do or take in order to comply therewith and reasonably satisfactory evidence of why the proposed Work or corrective measure is legally required. Notwithstanding the foregoing, however, in all such instances where such legally required Work or corrective measure would, as reasonably determined by Landlord, reduce the value of the Premises or change the general character, design or use of any of the Buildings or other improvements thereon, Tenant shall use commercially reasonable efforts to minimize the negative impact of any such Work or corrective measure.

Section 11.3 Subject to the waiver of subrogation set forth herein, Tenant shall defend, protect, indemnify and save harmless Landlord, Mortgagee, each Superior Landlord, each of their respective Affiliates, any shareholders, partners, members or managers thereof, any shareholders, partners, members or managers of any such shareholders, partners, members or managers, and any partners, members, managers, officers, stock-holders, trustees, directors or employees of any of the foregoing and any successors and/or assigns of any of the foregoing (each an “Indemnified Party” and collectively, “Indemnified Parties”), from and against and shall reimburse such parties for (a) any and all liabilities, obligations, losses, penalties, costs, charges, sanctions, judgments, claims, causes of actions, suits, damages and expenses (collectively, “Claims”) (1) arising from or under this Lease or Tenant’s use, occupancy and operations of, in or about the Premises prior to or during the Term, (2) arising from the ownership, operation, maintenance, management, use, regulation, development, expansion or construction of the Facility and/or provision of health services from or at the Facility prior to or during the Term of this Lease, (3) arising from working capital or other operating liabilities relating to the Facility covered by this Lease on the date hereof, including, without limitation, Claims of Governmental Authorities and Third Party Payors, accounts payable Claims, Recoupment Claims and similar retroactive adjustments, Claims by or through patients, residents, customers of the Facility or services, employee obligations Claims, payroll and payroll overhead Claims, benefit program Claims, and other Claims relating to the liabilities of the Facility, (4) arising from a breach of this Lease by Tenant or (5) which may be imposed upon or incurred or paid by or asserted against the Indemnified Parties by reason of or in connection with (i) any accident, injury, death or damage to any Person or property occurring in, on or about the Premises or any portion thereof or any adjacent street, alley, sidewalk, curb, or passageway; (ii) any changes, alterations, repairs and anything done in, on or about the Premises or any part thereof in connection with such changes, alterations and repairs; (iii) the use, non-use, occupation, condition, operation, maintenance or management of the Premises or any part thereof, or any adjacent street, alley, sidewalk, curb, or passageway; (iv) any negligent act on the part of Tenant or any of its agents, contractors, servants, employees, space tenants, licensees, assignees or subtenants; (v) the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof; (vi) any violation by Tenant (or by any agent, contractor, or licensee then upon or using the Premises) of any provision of this Lease (beyond the expiration of all applicable notice and cure periods), including, but not limited to, Article VII hereof, or any breach of any Applicable Law by Tenant or its agents, concessionaires, contractors, servants, vendors, materialmen or suppliers; or (vii) the condition of the Premises, or of any buildings or other structures now or hereafter situated thereon, or the fixtures or personal property thereon or therein (excluding the presence or release of Hazardous Substances or other violations of Environmental Law occurring or existing prior to the date of this Lease), to the extent such events described in the foregoing clauses (i) through (vii) occur prior to or during the Term; and (b) all costs, expenses and liabilities incurred, including actual and reasonable attorney’s fees and disbursements through and including appellate proceedings, in or in connection with any of such Claims; provided, however, that Tenant shall have no obligation or responsibility under this Section 11.3 to any Indemnified Party for any Claim to the extent that such Claim results from the gross negligence or willful misconduct of such Indemnified Party or any Affiliate of such Indemnified Party. If any action or proceeding shall be brought against any of the Indemnified Parties by reason of any such Claims, Tenant, upon notice from any of the Indemnified Parties, shall resist and defend such action or proceeding, at its sole cost and expense by counsel to be selected by Tenant but otherwise satisfactory to such Indemnified Party in its reasonable discretion. Tenant or its counsel shall keep each Indemnified Party fully apprised at all times of the status of such defense. If Tenant shall fail to defend such action or proceeding, such an Indemnified Party may retain its own attorneys to defend or assist in defending any such claim, action or proceeding, and Tenant shall pay the actual and reasonable fees and disbursements of such attorneys. The terms and provisions of this Section 11.3 shall not in any way be affected by the absence of insurance covering such occurrence or claim or by the failure or refusal of any insurance company to perform any obligation on its part. The provisions of this Section 11.3 shall survive the expiration or earlier termination of this Lease. Tenant shall not enter into any settlement of a Claim which would impose a monetary liability on Landlord without the written consent of Landlord. Any insurance proceeds actually received by an Indemnified Party shall be credited against the indemnification otherwise to be provided herein. An Indemnified Party shall give prompt written notice to Tenant of any Claim for which it seeks indemnification hereunder, but delay in providing such notice shall not relieve Tenant of its indemnification obligations, except to the extent such delay materially prejudiced Tenant’s ability to defend such Claim. Nothing contained herein shall be construed to create a benefit for a third party.

Section 11.4 If at any time prior to or during the Term (or within the statutory period thereafter if attributable to Tenant), any mechanic’s or other lien or order for payment of money, which shall have been either created by, caused (directly or indirectly) by, or suffered against Tenant, shall be filed against the Premises or any part thereof, Tenant, at its sole cost and expense, shall cause the same to be discharged by payment, bonding or otherwise, within thirty (30) days after Tenant receives notice of the filing thereof unless such lien or order is contested by Tenant in good faith and Tenant provides sufficient security or evidence of financial ability, in each case to the satisfaction of Landlord (in its sole and absolute discretion), to pay the amount of such lien or order. Tenant shall, upon notice and request in writing by Landlord, defend for Landlord, at Tenant’s sole cost and expense, any action or proceeding which may be brought on or for the enforcement of any such lien or order for payment of money, and will pay any damages and satisfy and discharge any judgment entered in such action or proceeding and save harmless Landlord from any liability, claim or damage resulting therefrom. In default of Tenant’s procuring the discharge of any such lien as aforesaid Landlord may, without notice, and without prejudice to its other remedies hereunder, procure the discharge thereof by bonding or payment or otherwise, and all cost and expense which Landlord shall incur shall be paid by Tenant to Landlord as Supplementary Rent forthwith.

Section 11.5 Landlord shall not under any circumstances be liable to pay for any work, labor or services rendered or materials furnished to or for the account of Tenant upon or in connection with the Premises, and no mechanic’s or other lien for such work, labor or services or material furnished shall, under any circumstances, attach to or affect the reversionary interest of Landlord in and to the Premises or any alterations, repairs, or improvements to be erected or made thereon. Nothing contained in this Lease shall be deemed or construed in any way as constituting the request or consent of Landlord, either express or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials on behalf of Landlord that would give rise to the filing of any lien against the Premises.

Section 11.6 Neither Landlord nor its agents shall be liable for any loss of or damage to the property of Tenant or others by reason of casualty, theft or otherwise, or due to any interruption or failure of any services or use or the operation or management of the Premises, or due to any building on the Premises being defective or improperly constructed, or being or becoming out of repair, or for any injury or damage to persons or property resulting from any cause of whatsoever nature, except to the extent resulting from Landlord’s gross negligence or willful misconduct.

Section 11.7 Landlord shall not be required to furnish to Tenant any facilities or services of any kind whatsoever, including, but not limited to, water, steam, heat, gas, oil, hot water, and/or electricity, all of which Tenant represents and warrants that Tenant has obtained from the public utility supplying the same, at Tenant’s sole cost and expense. Upon Tenant’s written request, however, Landlord agrees to cooperate with Tenant (at no cost to Landlord) with respect to such services.

Section 11.8 Tenant, from its formation has been, and at all times hereafter shall be a Special-Purpose Entity.

Section 11.9

(a) Tenant acknowledges that: Landlord is not the manufacturer of Leased Personal Property nor the manufacturer’s or supplier’s agent; Tenant is satisfied that the Leased Personal Property is suitable and fit for its purposes; and TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE AND DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF LEASED PERSONAL PROPERTY, ITS FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE MATERIALS IN LEASED PERSONAL PROPERTY OR WORKMANSHIP IN LEASED PERSONAL PROPERTY, LANDLORD’S TITLE TO LEASED PERSONAL PROPERTY, NOR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER; Landlord shall not be liable to Tenant for any loss, damage or expense of any kind or nature caused, directly or indirectly, by Leased Personal Property or the use or maintenance thereof or the failure or operation thereof, or the repair, service or adjustment thereof, or by any delay or failure to provide any such maintenance, repairs, service or adjustment, or by any interruption of service or loss of use thereof or for any loss of business however caused. Landlord shall not be liable for any consequential damages as that term is used in the Uniform Commercial Code. No defect or unfitness of Leased Personal Property shall relieve Tenant of the obligation to pay any installment of Rent or any other obligation under this Lease.

(b) Title to the Leased Personal Property shall at all times be vested in Landlord. Tenant authorizes Landlord, at Tenant’s expense, to cause a statement or other instrument in respect of this Lease showing the interest of Landlord in the Leased Personal Property, including Uniform Commercial Code Financing Statements, to be filed or recorded, and appoints Landlord as Tenant’s attorney-in-fact with the right and power to sign Tenant’s name thereto. Tenant agrees to execute or procure for Landlord such estoppel certificates, landlord’s or mortgagee’s waivers or other documents as Landlord may request to confirm or perfect Landlord’s right in the Leased Personal Property or to otherwise effectuate the intents of this Lease. Tenant agrees to pay or reimburse Landlord for any filing, recording or stamp fees or taxes arising from the filing or recording of any such instrument or statement. Tenant shall, at its expense, protect and defend Landlord’s title against all persons claiming against or through Tenant, keep the Leased Personal Property free from legal process or encumbrance, give Landlord immediate notice thereof and shall indemnify Landlord from any loss caused thereby. So long as Tenant is not in Default hereunder, Tenant shall quietly use and enjoy the Leased Personal Property, subject to the terms hereof.

(c) Tenant shall: maintain the Leased Personal Property in good operating condition, repair and appearance, normal wear and tear excepted, and protect it from deterioration other than normal wear and tear, all in accordance with prudent industry practice; use the Leased Personal Property in the regular course of its business, within its normal operating capacity, without abuse; comply in all material respects with all laws, ordinances, regulations, requirements and rules with respect to the use, maintenance and operation of the Leased Personal Property; use the Leased Personal Property solely for the operation of the Facility; not make any modification, alteration or addition to the Leased Personal Property without the written consent of Landlord; not affix the Leased Personal Property (which shall remain personal property at all times regardless of how attached or installed) to realty so as to change its nature to real property or a fixture; and keep the Leased Personal Property at the Facility, and not remove Leased Personal Property (except in the ordinary course of Tenant’s business, but then only if returned to the Premises or replaced with an item of equal or greater value and functionality) without the written consent of Landlord. Tenant, at its sole expense, shall enter into and maintain in force, for the Term of this Lease, any maintenance contracts required by the manufacturer of the Leased Personal Property, and shall provide to Landlord a copy of such contract and all supplements thereto.

(d) Tenant therefore covenants and agrees to pay and discharge on a timely basis, as additional rental hereunder, all costs, expenses, and obligations of every kind and nature whatsoever relating to the Leased Personal Property which may arise or become due during the Term (or which arose or became due prior to the Term and were not paid as of the Effective Date), including, without limitation, all Taxes and all interest or penalties related thereto. Tenant will furnish to Landlord, promptly upon receipt of Landlord’s written request, proof of payment of such amounts. If any such assessment may legally be paid in installments, Tenant may pay such assessment in installments; in such event, Tenant shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Term hereof (or which became due prior to the Term).

(e) Tenant shall indemnify and hold Landlord harmless from and against all claims, losses, liabilities (including negligence, tort and strict liability), damages, judgments, suits and all legal proceedings, and any and all costs and expenses in connection therewith (including attorneys’ fees) arising out of or in any manner connected with the possession, use, storage, operation, maintenance, repair, and disposition of the Leased Personal Property, including, without limitation, (a) claims for injury to or death of persons and for damage to property, and (b) claims relating to latent or other defects in the Leased Personal Property whether or not discoverable by Landlord; provided, however, that Tenant shall have no liability under this Section 11.9(e) for any such claim to the extent to the extent that such claim results from the gross negligence or willful misconduct of Landlord or any of its Affiliates.

(f) All risks of loss, theft, damage or destruction of the Leased Personal Property from any cause shall be borne by Tenant. The occurrence of such loss or damage shall not relieve Tenant of any obligations hereunder. In the event of loss or damage, Tenant, at Tenant’s option, shall: (a) place the damaged Leased Personal Property in good repair, condition and working order, or (b) replace lost or damaged Leased Personal Property with new equipment of the same type and model, or functionally equivalent new equipment. All replacements of the Leased Personal Property shall constitute Tenant’s Personal Property and be subject to the rights, security interests and liens granted to Landlord in this Lease.

(g) Tenant shall not assign, transfer, convey or grant a security interest in the Leased Personal Property or any interest therein without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, except that Tenant may sublease the Leased Personal Property for a Facility to an Affiliate subtenant of that Facility.

(h) Tenant shall, at Tenant’s sole cost and expense, keep the Leased Personal Property insured against all risks of loss or damage from every cause whatsoever for not less than the full replacement cost thereof. Tenant shall also obtain and maintain in effect throughout the term, public liability insurance, covering both personal injury and property damage arising out of or in connection with the use or operation of the Leased Personal Property. All insurance shall be in such form and for such amounts, and issued by such companies, as shall be acceptable to Landlord and shall name Landlord and Landlord’s assignee or secured party as loss payees with respect to the casualty coverage and as additional insured with respect to public liability coverage and shall provide that the insurance company will give Landlord and Landlord’s assignee or secured party at least thirty (30) days’ prior written notice of the effective date of any alteration or cancellation of such policy. Tenant shall, upon Landlord’s request, deliver to Landlord satisfactory evidence of the required insurance coverage. Notwithstanding anything herein to the contrary, this Section 11.9(h) shall not require Tenant to obtain any insurance not otherwise required under Article 6 hereof.

(i) In order to secure the prompt payment of the Rent and all of the other amounts from time to time outstanding hereunder, and the performance and observance by Tenant of all of the provisions hereof, Tenant hereby collaterally assigns, grants, and conveys to Landlord, a security interest in and lien on all of Tenant’s right, title and interest in and to all of the following (whether now existing or hereafter created, and including any other collateral described on any rider hereto): (1) (if contrary to the parties’ intentions a court determines that this Lease is not a true “lease” under any applicable Uniform Commercial Code) the Leased Personal Property (including all inventory, fixtures or other property comprising the Leased Personal Property), together with all related software (embedded therein or otherwise) and general intangibles (excluding accounts receivables), all additions, attachments, accessories and accessions thereto whether or not furnished by the supplier; (2) all subleases of the Leased Personal Property and all payments due thereunder, chattel paper, accounts, security deposits, and general intangibles relating thereto, and any and all substitutions, replacements or exchanges for any such item of the Leased Personal Property or other collateral, in each such case in which Tenant shall from time to time acquire an interest; and (3) any and all insurance and/or other proceeds of the property and other collateral in and against which a security interest is granted hereunder. The collateral assignment, security interest and lien granted herein shall survive the termination, cancellation or expiration of the Lease until such time as Tenant’s obligations hereunder are fully and indefeasibly discharged. Tenant agrees that: (a) with respect to the Leased Personal Property, in addition to all of the other rights and remedies available to Landlord hereunder upon the occurrence of an Event of Default, Landlord shall have all of the rights and remedies of a secured party under any applicable Uniform Commercial Code and all other applicable law; and (b) any obligation to pay Rent or any other payment, to the extent constituting the payment of interest, shall be at an interest rate that is equal to the lesser of the maximum lawful rate permitted by applicable law or the effective interest rate used by Landlord in calculating such amounts.

Section 11.10 Tenant shall comply in all material respects with all Mortgage Loan Documents to which Tenant is a party.

ARTICLE 12
DEFAULT BY TENANT; REMEDIES

Section 12.1 Each of the following shall be deemed an event of default (an “Event of Default”) and a breach of this Lease by Tenant:

(a) The failure of Tenant to pay when due, any portion of any installment of Base Rent, Supplementary Rent or any other monetary charge due from Tenant under this Lease where such failure continues for a period of five (5) Business Days after Tenant’s receipt of Landlord’s written notice of such failure, except that Landlord shall not be required to deliver such notice more than twice in any twelve (12) month period.

(b) The failure of Tenant to comply with or observe any of the other provisions, agreements, conditions, covenants or terms contained in this Lease, or if such failure is of such a nature that it can be remedied, then if such failure shall continue for thirty (30) days after written notice by Landlord to Tenant (or if such default is of such a nature that it cannot be completely remedied within said thirty (30) day period, then if Tenant does not agree in writing within such thirty (30) day period to cure the same, commence and thereafter diligently prosecute the cure and complete the cure within one hundred twenty (120) days after such original written notice of default by Landlord to Tenant).

(c) If Tenant shall Transfer all or any of its interest in the Premises or this Lease without strict compliance with Article 9 of this Lease.

(d) The (i) initiation of any proceeding whereupon the estate or interest of Tenant in the Premises, or any portion thereof, or in this Lease is levied upon or attached, or (ii) taking of Tenant’s leasehold estate by execution or other process of law other than as provided in Article 8, which proceeding or taking, as the case may be, is not vacated, discharged, dismissed or otherwise reversed within ninety (90) days thereafter.

(e) An Event of Default under and as defined in any of the Subleases where such Event of Default continues for an additional period of thirty (30) days following the date on which Landlord delivers written notice to Tenant, except where such Event of Default constitutes a separately enumerated default under this Section 12.1, in which event the other portion of this Section 12.1 shall control; or an Event of Default under and as defined in the Master Lease or any of the Operating Subleases (which automatically shall be an Event of Default hereunder for which no additional notice and cure period shall be required).

(f) Tenant shall desert, vacate or fail, or fail to cause a Subtenant, to physically occupy any material portion of the Premises (but this shall exclude a complete or partial destruction of the Premises prior to completion of the Restoration, and a total or partial permanent or temporary condemnation of the Premises).

(g) If (i) Tenant or Guarantor shall commence any case, proceeding or other action (A) under any existing or future Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Tenant, or seeking to adjudicate Tenant a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of Tenant’s property; or (ii) Tenant or Guarantor shall become insolvent or make a general assignment for the benefit of Tenant’s creditors or shall make a transfer in fraud of creditors; or (iii) there shall be commenced against Tenant or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (including involuntary bankruptcy) or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Tenant’s property, which case, proceeding or other action (A) results in the entry of an order for relief or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iv) Tenant or Guarantor shall take any action consenting to or approving of any of the acts set forth in clause (i) or (ii) above; or (v) Tenant or Guarantor shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts.

(h) Tenant is a corporation (or partnership or limited liability company) and shall cease to exist as a corporation (or partnership or limited liability company) in good standing in the state of its incorporation (or formation) (unless Tenant simultaneously becomes incorporated (or formed) and in good standing in another state) or if Tenant is a partnership or limited liability company or other entity and Tenant shall be dissolved or otherwise liquidated, then, in the event of any of the foregoing, if Tenant does not completely remedy such default within the thirty (30) day period following its receipt of written notice of such default.

(i) Tenant fails or refuses to execute any certificate or agreement that Landlord or Mortgagee may reasonably request confirming the subordination required pursuant to Article 10 or estoppel certificate required pursuant to Article 14 within ten (10) Business Days after Tenant’s receipt thereof.

(j) Any revocation, termination, suspension or other loss of any Health Care License relating to the Facility or health care services provided at or from the Facility or the taking of any action by a Governmental Authority, where any of the foregoing matters require the suspension, closure or inability to operate the Facility as a skilled nursing facility or in the ordinary course of business (provided, however, that in the case of a suspension or other action which is temporary and not irrevocable and which does not require a closure of the Facility, Tenant shall have failed to fully cure the applicable violations and restore full use of the Health Care License within one hundred eighty (180) days after the action was initially taken or, if shorter, the time for cure set by the Governmental Authority).

(k) Any debarment or disqualification of Tenant from being a health care provider, government contractor, holder of any Health Care License or recipient of reimbursement from Medicare, Medicaid or any other Third Party Payor that (in the case of such other Third Party Payor) constitutes a material portion of Tenant’s business and would have a material adverse on the financial condition of the Facility and Tenant’s ability to perform under the terms of this Agreement.

(l) If Tenant gives its consent or approval to a subtenant required by a Sublease without first obtaining the prior written consent or approval of Landlord if such consent of Landlord is required under the terms of this Lease.

(m) As provided in Section 25.3(e), if at any time the Rent Coverage Ratio is less than 1.20:1.00 for a Test Period, then the occurrence of such event automatically shall constitute an Event of Default upon written notice to Tenant, without a further opportunity for Tenant to cure such Event of Default.

(n) A default or an event of default under any of the Mortgage Loan Documents resulting from Tenant’s failure to comply with and/or observe the terms of this Lease and/or the Mortgage Loan Documents to which such Tenant is a party or is otherwise bound; provided, however, that the foregoing shall not apply to a default or an event of default under any of the Mortgage Loan Documents arising solely as a result of Landlord’s failure to timely pay amounts due to Mortgagee under the Mortgage Loan Documents (including reserve payments) if Tenant has satisfied its obligations under this Lease to pay Rent.

Section 12.2 Upon the occurrence of an Event of Default, Landlord may, at any time thereafter, without limiting Landlord in the exercise of any right or remedy at law or in equity that Landlord may have by reason of such Event of Default, at its option pursue any one or more of the following remedies without any further notice or demand whatsoever:

(a) Terminate this Lease and all of the Subleases by issuing written notice of termination to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, but if Tenant shall fail to do so, Landlord may without notice and without prejudice to any other remedy Landlord may have, peaceably enter upon and take possession of the Premises and expel or remove Tenant and its effects without being liable to prosecution or any claim for damages therefor, and upon any such termination, Tenant agrees that in addition to its liability for the payment of arrearages of Base Rent, Supplementary Rent and other sums due and owing by Tenant to Landlord under this Lease upon such termination, Tenant shall be liable to Landlord for damages. Tenant shall pay to Landlord as damages on the same days as Base Rent and other payments which are expressed to be due under the provisions of this Lease, the total amount of such Base Rent and other payments plus a reimbursement for all unamortized tenant allowances and concessions, less such part, if any, of such payments that Landlord shall have been able to collect from a new tenant upon reletting; provided, however, that Landlord shall have no obligation to Tenant to relet the Premises so as to mitigate the amount for which Tenant is liable, except solely as follows: Following an Event of Default, Landlord shall use commercially reasonable efforts to mitigate its direct damages; provided, however, that the foregoing shall not be a condition precedent to an action by Landlord against the Guarantor pursuant to the Guaranty. Landlord’s duty to mitigate by leasing the Premises to another tenant (a “Replacement Tenant”) is subject to the following:

(i) Landlord shall have no obligation to solicit or entertain negotiations with any prospective Replacement Tenants until Landlord obtains either (A) the final and unappealable legal right to relet the Premises free of any claim of Tenant or (B) the written assurance from Tenant, in form and substance reasonably acceptable to Landlord, by which Tenant waives all claims against Landlord in connection with such mitigation efforts;

(ii) Landlord shall not be obligated to lease the Premises to a Replacement Tenant except on the terms and conditions of this Lease;

(iii) Landlord shall not be obligated to lease the Premises to a Replacement Tenant whose use would, in Landlord’s reasonable opinion, (a) violate any material restriction, covenant or requirement contained in this Lease or document of another tenant or occupant of the Building; (b) violate the Health Care Requirements or Health Care Licenses; or (c) be incompatible with the operation of the Building;

(iv) Landlord shall not be obligated to lease the Premises to any proposed Replacement Tenant that does not have, in Landlord’s reasonable discretion, sufficient financial resources or operating experience to operate the Premises for the use required by this Lease; and

(v) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a proposed Replacement Tenant, and all such sums shall be paid by Tenant before Landlord shall be required to execute an agreement with the Replacement Tenant.

In addition to the other remedies reserved to Landlord herein, and to the extent not prohibited by law, if Landlord elects to terminate this Lease following an Event of Default, Landlord shall be entitled to recover from Tenant the aggregate of: (i) the worth at the time of award of the unpaid Rent earned as of the date of the termination hereof; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such Rental loss that could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rental loss that could have been reasonably avoided; (iv) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and (v) any other amount which Landlord may hereafter be permitted to recover from Tenant to compensate Landlord for the detriment caused by Tenant’s Default. For the purposes hereof, “Rent” shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease; the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in subclauses (i) and (ii) of this paragraph shall be computed by allowing interest on such amounts at the Default Rate; and the “worth at the time of award” of the amount referred to in subclause (iii) of this paragraph shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) per annum.

(b) Enter upon and take possession of the Premises without terminating this Lease and expel or remove Tenant and its effects therefrom without being liable to prosecution or any claim for damages therefor, and Landlord may relet the Premises for the account of Tenant. Tenant shall pay to Landlord all arrearages of Base Rent, Supplementary Rent and other sums due and owing by Tenant to Landlord, and Tenant shall also pay to Landlord during each month of the unexpired Term the installments of Base Rent and other sums due hereunder, less such part, if any, that Landlord shall have, been able to collect from a new tenant upon reletting; provided, however, that Landlord shall have no obligation to Tenant to relet the Premises so as to mitigate the amount for which Tenant is liable except as expressly provided above in this Lease. In the event Landlord exercises the rights and remedies afforded to it under this Section 12.2(b) and then subsequently elects to terminate this Lease, Tenant shall be liable to Landlord for damages as set forth in Section 12.2(a) above and Landlord shall have the right at any time to demand final settlement as provided therein.

(c) Cause the transfer of Health Care Licenses relating to the Facility and the operation and management of the Facility and leasing of the Premises to any replacement operator, manager or tenant of the Facility identified by Landlord, to the extent permitted by Applicable Law, and seek the approval of Governmental Authorities in connection therewith, in which event Tenant shall cooperate with Landlord to transfer all books and records relating to the Facility and transition services to the replacement operator tenant in accordance with the provisions of Section 16.1 so as to provide continuation of patient or resident care and minimize disruption. Tenant shall cooperate with Landlord to complete the relevant application or transfer process as expeditiously as possible. All fees and other expenses shall be the obligation of Tenant.

(d) Enforce, by all legal suits and other means, its rights hereunder, including the collection of Rent and other sums payable by Tenant hereunder, without re-entering or resuming possession of the Premises and without terminating this Lease.

(e) Landlord may do whatever Tenant is obligated to do by the provisions of this Lease, may peaceably enter the Premises in order to accomplish this purpose and may make any reasonable expenditure or incur any reasonable obligation for the payment of money in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses. Tenant agrees to reimburse Landlord immediately upon demand for any expenses which Landlord may incur in its actions pursuant to this Section 12.2(e), with interest thereon at the Default Rate from the date of demand until paid and such amount shall be deemed to be Supplementary Rent hereunder. Tenant further agrees that Landlord shall not be liable for damages resulting to Tenant from such action.

(f) To the extent permitted by Applicable Law and in compliance with the requirements of Health Care Licenses and Governmental Authorities, and in coordination with a transition to a replacement facility operator or manager: Landlord may peaceably enter upon the Premises and change, alter, or modify the door locks on all entry doors of the Premises, and permanently or temporarily exclude Tenant, and its agents, employees, representatives and invitees, from the Premises. In the event that Landlord either permanently excludes Tenant from the Premises or terminates this Lease on account of Tenant’s Default, Landlord shall not be obligated thereafter to provide Tenant with a key to the Premises at any time, regardless of any amounts subsequently paid by Tenant. If Landlord elects to exclude Tenant from the Premises temporarily without permanently repossessing the Premises or terminating this Lease, then Landlord shall not be obligated to provide Tenant with a key to re-enter the Premises until such time as all delinquent rent and other amounts due under this Lease have been paid in full and all other defaults, if any, have been cured and Tenant shall have given Landlord evidence reasonably satisfactory to Landlord that Tenant has the ability to comply with its remaining obligations under this Lease; and if Landlord temporarily excludes Tenant from the Premises, Landlord shall have the right thereafter to permanently exclude Tenant from the Premises or terminate this Lease at any time before Tenant pays all delinquent rent, cures all other defaults and furnishes such evidence to Landlord. A key to the Premises will be furnished to Tenant only during Landlord’s normal business hours. Landlord’s exclusion of Tenant from the Premises shall not constitute a permanent exclusion of Tenant from the Premises or a termination of this Lease unless Landlord so notifies Tenant in writing. Landlord shall not be obligated to place a written notice on the Premises on the front door thereof explaining Landlord’s action or stating the name, address or telephone number of any individual or company from which a new key may be obtained. In the event Landlord permanently or temporarily excludes Tenant from the Premises or terminates this Lease, and Tenant owns property that has been left in the Premises but which is not subject to any statutory or contractual lien or security interest held by Landlord as security for Tenant’s obligations, Tenant shall have the right to promptly so notify Landlord in writing, specifying the items of property not covered by any such lien or security interest and which Tenant desires to retrieve from the Premises. Landlord shall have the right to either (i) escort Tenant to the Premises to allow Tenant to retrieve Tenant’s property not covered by any such lien or security interest, or (ii) remove such property itself and make it available to Tenant at a time and place designated by Landlord. In the event Landlord elects to remove such property itself as provided in the immediately preceding clause (ii), Landlord shall not be obligated to remove such property or deliver it to Tenant unless Tenant shall pay to Landlord, in advance, an amount of cash equal to the amount that Landlord reasonably estimates Landlord will be required to expend in order to remove such property and to repair any damage caused by such removal and to make such property available to Tenant, including all moving or storage charges theretofore or thereafter incurred by Landlord with respect to such property. If Tenant pays such estimated amount to Landlord and the actual amount incurred by Landlord differs from the estimated amount, Tenant shall pay any additional amounts to Landlord on demand or Landlord shall refund any excess amounts paid by Tenant to Tenant on demand.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity. Exercise of such remedies shall be in compliance with the requirements of Health Care Licenses and Governmental Authorities, and in coordination with a transition to a replacement facility operator or manager. Any entry by Landlord upon the Premises may be by use of a master or duplicate key or electronic pass card or any locksmith’s entry procedure or other means. Any reletting by Landlord shall be without notice to Tenant, and if Landlord has not terminated this Lease, the reletting may be in the name of Tenant or Landlord, as Landlord shall elect. Any reletting shall be for such term or terms (which may be longer or shorter than the period which, in the absence of a termination of this Lease, would otherwise constitute the balance of the Term) and on such terms and conditions (which may include free rent, rental concessions or tenant inducements of any nature) as Landlord in its sole and absolute discretion may determine, and Landlord may collect and receive any rents payable by reason of such reletting. In the event of any reletting, Tenant shall pay to Landlord on demand the cost of advertisements, brokerage fees, reasonable attorney’s fees and other costs and expenses incurred by Landlord in connection with such reletting. In the event any rentals actually collected by Landlord upon any such reletting for any calendar month are in excess of the amount of rental payable by Tenant under this Lease for the same calendar month, the amount of such excess shall belong solely to Landlord and Tenant shall have no right with respect thereto. In the event it is necessary for Landlord to institute suit against Tenant in order to collect the rental due hereunder or any deficiency between the rental provided for by this Lease for a calendar month and the rental actually collected by Landlord for such calendar month, Landlord shall have the right to allow such deficiency to accumulate and to bring an action upon several or all of such rental deficiencies at one time. No suit shall prejudice in any way the right of Landlord to bring a similar action for any subsequent rental deficiency or deficiencies.

Section 12.3 Subject to the terms of Section 12.2 above, upon the exercise by Landlord of any of the remedies contained in this Lease, at law or in equity:

(a) Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease or Tenant’s right to possess the Premises shall have been terminated or to the date of re-entry upon the Premises by Landlord, as the case may be. Additionally, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing any damage to the Premises, and (iv) performing any of Tenant’s unperformed obligations.

(b) No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting or re-entry to take possession, Landlord may at any time thereafter elect to terminate this Lease for a previous then continuing uncured default. No act or thing done by Landlord or its agents during the term hereby granted shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing by Landlord.

Section 12.4 No taking of possession of and/or reletting the Premises, or any part thereof, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.

Section 12.5 To the extent not prohibited by Applicable Law, Tenant hereby waives and releases all rights now or hereafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Article 12. Tenant shall execute, acknowledge and deliver any instruments which Landlord may request, whether before or after the occurrence of an Event of Default evidencing such waiver or release.

Section 12.6 The Rent payable by Tenant hereunder and each and every installment thereof, and all costs, actual and reasonable attorneys’ fees and disbursements and other expenses which may be incurred by Landlord in enforcing the provisions of this Lease on account of any delinquency of Tenant in carrying out the provisions of this Lease shall be and they hereby are declared to constitute a valid lien upon the interest of Tenant in this Lease and in the Premises.

Section 12.7 Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rent payable hereunder or any deficiencies or other sums payable by Tenant to Landlord pursuant to this Article 12, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired by limitation had there been no Event of Default by Tenant and termination.

Section 12.8 Nothing contained in this Article 12 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by Applicable Law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding Sections of this Article 12.

Section 12.9 Except as otherwise expressly provided herein or as prohibited by Applicable Law, Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant, also waives any and all right of redemption provided by any Applicable Law or statute now in force or hereafter enacted or otherwise, or re-entry or repossession or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease.

Section 12.10 No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, or receipt or acceptance of Rent with knowledge of or during the continuance of any such breach, shall constitute a waiver or relinquishment of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 12.11 In the event of any breach by Tenant of any of the covenants, agreements, terms or conditions contained in this Lease, Landlord shall be entitled to a decree compelling performance of any of the provisions hereof and the restraint by injunction of the violation or attempted or threatened violation of any of the terms, covenants and conditions of this Lease, and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease. The rights granted to Landlord in this Lease shall be cumulative of every other right or remedy which Landlord may otherwise have at law, in equity or otherwise, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 12.12 Tenant shall pay to Landlord all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord in any action or proceeding to which Landlord may be made a party by reason of any act or omission of Tenant. Tenant also shall pay to Landlord all reasonable costs and expenses, including, without limitation, actual and reasonable attorneys’ fees and disbursements, incurred by Landlord in enforcing any of the covenants and provisions of this Lease and incurred in any action brought by Landlord against Tenant on account of the provisions hereof, and all such costs, expenses and attorneys’ fees and disbursements may be included in and form a part of any judgment entered in any proceeding brought by Landlord against Tenant on or under this Lease. All of the sums paid or obligations incurred by Landlord as aforesaid, with interest and costs, shall be paid by Tenant to Landlord on demand.

Section 12.13 If Tenant shall fail to pay any installment of Base Rent or Supplementary Rent within five (5) days of when such payment is due, Tenant shall pay to Landlord, in addition to such payment of Base Rent or Supplementary Rent, as the case may be, interest on the amount unpaid at the Default Rate, computed from the date such payment was due to and including the date of payment.

Section 12.14 To the extent that any provision of this Lease entitles Landlord to recover its fees, costs, expenses or attorneys’ fees from Tenant, such fees, costs, expenses or attorneys’ fees shall include Landlord’s reasonable allocable costs of in-house counsel, only to the extent that Landlord’s right to recover such fees, costs, expenses or attorneys’ fees arises out of an Event of Default by Tenant.

Section 12.15

(a) Subject to Section 12.15(b) and Section 12.15(c), as security for the payment and performance of all of Tenant’s obligations and Landlord’s rights under this Lease, Tenant hereby assigns, grants, delivers, sets over and transfers to Landlord and grants to Landlord, its successors and assigns, (i) a continuing first priority security interest in all of its right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in and to the Tenant Personal Property, and (ii) a continuing first priority security interest in all of its right title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, in and to the Health Care Licenses and the Provider Agreements, in each case subject to the terms and conditions of an Inter-Creditor Agreement (defined below), to have and to hold the same, unto Landlord, such transfer and assignment to automatically become a present, unconditional assignment upon the expiration or earlier termination of this Lease to the extent permitted by Applicable Law. Tenant shall sign and deliver to Landlord, or if Tenant’s signature is not required, Tenant hereby authorizes Landlord to file in all necessary governmental offices, one or more financing statements to perfect the security interest granted by Tenant to Landlord hereunder. Landlord shall have all rights and remedies available to a secured party under the Uniform Commercial Code, as amended from time to time. Tenant acknowledges that Landlord may assign its security interest in the Tenant Personal Property, the Health Care Licenses and the Provider Agreements (collectively, the “Working Capital Loan Collateral”) to Mortgagee and/or to a Superior Landlord and upon Landlord’s request, or at the request of Mortgagee, Tenant shall confirm in writing the grant of such security interests to Mortgagee and/or Superior Landlord. These provisions of this Lease shall be deemed to be a Security Agreement. In connection with the expiration or earlier termination of this Lease, Tenant shall use reasonable efforts to cause the Health Care Licenses and the Provider Agreements to be reissued in the name of Landlord or its designee as of such date or as soon thereafter as is practicable. Without limiting the foregoing, Tenant shall reasonably cooperate with Landlord in obtaining such re-issuance, and Landlord shall be entitled to apply in its own name, its designee’s name or Tenant’s name for the transfer of the Health Care Licenses and the Provider Agreements to Landlord or its designee, and Tenant’s obligation to reasonably cooperate shall survive the expiration or earlier termination of this Lease. Any grant of security interest in, or pledge or collateral assignment of, the Working Capital Loan Collateral to any financial institution making a loan to Tenant shall be expressly subject to this Lease, including, without limitation, Section 12.15(b) and Section 12.15(c) below, and the foregoing rights of Landlord and Landlord’s first priority security interest in the Tenant Personal Property and rights as a collateral assignee of the Health Care Licenses, Provider Agreements and the Tenant’s Personal Property under and as defined in the Subleases. Any foreclosure of or exercise of any other remedies by Tenant’s lender, if any, shall be subject to the foregoing provisions and the other terms and conditions of this Lease, including, without limitation, the terms and conditions of Section 9.1 regarding Transfers requiring the consent of Landlord and Mortgagee. Tenant shall provide, to Landlord copies of the documents evidencing the Working Capital Loan within five (5) Business Days following receipt of Landlord’s written request.

(b) Notwithstanding any provision in this Lease to the contrary, Tenant is expressly permitted, from time to time, directly or indirectly, to (i) enter into any one or more Working Capital Loans and/or (ii) grant to a Working Capital Lender a security interest or create or otherwise cause to exist a lien, encumbrance or pledge, in to or upon any and all of Tenant’s right, title and interest in, to and under the Working Capital Loan Collateral, subject to the terms of this Section 12.15, and provided that the Working Capital Lender executes an Inter-Creditor Agreement with Landlord simultaneously with the occurrence of the foregoing and each such Working Capital Loan is in compliance with all applicable HUD requirements and those of Mortgagee. Landlord agrees to reasonably cooperate with Tenant in its efforts to obtain any such Working Capital Loan and, upon the request of Tenant, to provide Landlord’s written consent, as may be necessary, to any such Working Capital Loan. Nothing contained in this Section 12.15(b) shall be deemed to permit Tenant to grant a security interest or create or otherwise cause to exist a lien, encumbrance or pledge in any of Tenant’s right, title and interest in, to or under any Rents paid or payable to Tenant under any Sublease of all or any portion of the Premises, it being understood and agreed that in no event shall Tenant be permitted to so encumber such Rents.

(c) Landlord and Tenant acknowledge and agree that (1) Landlord will maintain a perfected security interest in the Working Capital Loan Collateral and a current or future Working Capital Lender may have a perfected security interest in some or all of the Working Capital Loan Collateral, which shall include at the request of Tenant a first priority (or second or subsequent priority to the extent any Mortgagees have greater priority) security interest in favor of such Working Capital Lender in items of Working Capital Loan Collateral consisting of accounts receivable and associated proceeds and records, in which event Landlord shall be behind such Working Capital Lender and have a second priority (or third or subsequent priority to the extent any Mortgagees have greater priority) security interest in such items of Working Capital Loan Collateral; (2) with respect to a Working Capital Loan in effect as of the Effective Date, simultaneously with the execution of this Lease, Landlord, Tenant, any Superior Landlord, any Mortgagee and the Working Capital Lender shall execute a mutually acceptable inter-creditor agreement containing commercially reasonable terms (an “Inter-Creditor Agreement”) with respect to any security interest granted in the Working Capital Loan Collateral; (3) with respect to a future Working Capital Loan, Landlord and Tenant shall execute a mutually acceptable Inter-Creditor Agreement by and among Landlord, Tenant, each Superior Landlord, any Mortgagee and the Working Capital Lender containing commercially reasonable terms; and (4) with respect to any future acquired Working Capital Loan Collateral, Landlord and Tenant shall execute a mutually acceptable Inter-Creditor Agreement by and among Landlord, Tenant, each Superior Landlord, any Mortgagee and the Working Capital Lender containing commercially reasonable terms. Any Inter-Creditor Agreement will include, without limitation, a provision that, following an event of default under such Working Capital Loan (beyond any applicable notice and cure periods), the Working Capital Lender will release its lien (i) in the Health Care Licenses and the Provider Agreements upon receipt of the sum of $1.00 and (ii) in the Tenant’s Personal Property upon receipt of a sum equal to the fair market value of the Tenant’s Personal Property, in each case without the payment of any termination fee or other prepayment charges.

ARTICLE 13
NO WAIVER

Section 13.1 No receipt of moneys by Landlord from Tenant after the termination or cancellation of this Lease or termination of Tenant’s right to possess the Premises (or after the giving of any notice of the termination of this Lease or Tenant’s right to possess the Premises) shall reinstate, continue or extend the Term, or affect any notice theretofore given to Tenant, or affect or otherwise operate as a waiver of the right of Landlord to enforce the payment of Base Rent or Supplementary Rent then due, or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper suit, action, proceeding or remedy; it being agreed that, after the service of notice to terminate or cancel this Lease or Tenant’s right to possess the Premises, or the commencement of suit, action or summary proceedings, or any other remedy, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any moneys due, or thereafter falling due, without, in any manner whatsoever, affecting such notice, proceeding, suit, action, order or judgment; and any and all such moneys collected shall be deemed to be payments on account of the use and occupation of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder. The acceptance of any check or payment bearing or accompanied by any endorsement, legend or statements shall not, of itself, constitute any change in or termination of this Lease.

Section 13.2 The failure of Landlord to enforce any agreement, condition, covenant or term, by reason of its breach by Tenant shall not be deemed to void, waive or affect the right of Landlord to enforce the same agreement, condition, covenant or term on the occasion of a subsequent default or breach. No surrender of the Premises by Tenant (prior to any termination of this Lease) shall be valid unless consented to in writing by Landlord.

ARTICLE 14
ESTOPPEL CERTIFICATE; CONSENT

Section 14.1 Tenant agrees that it shall, at any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Base Rent and Supplementary Rent payable and the dates to which the Base Rent and Supplementary Rent have been paid, that the address for notices to be sent to Tenant is as set forth in this Lease, stating whether or not Landlord is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the Commencement Date and Expiration Date for the current Term, that Tenant is in possession of the Premises, and any other customary matters reasonably requested by Landlord, any Mortgagee, or any Superior Landlord; it being intended that any such statement delivered pursuant to this Article 14 may be relied upon by Landlord or any Superior Landlord or any prospective purchaser of the Premises or any Mortgagee thereof or any assignee of any Mortgage upon the Premises. Tenant shall also cause any Subtenant to deliver a statement as to the foregoing matters with respect to the applicable Sublease, and the same parties shall be entitled to rely on such estoppel certificate.

Section 14.2 Landlord may secure financing of its interest in the Premises by, among other things, assigning Landlord’s interest in this Lease and the sums payable hereunder to Mortgagee. Tenant agrees, upon not less than ten (10) Business Days’ prior notice by Landlord, to execute, acknowledge and deliver to Landlord such certificates and other documents as may be reasonably requested by Landlord.

Section 14.3 Landlord agrees that it shall, at any time and from time to time upon not less than ten (10) days’ prior notice by Tenant, execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Base Rent and Supplementary Rent payable and the dates to which the Base Rent and Supplementary Rent have been paid, that the address for notices to be sent to Landlord is as set forth in this Lease, stating whether or not to the knowledge of Landlord that Tenant is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the Commencement Date and Expiration Date for the current Term, that Tenant is in possession of the Premises, and any other matters requested by Tenant; it being intended that any such statement delivered pursuant to this Article 14 may be relied upon by Tenant or any prospective purchaser of the Premises.

ARTICLE 15
QUIET ENJOYMENT

Section 15.1 Tenant, upon payment of the Rents herein reserved and upon the due performance and observance of all the covenants, conditions and agreements herein contained on Tenant’s part to be performed and observed in all material respects, including, without limitation, the maintenance by Tenant of all necessary Health Care Licenses for the Facility in good standing and the compliance by Tenant with all Requirements of Governmental Authorities, shall and may at all times during the Term peaceably and quietly have, hold and enjoy the Premises without any manner of suit, trouble or hindrance of and from Landlord or any Person claiming by, through or under Landlord, subject, nevertheless, to the terms and provisions of this Lease.

ARTICLE 16
SURRENDER

Section 16.1 Tenant shall, on the last day of the Term, or upon the sooner termination of the Term, quit and surrender to Landlord the Premises vacant, free of all Tenant Personal Property (subject to Landlord’s right to purchase the owned Tenant’s Personal Property or take an assignment of the leased Tenant’s Personal Property pursuant to Section 16.5 hereof), and in good condition and repair, reasonable wear and tear, and damage from condemnation and from Tenant’s election not to restore after casualty, excepted, and Tenant shall remove or demolish all of the fixtures, structures and other improvements which Landlord shall have elected to cause Tenant to remove pursuant to and in accordance with Section 5.7 hereof; provided, however, that at the termination of the Lease, Tenant shall allow the successor tenant to use Tenant’s Personal Property for a reasonable period of time until such successor tenant is able to acquire replacements for such Tenant’s Personal Property, as long as the successor tenant shall pay Tenant the reasonable rental value for such use. Upon the expiration or earlier termination of this Lease, Landlord may, to the extent permitted by Applicable Law, cause the transfer of Health Care Licenses relating to the Facility and the operation and management of the Facility and leasing of the Premises to any replacement operator, manager or tenant of the Facility designated by Landlord and seek the approval of Health Care Regulatory Agencies in connection therewith. In connection with such transfer, Tenant shall cooperate with Landlord (including, if required by Landlord, the execution and delivery of a transfer agreement reasonably acceptable to the parties) and provide for, at Landlord’s expense, (i) the transfer to the successor tenant of: (A) all federal, state or municipal licenses, certifications, certificates, approvals, permits, variances, waivers, provider agreements and other authorizations certificates that are related to the operation of the Facility to the extent same are transferable; and (B) all names associated with the Facility as then known to the general public (but excluding any names that are Tenant Personal Property), (ii) the preparation and filing of all notices reasonably required by Applicable Law in connection with such termination and transfer of operations, (iii) provided that such successor tenant executes an agreement, in form and substance reasonably acceptable to such successor tenant and Tenant, confirming the obligations to maintain such charts and records for a period equal to the longer of the applicable statute of limitations or the period required by applicable laws, the delivery to the successor tenant of all patient charts and resident records along with appropriate patient and resident consents, if necessary, subject to applicable regulations, (iv) the delivery to the successor tenant of such inventories and supplies at commercially reasonable operating levels, upon Tenant’s receipt of payment therefor as otherwise provided in this Lease, and (v) the delivery of copies of all of Tenant’s books and records relating to the Facility and its operations that are necessary to transition the Facility to the successor tenant, to Landlord or the successor tenant, within a reasonable time so as to provide continuation of patient or resident care and minimize disruption. Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term. In the event that Tenant fails to surrender the Premises as aforesaid, in addition to the rights of Landlord under Section 16.3, Landlord shall have the right to exercise the applicable remedies upon the occurrence of an Event of Default. Tenant shall have the right, as long as no Event of Default has occurred and is continuing under this Lease, upon the expiration of the Term (but subject to (a) the temporary use by the successor tenant referred to above and (b) Landlord’s right to purchase the owned Tenant’s Personal Property or takes an assignment of the leased Tenant’s Personal Property pursuant to Section 16.5 hereof), to remove from the Premises all of Tenant’s Personal Property, whether or not the same be attached to the real estate, provided that Tenant shall at its own cost and expense reasonably restore and repair any damage to the Premises caused by the removal of Tenant’s Personal Property. Such removal shall be done upon reasonable advance notice, at a mutually convenient time approved by Landlord and without disruption of the successor tenant’s business operations.

Section 16.2 Upon the expiration of the Term, all Base Rent and Supplementary Rent and other items payable by Tenant under this Lease shall be apportioned to the date of termination.

Section 16.3 Tenant acknowledges that possession of the Premises must be surrendered to Landlord at the expiration or sooner termination of the term of this Lease. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the Base Rent and Supplementary Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that, subject to Section 16.4, if possession of the Premises is not surrendered to Landlord upon the expiration or sooner termination of the term of this Lease, then, in addition to any other rights or remedies available to Landlord under this Lease, Tenant shall pay to Landlord, as liquidated damages for each month and for each portion of any month during which Tenant holds over in the Premises after the expiration or sooner termination of the term of this Lease, a sum equal to 125% of the aggregate of the Base Rent and Supplementary Rent which was payable under this Lease with respect to the last month of the term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the term of this Lease; and in the event of any unauthorized holding over, Tenant shall indemnify each of the Indemnified Parties against all claims for damages by any other lessee or prospective lessee to whom Landlord may have leased all or any part of the Premises effective before or after the expiration or termination of the Term of this Lease; provided, however, that Tenant shall not be responsible for any consequential damages if Tenant surrenders the Premises within ninety (90) days after the expiration or sooner termination of the term of this Lease. If Tenant holds over in possession after the expiration or termination of the term of the Lease, such holding over shall not be deemed to extend the term or renew this Lease, but the tenancy thereafter shall continue as a tenancy from month to month upon the terms and conditions of this Lease at the Base Rent and Supplementary Rent as herein increased. Tenant hereby waives the benefit of any Applicable Law which would contravene or limit the provisions set forth in this Section 16.3. This provision shall survive the expiration or earlier termination of this Lease.

Section 16.4 Notwithstanding anything to the contrary contained in this Lease, if pursuant to Applicable Law, Tenant is required to continue to operate the Facility after the Expiration Date, Tenant shall do so pursuant to Applicable Law, and Tenant shall continue to pay Landlord Base Rent and Supplementary Rent at the rates then in effect under this Lease (subject to the annual Base Rent increases set forth in Section 2.1(c) and Section 24.3). Landlord further agrees that if Tenant is required to continue the operation of the Facility pursuant to this Section 16.4, then at Tenant’s option, Tenant may continue to operate the balance of the Facility until such time as Tenant is permitted to cease operations of all of the Facility. The period of time pursuant to which Tenant continues to operate the Facility pursuant to this Section 16.4 shall be referred to as the “Extended Operation Period”.

Section 16.5 At the expiration or earlier termination of the Lease, Landlord shall have the right to (i) for no consideration, take an assignment of the lessee’s interest in all of the leased Tenant’s Personal Property free and clear of all liens and encumbrances (other than said lease) and (ii) purchase all of Tenant’s Personal Property free and clear of all liens and encumbrances for the fair market value thereof, which right must be exercised by Landlord upon irrevocable written notice to Tenant at least one hundred eighty (180) days prior to the expiration of the Term, or the Extended Operation Period, as applicable. For purposes of determining the fair market value of the owned Tenant’s Personal Property (“Personal Property Fair Market Value”), the following procedure shall apply:

(a) If Landlord has timely delivered the aforementioned notice, Tenant shall within fifteen (15) days deliver to Landlord a written notice of Tenant’s determination of the Personal Property Fair Market Value (the “Value Notice”).

(b) Within fifteen (15) days after Landlord’s receipt of the Value Notice, Landlord shall give Tenant a notice (“Landlord’s Value Response Notice”) electing either (i) to accept the Personal Property Fair Market Value set forth in the Value Notice, in which case the Personal Property Fair Market Value shall be as set forth in the Value Notice, or (ii) not to accept Tenant’s determination of the Personal Property Fair Market Value set forth in the Value Notice in which case Landlord’s Value Response Notice shall include Landlord’s determination of the Personal Property Fair Market Value, whereupon Landlord and Tenant shall endeavor to agree upon the Personal Property Fair Market Value on or before the date that is thirty (30) days after Tenant’s receipt of Landlord’s Value Response Notice. If Landlord and Tenant are unable to agree upon the Personal Property Fair Market Value within such 30-day period, then the Personal Property Fair Market Value shall be determined in accordance with Section 16.5(c) below. If Landlord fails to deliver Landlord’s Value Response Notice within the 15-day period following its receipt of Tenant’s Value Notice, Landlord shall be conclusively deemed to have rejected Tenant’s determination of the Personal Property Fair Market Value.

(c) If Landlord and Tenant shall fail to agree upon the Personal Property Fair Market Value within thirty (30) days of the date of Tenant’s receipt of Landlord’s Value Response Notice, then, within ten (10) Business Days thereafter, Landlord and Tenant each shall give notice to the other setting forth the name and address of an independent appraiser or consultant having at least 10 years experience in the business of appraising or determining the value of personal property comparable to Tenant’s Personal Property in the general location of the Premises. If either party shall fail to give notice of such designation within such 10 Business Day period, then the appraiser chosen shall make the determination alone. If two appraisers have been designated, such two appraisers may consult with each other and shall, not later than the 60th day after Tenant’s receipt of Landlord’s Value Response Notice choose either Landlord’s or Tenant’s determination of the Personal Property Fair Market Value by simultaneously giving written notice thereof to each of Landlord and Tenant, in which case the determination so chosen shall be final and binding upon Landlord and Tenant and their respective Affiliates. If such two appraisers shall fail to concur within such 30-day period, then such two appraisers shall, within the next ten (10) days, designate a third appraiser meeting the above requirements. The third appraiser shall, within thirty (30) days after its designation, choose either Landlord’s or Tenant’s determination (and no other) by simultaneously delivering to Landlord and Tenant signed and acknowledged original counterparts of his or her determination within 7 days thereof, which determination shall be final and binding upon Landlord and Tenant and their respective Affiliates. The determination of the appraisers pursuant to this Section 16.5(c) shall be deemed to be binding arbitration which may be confirmed by court order at the request of either Landlord or Tenant. The parties shall thereafter execute and deliver any instruments of conveyance required to transfer Tenant’s Personal Property pursuant to such appraisers’ determination.

(d) The fees, costs and expenses of each party’s appraiser shall be paid by such party. The fees, costs and expenses of the third appraiser shall be shared equally by Landlord and Tenant. If a decision is rendered by a single appraiser due to the other party’s failure to designate an appraiser, then the fees, costs and expenses of the appraiser so rendering the decision shall be shared equally by Landlord and Tenant.

ARTICLE 17
ACCESS

Section 17.1 Landlord shall at all times during the Term have the right and privilege to enter the Premises for the purpose of inspecting the same to ensure compliance by Tenant with all of the provisions set forth in this Lease or for the purpose of showing the same to prospective purchasers or Mortgagees thereof. Landlord shall also have the right and privilege at all times during the Term to post notices of non-responsibility for work performed by or on behalf of Tenant and, during the last one (1) year of the Term, Landlord shall have the right and privilege to enter the Premises at reasonable times during business hours for the purpose of exhibiting the same to prospective new tenants. Notwithstanding the foregoing, Landlord will not access patient or medical information which is protected from such access by Federal or State privacy laws, including the Health Insurance Portability and Accountability Act (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) and the regulations promulgated thereunder, as amended, and Landlord will respect patient’s rights to privacy of their own rooms and possessions.

Section 17.2 Landlord shall at all times during the Term have the right to enter the Premises or any part thereof for the purpose of making such repairs or Alterations therein as Landlord deems reasonably necessary or advisable following the failure of Tenant to make any such repairs or Alterations required by this Lease beyond any applicable notice and cure period which required repairs or Alterations must be supported by an engineering report from an engineer reasonably acceptable to Landlord and Tenant, and reasonably agreed to by both Landlord and Tenant, but such right of access shall not be construed as obligating Landlord to make any repairs to or replacements to the Premises or as obligating Landlord to make any inspection or examination of the Buildings. Tenant shall pay to Landlord, on demand, as Supplementary Rent hereunder, all amounts expended by Landlord pursuant to this Section 17.2 which amounts shall bear interest at the Default Rate until paid, if Tenant shall have failed to make said repairs within fifteen (l5) days of the receipt of said report. In the event of an emergency, Landlord shall have the right to enter the Premises or any part thereof.

ARTICLE 18
ENVIRONMENTAL MATTERS

Section 18.1 Tenant will not use, generate, manufacture, produce, store, release, discharge or dispose of in, on, under, from or about the Premises or transport to or from the Premises any Hazardous Substance and will not allow or suffer any other person or entity to do so (except for non-material quantities of Hazardous Substances that may be customarily used in the ordinary operation of a skilled nursing facility and for which Tenant has obtained any necessary permits or Governmental approvals (collectively, “Immaterial Use”)).

Section 18.2 Tenant shall keep and maintain the Premises in substantial compliance with, and shall not cause, permit or suffer the Premises to be in material violation of, any Environmental Law. Tenant shall, at its sole cost and expense, cause any Repairs or Alterations to the Premises to be conducted and performed by qualified contractors and in compliance with all Environmental Laws.

Section 18.3 Tenant shall give prompt written notice to Landlord of:

(a) any use, generation, manufacture, production, storage, release, discharge or disposal of any Hazardous Substance in, on, under, from or about the Premises or the migration thereof to or from other property, in each case, during the Term (other than Immaterial Use);

(b) knowledge of the commencement, institution or threat of any proceeding, inquiry or action by or written notice from any local, state or federal governmental authority with respect to the use or presence of any Hazardous Substance in, on, under, from or about the Premises or the migration thereof from or to other property, in each case, during the Term;

(c) knowledge of all claims or demands made or threatened by any third party against Landlord, Tenant or the Premises relating to any damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance, in each case, during the Term;

(d) knowledge of any circumstances, occurrence or condition on, in, under, to or from the Premises, in each case, during the Term, that reasonably could (A) cause the Premises or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use under any Environmental Law, (B) give rise to a proceeding, inquiry, notice of violation, penalty or fine by any local, state or federal governmental authority against Landlord or Tenant, or (C) give rise to a claim or demand by any third party against Landlord or Tenant for damages, contribution, cost recovery, compensation, loss or injury; and

(e) knowledge of any claims for the incurrence of expense by any governmental authority or others in connection with the assessment, containment, remediation or removal of any Hazardous Substance located on, under, from or about the Premises, in each case, during the Term.

Landlord shall give prompt written notice to Tenant of knowledge of any of the facts, events or circumstances set forth in (a) — (e) above, including all claims under Environmental Laws commenced or threatened against Landlord with respect to the Premises during the Term.

Section 18.4 Landlord shall have the right, but not the obligation, to join and participate in, as a party if it so elects, any administrative or legal proceedings or actions initiated with respect to the Premises in connection with any Environmental Law, with each party bearing its own costs of such legal proceedings except as provided in Section 18.6.

Section 18.5 Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not take any remedial action in response to the presence of any Hazardous Substance in, on, under, from or about the Premises, nor enter into any settlement, consent or compromise which might reasonably impair the value of Landlord’s interest in the Premises under this Lease; provided, however, that Landlord’s prior consent shall not be necessary if the presence of Hazardous Substance in, on, under, from or about the Premises either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary and it is not reasonably practical or possible to obtain Landlord’s consent before taking such action. In such event Tenant shall notify Landlord as soon as practicable of any action so taken. Landlord agrees not to withhold its consent, where such consent is required hereunder, if a particular remedial action is ordered by a court or any agency of competent jurisdiction.

Section 18.6

(a) Tenant shall protect, indemnify and hold harmless each of the Indemnified Parties from and against any and all claim, loss, damage, cost, expense, liability, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind (including, without limitation, attorneys’ fees and costs) directly or indirectly arising out of or attributable to (i) Tenant’s breach of any of the covenants, representations and warranties of this Article 18 by Tenant, or (ii) the use, generation, manufacture, production, storage, release, threatened release, discharge or disposal of a Hazardous Substance in, on, under, from or about the Premises prior to or during the Term, (iii) [reserved], or (iv) the violation or liability under any Environmental Law arising from any activity carried on or undertaken on the Premises during the Term by Tenant or any employees, agents, contractors or subcontractors of Tenant or any third persons occupying or present on the Premises during the Term, including, without limitation: (i) the reasonable costs of any required or necessary response, repair, cleanup or detoxification of the Premises and the preparation and implementation of any closure, remedial or other required plans including, without limitation: (A) the costs of response, removal or remedial action incurred by any Governmental Authority or reasonably by any other Person, or damages from injury to, destruction of, or loss of natural resources, including the costs of assessing such injury, destruction or loss, incurred pursuant to any Environmental Law; (B) the clean-up costs, fines, damages or penalties incurred pursuant to the provisions of Applicable Law; and (C) the cost and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any other Applicable Law; and (ii) liability for damages, including damages assessed for the maintenance of the public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity. The obligations arising under this Section 18.6 shall apply regardless of when the violation, liability, loss, harm, damage or injury is discovered.

As used in this Lease, the term “Petroleum” shall mean any petroleum, petroleum product, petroleum by-product, and any constituent derivative or by-product thereof, including methyl tertiary butyl ether (MTBE).

This indemnity is intended to be operable under 42 U.S.C. Section 9607(e)(1) and any successor section thereof and shall survive expiration or earlier termination of this Lease and any transfer of all or a portion of the Premises by Tenant.

(b) The foregoing indemnity shall in no manner be construed to limit or adversely affect Landlord’s rights under this Article 18, including, without limitation, Landlord’s rights to approve any Remedial Work or the contractors and consulting engineers retained in connection therewith.

Section 18.7

(a) In the event that any reporting, assessment, investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is required by any Applicable Law, or by any Governmental Authority or reasonably by other Person because of, or in connection with, any Hazardous Substance threatened to be released, released, discharged, or disposed of during the Term, Tenant shall within thirty (30) days after written demand for performance thereof by Landlord (or such shorter period of time as may be required under any Applicable Law or agreement), commence to perform, or cause to be commenced, and thereafter diligently prosecute to completion within such period of time as may be required under any Applicable Law or agreement (or as otherwise required by Landlord), all such Remedial Work at Tenant’s sole expense in accordance with the requirements of any applicable Governmental Authority or Environmental Law. All such Remedial Work shall be completed in accordance with Applicable Law and performed by qualified contractors, and for an amount in excess of $50,000 shall be performed by one or more qualified contractors, approved in advance in writing by Landlord, which approval may be withheld by Landlord’s reasonable discretion, and under the supervision of a consulting engineer approved in advance in writing by Landlord. The scope of work and schedule for any Remedial Work shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. All reports, data, correspondence or any other submittals to a Governmental Authority in connection with any Remedial Work shall be provided in draft form to Landlord prior to submittal to the Governmental Authority, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Landlord’s actual and reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work. In the event Tenant shall fail to timely commence, or cause to be commenced, or fail to complete such Remedial Work within the time required above, Landlord may, but shall not be required to, cause such Remedial Work to be performed, and all reasonable costs and expenses thereof, or incurred in connection therewith, shall become part of the indebtedness secured hereby. The obligations under this Section 18.7 shall survive expiration or earlier termination of this Lease, and any transfer of all or any portion of the Premises by Tenant or Landlord.

(b) Tenant shall maintain and comply with an Operation and Maintenance Plan reasonably satisfactory to Landlord for the Facility containing asbestos containing materials.

Section 18.8 In the event that Landlord reasonably believes that there may be a violation or threatened violation by Tenant of any Environmental Law or a violation or threatened violation by Tenant of any covenant under this Article 18, Landlord is authorized, but not obligated, by itself, its agents, employees or workmen to enter at any reasonable time following notice, so long as such entry does not unduly interfere with Tenant’s normal conduct of business, upon any part of the Premises for the purposes of inspecting the same for Hazardous Substances and Tenant’s compliance with this Article 18, and such inspections may include, without limitation, soil borings; provided, however, if Landlord reasonably believes that the violation or threatened violation either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate response may be necessary, Landlord may enter the Premises at any time and Tenant’s prior consent shall not be necessary. In such event, Landlord shall notify Tenant as soon as practicable of any action so taken. If such inspection reveals any violation of Environmental Law or violation by Tenant of any covenant under this Article 18 or the existence of any Hazardous Substance released, discharged, or disposed of during the Term (other than an immaterial technical violation or liability), Tenant agrees to pay to Landlord, within ten (10) days after Landlord’s written demand, all actual and reasonable expenses, costs or other amounts incurred by Landlord in performing any inspection for the purposes set forth in this Section 18.8.

Section 18.9 All costs and expenses incurred by Landlord under this Article 18 shall be immediately due and payable as Supplementary Rent within ten (10) days after written demand and shall bear interest at the Default Rate from the date of notice of such payment by Landlord and the expiration of any grace period provided herein until repaid.

Section 18.10 “Environmental Law” and “Environmental Laws” shall mean, respectively, any one or more Applicable Laws pertaining to health, industrial hygiene, hazardous waste or the environmental conditions in, on, under, from or about the Premises or any part thereof, including, without limitation, the laws listed in the definition of Hazardous Substances below, and the rules and regulations promulgated thereunder; in each case as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time.

Section 18.11 “Hazardous Substance” and “Hazardous Substances” shall mean, respectively, any waste or any one or more elements, compounds, chemical mixtures, contaminants, pollutants, materials or other substances (a) which poses a threat to the public health, safety or welfare or to the environment if released, or (b) which is defined, determined or identified as a “hazardous substance”, “hazardous waste” or “hazardous material”, or is otherwise regulated under any Applicable Law, including, without limitation, the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et. seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et. seq.); (vi) the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (v) the Clean Air Act (33 U.S.C. § 1251 et seq..); (vi) the Clean Air Act (42 U.S.C. § 7401, et seq..); (vii) the Safe Drinking Water Act (21 U.S.C. § 349; 42 (U.S.C. § 201 and § 300f et. seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. § 3421); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. § 1101 et seq.).

Section 18.12 Landlord and Tenant shall cooperate (at Tenant’s sole cost) in the initiation of claims and the enforcement of remedies against third parties which may be responsible for environmental conditions at the Premises.

Section 18.13 Tenant shall be responsible for safe and secure storage, transport and off-site disposal of medical waste materials, including, without limitation, biological or infectious waste and radioactive materials, shall ensure the compliance with all Applicable Laws pertaining to such storage, transport and disposal, and shall cause the promulgation and compliance by the Facility and all personnel with protocols for storage and disposal of such waste and compliance with Requirements relating thereto. Tenant shall be responsible for the safe and secure storage, dispensation and disposal of pharmaceuticals, drugs and controlled substances at the Facility and shall cause the promulgation and compliance by the Facility and all personnel with protocols for storage, dispensation and disposal of such pharmaceuticals, drugs and controlled substances and compliance with Requirements relating thereto.

Section 18.14 All representations, warranties, covenants and indemnities of Tenant and Landlord in this Article 18 shall continue to be binding upon Tenant and Landlord, and their respective successors and assigns, after the expiration or earlier termination of this Lease.

Section 18.15

(a) Tenant acknowledges and agrees that (i) it has reviewed and is aware of all environmental conditions at, in, on, under, from or potentially affecting the Premises (the “Environmental Conditions”), referenced in the documents and reports listed on Schedule “B” attached hereto (the “Environmental Reports”), (ii) it takes possession of the premises with full knowledge of the Environmental Conditions, and (iii) the “As Is” condition referenced in Section 20.16 shall include the Environmental Conditions. Tenant acknowledges and agrees that it hereby waives any claim or remedies against Landlord arising out of or in connection with any of the Environmental Conditions, arising in law or equity, whether by statute, regulation, common law or by agreement other than as specifically provided by this Lease, including, but without limitation, for contribution, cost recovery, interference with quiet enjoyment of the Premises, reduction or abatement of Rent, or other damages. The provisions contained in this Section 18.15 shall survive expiration or earlier termination of this Lease, and any transfer of all or a portion of the premises by Tenant or Landlord. Landlord acknowledges that it has reviewed and is aware of all of the Environmental Conditions referenced in the Environmental Reports.

(b) Notwithstanding any of the information, conclusions or determinations contained in the Environmental Reports, Tenant hereby acknowledges that in the event Landlord determines in its reasonable discretion that additional assessment, investigation, sampling, monitoring, remedial or other response actions may be necessary to address Environmental Conditions at the Premises or any portion thereof, Landlord shall have the right to conduct such actions following prior notice to Tenant, and Tenant shall provide access to the Premises as needed to conduct and complete such work.

ARTICLE 19
FINANCIAL AND REGULATORY REPORTING COVENANTS

Section 19.1 Tenant will furnish to Landlord:

(a) As soon as available, and in any event within one hundred twenty (120) days after the end of each applicable fiscal year, beginning with the fiscal year ending December 31 of the calendar year in which this Lease is executed, (i) copies of the annual consolidated audit reports for Guarantor (or Tenant and Guarantor if Guarantor ceases to prepare consolidated reports covering the financial condition of all such entities) containing balance sheets and statements of income, retained earnings and cash flow as at the end of such fiscal year and for the fiscal year then ended, setting forth in comparative form the figures for the immediately preceding fiscal year, all in reasonable detail and audited and certified on an unqualified basis by an independent accounting firm which is reasonably acceptable to Landlord, to the effect that such report has been prepared in accordance with GAAP, and (ii) an individual operating statement for the Facility at the Premises. As soon as available, and in any event within thirty (30) days after the end of each applicable fiscal year, beginning with the fiscal year ending December 31 of the calendar year in which this Lease is executed, Tenant will furnish to Landlord a copy of Projections for Tenant’s and Guarantor’s fiscal year immediately following the fiscal year which is the subject of the financial statements delivered pursuant to the immediately preceding clause (i). The foregoing shall be complete in all material respects and shall include all footnotes, if any.

(b) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2012, (i) copies of unaudited financial reports for Guarantor as of the end of such period and for the portion of the fiscal year then ended containing balance sheets and statements of income and cash flow, setting forth in comparative form the figures for the corresponding period of the immediately preceding fiscal year, in reasonable detail certified by the chief executive officer, chief financial officer or chief accounting officer of Guarantor to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of Guarantor at the date and for the periods indicated therein, except for the absence of footnotes and subject to year-end audit adjustments, and (ii) an individual operating statement for the Facility at the Premises, also subject to year-end adjustments.

(c) As soon as available, and in any event within thirty (30) days after the end of each month beginning with the month ending January 31, 2012, (i) copies of unaudited financial reports for Tenant as of the end of such period and for the portion of the fiscal year then ended containing balance sheets and statements of income and cash flow, setting forth in comparative form the figures for the corresponding period of the immediately preceding fiscal year, in reasonable detail certified by the chief executive officer, chief financial officer or chief accounting officer of Tenant to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of Tenant at the date and for the periods indicated therein, except for the absence of footnotes and subject to year-end audit adjustments, and (ii) an individual operating statement for the Facility at the Premises, also subject to year-end adjustments.

(d) Promptly after receipt by Tenant of notice of the commencement thereof, notice of all actions, suits and proceedings before any Governmental Authority or arbitrator materially adversely affecting Tenant’s ability to perform its obligations under this Lease.

(e) Promptly after receipt by Tenant of the notice of commencement thereof, notice of (i) any audit, investigation, claim (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business) (including, without limitation, Recoupment Claims), proceeding, settlement, judgment, consent order or agreement, certificate of compliance agreement or corporate integrity agreement by or imposed by any Health Care Regulatory Agency materially adversely affecting the Facility, (ii) any actual or threatened suspension, debarment or disqualification of Tenant or any of its Affiliates from being a health care provider, government contractor, holder of any Health Care License or recipient of reimbursement from any Third Party Payor, (iii) any actual or threatened suspension, termination, or revocation of any Health Care License of Tenant or any of its Affiliates or (iv) any self or voluntary disclosure of any material overpayment to a Third Party Payor by Tenant or any of its Affiliates.

(f) Tenant shall provide Landlord with reasonable notice of any and all settlement discussions and/or negotiations materially adversely affecting Tenant (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business) between representatives of Tenant and any Governmental Authority, provided that the Governmental Authority does not require that such discussions and/or negotiations be kept confidential, including, without limitation negotiations with respect to any Claim (including without limitation, Recoupment Claims), settlement agreement, consent order or agreement, certificate of compliance agreement or corporate integrity agreement between Tenant and its Affiliates and any Governmental Authority (“Settlement Discussions”). In connection with Settlement Discussions, (i) Tenant shall timely provide Landlord with copies of any and all documents that Tenant intends to submit, or that Tenant receives, in connection with any Settlement Discussions, and (ii) Tenant shall advise Landlord as to the status of the Settlement Discussions.

(g) Tenant shall provide Landlord and the Mortgagee with all documents, instruments, permits, notices, statements and information reasonably required under the Mortgage and the other loan documents in connection therewith to be provided with respect to the Premises and the operation of the Facility.

(h) No receipts of any such notice under subsections (d), (e) and (f) above shall impose any obligation on Landlord to take any action or to enforce its rights hereunder or otherwise remedy the circumstances leading to such notice.

(i) Tenant will keep and maintain or will cause to be kept and maintained on a fiscal year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Tenant and all items of income and expense in connection with the operation on an individual basis of the Premises. Landlord or Landlord’s designee shall have the right from time to time (but not more than once in any calendar quarter unless Tenant shall be in Default under this Lease), at all times during normal business hours upon reasonable advance notice, to examine such books, records and accounts at the office of Tenant or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Landlord shall desire, at Landlord’s expense.

(j) Tenant will furnish Landlord, (i) within thirty (30) Business Days after the end of each calendar month, and (ii) upon Landlord’s request, within twenty (20) Business Days following receipt of such request, with a true, complete and correct Occupancy Report for the Facility.

(k) Tenant shall furnish Landlord, within ten (10) days of the receipt by Tenant, any and all notices (regardless of form) or charges issued relating to non-compliance from any Health Care Regulatory Agency and/or any Third Party Payor that Tenant’s license, Medicare or Medicaid certification, or accreditation or ranking by any Health Care Regulatory Agency or Third Party Payor is being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to downgrade, revoke, or suspend Tenant’s license or certification or to fine, penalize or impose remedies upon Tenant, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments or reimbursements due, made or coming due to Tenant or related to the operation of the Facility.

(l) Tenant shall file (or cause to be filed) all required Third Party Payor cost reports on or prior to the date such reports are due (as such due date may have been extended by the Third Party Payor without the imposition of any penalty, interest or violation of any revocation, termination, suspension of a Health Care License or disbarment or disqualification from the Third Party Payor program) and shall furnish Landlord, within thirty (30) days of the date of filing, a complete and accurate copy of the annual Medicare or Medicaid cost report and other annual Third Party Payor cost reports for Tenant, and promptly furnish Landlord any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with aspect to such reports.

(m) Tenant shall furnish Landlord, within thirty (30) days of the receipt by Tenant, all annual reimbursement rate sheets from all Third Party Payors, and promptly after receipt thereof by Tenant, any new, revised or amended reimbursement rate sheets and other annual reimbursement rate sheets from all Third Party Payors for Tenant which may be issued subsequent to the annual reimbursement rate sheets.

(n) With respect to any deficiency cited, Tenant shall furnish Landlord, within thirty (30) days of receipt but at least five (5) days prior to the earliest date on which Tenant is required to take any action with respect thereto or would suffer any adverse consequence, a copy of any Third Party Payor or other licensing or accreditation or ranking agency or entity survey, report, warning letter, or notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Landlord a copy of the plan of correction generated from such survey, report, warning letter, or notice for Tenant and by subsequent correspondence related thereto, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Third Party Payor program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

(o) Any reports, statements or other information required to be delivered under this Lease shall be delivered in electronic form. Tenant agrees that Mortgagee may disclose information regarding the Facility as provided to Mortgagee pursuant to this Section in connection with the securitization of the Mortgage Loan to such parties requesting such information in connection with such securitization.

(p) Tenant shall cause all residency agreements of the Facility to substantially comply with any applicable Health Care Requirements.

Section 19.2 Intentionally Omitted.

Section 19.3 Tenant acknowledges that Landlord may be, or may be affiliated with, a publicly registered company (“Registered Company”). Tenant acknowledges that it has been advised that if the Landlord is or becomes, or is or becomes affiliated with a Registered Company, that the Landlord or said affiliate may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) fiscal years immediately prior to the fiscal year in which this Lease is dated and to the fiscal year in which this Lease is dated (the “Audited Years”) through the first anniversary of the date of this Lease (the “stub period”) for the Premises (calculated on a per Property basis). To assist Landlord and its affiliate in preparing the SEC Filings, Tenant covenants and agrees that it shall cause Guarantor to provide Landlord with the following: (i) access to bank statements for the Audited Years and stub periods; (ii) rent roll as of the end of the Audited Years and stub periods; (iii) operating statements for the Audited Years and stub periods; (iv) access to the general ledger for the Audited Years and stub periods; (v) cash receipts schedule for each month in the Audited Years and stub periods; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub periods; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the Audited Years and stub periods and the three months thereafter; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub periods; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub periods along with an explanation for all accounts over thirty (30) past due as of the end of the Audited Years and stub periods; (xii) a signed representation letter in the form attached hereto as Schedule “H”; (xiii) all organizational documents of Tenant and Guarantor; (xiv) confirmation of all cash receivables and payables for the Audit Years and the stub periods; (xv) all information related to financial statement footnotes; and (xvi) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Schedule “I”. Tenant also agrees to deliver to Landlord a signed representation letter in the form provided in the foregoing clause (xii) as of the Effective Date. The foregoing shall be subject to compliance with all Applicable Laws. Notwithstanding any language to the contrary set forth herein, Landlord agrees to engage Landlord’s auditor at its sole cost and expense and to reimburse Tenant and Gurantor for the fees and expenses actually charged by their auditor in assisting Landlord’s auditor with the foregoing audit and SEC Filings (not to include the cost of Tenant’s or Guarantor’s audited financial statements or other fees or expenses which any of them would have incurred regardless of the foregoing audit and SEC filing requirements).

Section 19.4

(a) Landlord shall be permitted to rely upon the accuracy and completeness of the items furnished pursuant to this Article and to disclose and publish the same as required by Applicable Laws. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord is a subsidiary of a Real Estate Investment Trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Lease or the provisions of any other existing agreement between the parties hereto to the contrary, Landlord may publicly file, disclose, report or publish any and all information related to this Lease (including the information provided to Landlord pursuant to this Article) that may be reasonably interpreted as being required by federal or state law or regulation after Closing.

(b) Except as provided below, and except for disclosures of information permitted by Section 19.4(a), Landlord shall use commercially reasonable efforts to keep confidential the information provided to Landlord pursuant to this Article. Notwithstanding the foregoing, Landlord may disclose such information (i) to its existing or potential lenders or purchasers of the Premises, (ii) to Landlord’s and to said lenders’ and purchasers’ affiliates, directors, officers, employees, and third party advisors (including, without limitation, financial advisors, legal counsel and accountants), and (iii) as may be required by court order.

ARTICLE 20
LICENSED FACILITY OPERATION; ACCESS TO BOOKS AND RECORDS; MANAGEMENT

Section 20.1 The parties agree that if this Lease is determined to be governed by §1861(v)(1) of the Social Security Act (§952 of the Omnibus Reconciliation Act of 1980) and the regulations promulgated in implementation thereof at 42 C.F.R. Part 420, the parties each agree to make available to the Comptroller General of the United States, the Department of Health and Human Services (“HHS”) and their duly authorized representatives, the books, documents and records of either of the parties and such other information as may be required by the Comptroller General or Secretary of HHS to verify the nature and extent of the costs of services provided by either of the parties. If either of the parties carry out the duties of this Lease through a subcontract worth $10,000 or more over a twelve (12) month period with a related organization, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General and their representatives to the related organization’s books and records.

Section 20.2 During the Term of this Lease, Tenant shall (i) no less often than quarterly, provide Landlord with a copy of Tenant’s most recent profit and loss statement and balance sheet, (ii) provide Landlord with a copy of each cost report Tenant may submit to the State or any other governmental agency or administrator of a public program, (iii) provide Landlord with a true, correct and complete copy of each survey, study, investigatory report, etc. performed by or on behalf of any federal, state or local governmental authority, (iv) provide Landlord with true, correct and complete copies of all monthly census information and/or data, and (v) produce any other financial information as may be reasonably requested by Landlord from time to time, including, without limitation, census information and data.

Section 20.3 Tenant shall operate or cause the operation of the Facility consistent with its current operation. Landlord is merely the lessor of the real property which is the subject of this Lease and, except for Landlord’s gross negligence or willful misconduct as otherwise expressly set forth herein, shall have no liability in connection with the operation of the Facility or the provision of health care services from or at the Facility. Tenant shall, as the operator, licensee and provider of the Facility and all health care services provided from or at the Facility, independent and separate from Landlord, (i) secure and maintain in full force and effect all Health Care Licenses relating to the Facility and services; (ii) comply with all Requirements including, without limitation, all Requirements of Governmental Authorities and under Health Care Licenses; (iii) maintain quality control of the Facility and services; and (iv) maintain all computer systems, software, record keeping, data bases and privacy requirements relating to the Facility, all of which shall be provided at Tenant’s own expense.

Section 20.4 For purposes of satisfying the requirements of any Mortgage, or any refinancing, sale or appraisal process, Landlord shall have the right (but not the obligation) to conduct such inspections, audits, visitations and quality control reviews, of the Facility and services provided by Tenant from or at the Facility as Landlord may desire, and for such purposes Tenant shall provide to Landlord and its representatives access to Tenant’s books and records relating to the Facility and services during normal business hours upon reasonable notice. No such inspection, audit, visitation or quality control review conducted by Landlord or its representatives or any report resulting therefrom shall modify or reduce in any way Tenant’s obligations under this Lease or as the parent of the exclusive operator, licensee and provider of the Facility and health care services from or at the Facility.

Section 20.5 Landlord and Tenant shall be independent contractors, and nothing in this Lease shall be construed as creating a partnership, joint venture, employment, agency, license or franchise relationship. Tenant shall not have any authority to create any obligation binding upon Landlord.

Section 20.6 All employees, contractors, consultants, professionals and providers relating to the Facility and health care services provided from or at the Facility shall be deemed to be employees or contractors of Tenant and not of Landlord.

Section 20.7 Tenant shall provide, at its own expense, all deposits, bonds, insurance, letters of credit, working capital, cash collateral, reserves, patient trust fund accounts and other financial requirements of Health Care Licenses to operate and provide health care services at the Facility.

Section 20.8 Tenant shall assume, and shall have the exclusive responsibility for all Claims of overpayment or recoupment made by Third Party Payors, including, without limitation, Medicaid and Medicare, relating to the provision of health care services from or at the Facility attributable to periods prior to, from and after the date of this Lease (collectively, “Recoupment Claims”). Tenant shall continue to have such exclusive responsibility for Recoupment Claims regardless of whether Tenant utilizes the Medicare/Medicaid provider numbers of the Facility in existence prior to the date of this Lease or obtain new Medicare/Medicaid provider numbers for the Facility.

Section 20.9 Tenant shall cause operations at the Facility to be conducted at all times, at a minimum, in a manner consistent with or better than Governmental Authority requirements, and, in connection therewith, Tenant shall:

(a) maintain the standard of care for the residents of the Facility at all times at a level necessary to ensure a level of quality of care for the residents of the Facility in material compliance with Health Care Law;

(b) maintain a standard of care in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products or gases, and medical waste, of any kind and in any form, that is in material compliance with all Applicable Laws;

(c) operate the Facility in a prudent manner in material compliance with Applicable Laws and cause all Health Care Licenses, reimbursement or care contracts, and any other agreements necessary for the certification, licensure, accreditation or operation of the Facility as may be necessary for participation in each of the Third Party Payor reimbursement programs to remain in effect without reduction in the number of licensed beds or beds authorized for use in each of the Third Party Payor reimbursement programs, except as otherwise provided in this Lease;

(d) not knowingly or willingly take or permit action which will result in a reduction, suspension, denial or elimination of reimbursement for services from, or material recoupment by, any Third Party Payor that would materially adversely affect Tenant;

(e) not take any action to rescind, withdraw, revoke or otherwise adversely amend modify, supplement or alter the nature, tenor, or scope of the Health Care Licenses or applicable Third Party Payor reimbursement program participation;

(f) not knowingly or willingly take any action that will (i) adversely affect Tenant’s right to receive any Third Party Payor payments or reimbursements; (ii) materially reduce the Third Party Payor payments or reimbursements, or (iii) adversely affect the Health Care Licenses; and

(g) maintain all deposits, including deposits relating to residents or residency agreements. If such deposits are in cash, Tenant shall deposit and hold such deposits in accordance with Applicable Law. Tenant shall cause any bond or other instrument which Tenant is permitted to hold in lieu of cash deposits under any Applicable Law or Governmental Authority requirements to be maintained in full force and effect and to comply, in all material respects, with any Applicable Law or Governmental Authority requirements. Tenant shall, upon request, provide Landlord with evidence reasonably satisfactory to Landlord of Tenant’s material compliance with the forgoing.

Section 20.10 Subject to Section 12.15(c), Tenant shall not assign, transfer, or pledge as collateral security any of its interest in any Health Care Licenses or Third Party Payor payment or reimbursement contracts (including rights to payment thereunder) pertaining to Tenant or the Facility, or assign, transfer, or remove or permit any other Person to assign, transfer, or remove any records pertaining to the Facility, including, without limitation, resident records, medical and clinical records (except for removal of such patient resident records as directed by the patients or residents owning such records), without Landlord’s prior written consent, which consent may be granted or refused in Landlord’s sole discretion; provided that Tenant may, to the extent permitted by Applicable Law, store such records in a manner consistent with Tenant’s standard policies and procedures. Tenant shall hold such Health Care Licenses free from restrictions or known conflicts that would materially impair the use or operation of the Facility as intended, and are not provisional, probationary or restrictive in any way.

Section 20.11 Tenant shall not enter into any transaction with any Affiliate other than in the ordinary course of its business and on fair and commercially reasonable terms in material compliance with Applicable Laws and Governmental Authority requirements.

Section 20.12 Tenant shall not participate in any federal, state or local program whereby any Governmental Authority or other Person may have the right to recover funds with respect to the Facility by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

Section 20.13 Tenant shall deliver to Landlord evidence of material compliance with any applicable post-transfer license requirements of Governmental Authorities.

Section 20.14 Tenant shall ensure that the number of licensed beds for residents of the Facility is not decreased without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing, Landlord may grant or withhold its consent in its sole discretion if the number of licensed beds for residents of the Facility is to be decreased by more than five percent (5%) of the Licensed Bed Capacity.

Section 20.15 Tenant hereby represents, warrants and certifies to Landlord and Landlord’s designee, as of the date hereof, as follows:

(a) Tenant is the tenant under this Lease.

(b) Tenant has accepted and is occupying or causing the occupancy of the entire Premises. All improvements to the Premises required by this Lease to be made by Landlord have been completed by Landlord in accordance with this Lease in all material respects.

(c) To Tenant’s knowledge, there are no defenses to or offsets against the enforcement of this Lease or any provision thereof against Tenant.

(d) This Lease is in full force and effect without default thereunder by Tenant or, to the knowledge of Tenant, Landlord.

(e) On the date of this Lease, there are no actions, whether voluntary or otherwise, pending against Tenant under the Bankruptcy Code.

(f) As of the Effective Date, all Health Care Licenses required, necessary or desirable for the legal use, occupancy and operation of the Facility as a licensed skilled nursing facility have been obtained and are in full force and effect, including, without limitation, approved provider status in all Third Party Payor payment or reimbursement programs. Tenant will own and/or possess free from restrictions or conflicts with the rights of others all such Health Care Licenses and operate the Facility in a manner such that such Health Care Licenses as a licensed skilled nursing facility shall remain in force and effect.

(g) The Health Care Licenses may not be and have not been transferred to any location other than the respective Facility, have not been pledged as collateral security (except in connection with HUD Financing) and are held free from restrictions or known conflicts that would materially impair the use or operation of the Facility as intended, and are not provisional, probationary or restricted in any way.

(h) Tenant has not taken and will not take any action to rescind, withdraw, revoke or otherwise adversely amend, modify, supplement or alter the nature, tenor, or scope of the Health Care License or applicable Third Party Payor payment or reimbursement program participation.

(i) Neither this Lease nor Tenant’s performance hereunder will (i) adversely affect Tenant’s right to receive Third Party Payor payments or reimbursements, (ii) materially reduce Third-Party Payor payments or reimbursements, or (iii) adversely affect the Health Care License.

(j) The Facility is duly licensed as required under Applicable Laws of the state in which the Facility is located. Except as otherwise disclosed to Landlord, the licensed bed capacity of the Facility is as set forth on Schedule “E” (the “Licensed Bed Capacity”). Neither Tenant nor the Facility has applied to reduce the number of licensed or certified beds of the Facility, to move or transfer the right to any and all of the licensed or certified beds of the Facility to any other location, or to amend or otherwise change the Facility’s authorized bed capacity and/or the number of beds approved by the applicable Governmental Authority in the state where the Facility is located, and there are no proceedings or actions pending or, to Tenant’s knowledge, contemplated to reduce the number of licensed or certified beds of the Facility.

(k) To Tenant’s knowledge, Tenant and the operation of the Facility are in material compliance with all Applicable Laws, Health Care Licenses and requirements of Health Care Regulatory Agencies and other Governmental Authorities having jurisdiction over the operation of the Facility, including (i) staffing requirements, (ii) health and fire safety codes and standards, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services in the Facility, (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements, and (vii) requirements of the applicable state department of health or equivalent and all other federal, state, or focal governmental authorities, including, without limitation, those relating to the Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distribution or pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, and any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by Tenant with respect to the Facility. Tenant will and will cause the operation of the Facility to be in material compliance with the foregoing throughout the Term of this Lease.

(l) To Tenant’s knowledge, Tenant is in material compliance with the requirements for participation in the Medicare and Medicaid Programs with respect to the Facility that currently participates in such programs, including the Medicare and Medicaid Patient and Program Protection Act of 1987, and has a current provider agreement under Title XVIII and/or XIX of the Social Security Act, which is in full force and effect. To Tenant’s knowledge, the Facility did not have any deficiencies at level G or above on its most recent survey (standard or complaint), nor was the prior operator of the Facility cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R) for the past two consecutive surveys. Neither the Facility nor any other health care facility owned or operated by Tenant, Guarantor or, except has been disclosed in writing to Landlord, their respective Affiliates has been the subject of a “double G” or “immediate jeopardy” determination for the last three years.

(m) To Tenant’s knowledge, no Facility has received a statement of charges or deficiencies and no penalty enforcement actions have been undertaken against the Facility, or any other operator, manager, officer or director by any governmental agency during the last three calendar years that now has or could reasonably be expected to have hereafter a material adverse effect on Tenant, and there have been no violations over the last three calendar years that resulted in the prior operator of the Facility or any of the Facility’s decertification for participation in any other Third Party Payor program.

(n) To Tenant’s knowledge, Tenant is not a target of, participant in, or subject to any action, proceeding, suit, audit, investigation or sanction by any Governmental Authority or any administrative or investigative body or entity or any other third party or any patient or resident (including, without limitation, whistleblower suits, or suits brought pursuant to federal or state False Claims Acts, and Medicaid/Medicare/State fraud/abuse laws) which may result, directly or indirectly, or with the passage of time, in the imposition of a fine, penalty, alternative, interim or final sanction, a lower rate certification, recoupment, recovery, suspension or discontinuance of all or part of any reimbursement from any Governmental Authority or Third Party Payor, a lower reimbursement rate for services rendered to eligible patients, or any other civil or criminal remedy (excluding immaterial monetary penalties in the aggregate amount of $25,000 or less per Facility, but including any monetary penalties relating to any Medicaid/Medicare/State fraud/abuse laws), or which could reasonably be expected to have a material adverse effect on Tenant or the operation of the Facility, including the Facility’s ability to accept or retain residents, or which could result in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a Health Care License, or affect Tenant or the Facility’s current participation in any Third Party Payor program, as applicable, or any successor programs thereto, at current rate certification, nor to Tenant’s knowledge has any such action, proceedings suit, investigation proceeding or audit been threatened.

(o) To Tenant’s knowledge, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewal affecting Tenant or the Facility or provider agreement with any Third Party Payor.

(p) To Tenant’s knowledge, there are no agreements with residents of the Facility, or with any other persons or organizations, which deviate in any material adverse respect from, or which conflict in any material respect with, any Applicable Laws. Tenant has in place policies and procedures to maintain all resident records at the Facility, including patient and/or resident account records, in material compliance with Applicable Laws and professional standards.

(q) To Tenant’s knowledge, other than the Medicare and Medicaid programs, Tenant is not a participant in any federal, state or local program whereby any federal, state or local government or quasi-governmental body, or any intermediary, agency, board or other authority or entity that may have the right to recover funds with respect to the Facility by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). Tenant has received no notice, and is not aware, of any violation of applicable antitrust laws.

(r) To Tenant’s knowledge, all Third Party Payor insurance cost reports and financial reports submitted by or on behalf of Tenant and/or the Facility are and will continue to be materially accurate and complete and have not been and will not be misleading in any material respect. There are no current, pending or outstanding Third Party Payor programs reimbursement audits or appeals pending at the Facility, there are no cost report years that are subject to audits, no cost reports remain “open” or unsettled, and there are no current or pending Third Party Payor programs recoupment efforts at the Facility.

(s) Except as otherwise permitted in the Mortgage or any other loan document in connection therewith or any receivable financing arrangement of Tenant, (i) Tenant’s Third Party Payor accounts receivable are free and clear of Liens, and (ii) Tenant has no material indebtedness other than the obligation to guaranty the repayment of any Working Capital Loan and unsecured amounts owed to trade vendors of the Facility in the normal course of business which are no more than thirty (30) days past due.

(t) To Tenant’s knowledge, (i) Tenant and its Affiliates are in compliance in all material respects with the Mortgage Loan Documents, and (ii) no default or event of default by Tenant or any Affiliate of Tenant exists thereunder.

(u) Tenant has instituted, and the Facility is operated in material compliance with, a compliance plan which follows applicable guidelines established by Health Care Regulatory Agencies.

(v) Tenant is in material compliance with the Healthcare Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder.

(w) To Tenant’s knowledge, the Facility and the use thereof complies in all material respects with all Applicable Laws, including, without limitation, local, state, and federal building codes, fire codes, health care, and other similar regulatory requirements, and no waivers of such physical plant standards exist at the Facility which would have a material adverse effect on Tenant.

(x) Any existing agreement relating to the management or operation of the Facility is in full force and effect and, to Tenant’s knowledge, is not in default by any party.

(y) Neither Tenant nor the Facility has changed or will change, other than in the normal course of business, the terms of any of the Third Party Payor programs or its normal billing payment or reimbursement policies and related procedures, including the amount and timing of finance charges, fees and write-offs.

(z) Tenant will cause to be delivered to Landlord, with a copy to any other individual or entity as Landlord may direct, a true, correct and complete Occupancy Report for the Facility.

Section 20.16 The parties acknowledge that Tenant has conducted all of its own due diligence, examination and inspection regarding the Facility and the business of providing health care services from and at the Facility and is entirely familiar with all business, financial, liability, physical premises, operational and regulatory aspects, and every other matter or thing affecting or related to the health care business operated at the Facility, and that Tenant is leasing the same in its “As Is” condition. Landlord has not made and does not make any representations or warranties whatsoever with respect to the health care business conducted at and from the Facility or otherwise with respect to this Lease, express or implied, and Tenant is not relying on Landlord or its Affiliates in connection with any decision to enter into this Lease. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Requirement or Applicable Law with respect to the Premises or the uses or purposes for which the same may be occupied.

Section 20.17

(a) Throughout the Term, Tenant shall not enter into any Management Agreement without the prior written approval of Landlord, in each instance, which approval may not be unreasonably withheld, conditioned or delayed. Tenant shall not, without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed, agree to: (i) any change in the Manager under any Management Agreement; (ii) any material change in any Management Agreement; (iii) the termination of any Management Agreement; or (iv) the assignment of any Management Agreement by any Manager. Each Management Agreement shall provide that Landlord shall receive notice of any defaults thereunder and, at Landlord’s option, an opportunity to cure any such defaults. If Landlord shall cure any of Tenant’s defaults under any Management Agreement, the cost of any such cure shall be payable upon demand to Landlord by Tenant as Supplementary Rent. Any manager shall be reputable and have experience in managing facilities similar in size, scope, use and value as the Facility or any one of them for which they are assigned management responsibilities. Notwithstanding the foregoing, Landlord hereby agrees that this Section 20.17, and Tenant’s obligations hereunder, shall not apply to (1) any Management Agreement entered into by Tenant with an Affiliate of Tenant, Guarantor or an Affiliate of Guarantor, and/or (2) any back office service arrangement or agreement entered into by Tenant, provided that James J. Andrews and Philip M. Rees continue to serve as principals and to exert control (as such term is defined in Section 9.1) over any such Affiliate.

(b) All management fees, payments in connection with any extension of credit and fees for services provided in connection with the operation of the Facility, and all other payments and fees, payable by Tenant to any Affiliate of Tenant, shall be subordinated to the obligations of Tenant under this Lease. Tenant shall deliver to Landlord any reasonable instrument requested by Landlord to implement the intent of the foregoing provision.

ARTICLE 21
MISCELLANEOUS PROVISIONS

Section 21.1 IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE EXCLUDING ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE.

Section 21.2 With the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed, Tenant may place one or more signs on the Premises to indicate the nature of the business of Tenant and such parties. Any sign shall be lawful under applicable sign codes and subdivision covenants. Landlord hereby approves the signage currently placed on the Premises.

Section 21.3

(a) The term “Landlord” as used herein shall mean only the owner or the mortgagee in possession for the time being of the Premises, so that in the event of any sale, transfer or conveyance of the Premises, Landlord shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord thereafter accruing hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser, transferee or grantee at any such sale, transfer conveyance that such purchaser, transferee or grantee has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder.

(b) The term “Tenant” as used herein shall mean the tenant named herein, and from and after any valid and approved Transfer in whole of said Tenant’s interest under this Lease pursuant to the provisions of Article 9, shall mean only the assignee or transferee thereof; but the foregoing shall not release the assignor or transferor from liability under this Lease.

(c) The words “enter”, “re-enter”, “entry” and “re-entry” as used in this Lease shall not be restricted to their technical legal meaning.

(d) The use herein of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual Landlord or Tenant, and the use herein of the words “successor and assign” or “successors or assigns” of Landlord or Tenant shall be deemed to include the heirs, executors, administrators, representatives and assigns of any individual Landlord or Tenant.

Section 21.4 The headings herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

Section 21.5 The parties hereto acknowledge and agree that, subject to approval by HUD, upon and simultaneously with the consummation of HUD Financing by Capital Funding, LLC (or its successor, designee or assignee) for the Property and provided that the Master Lease is in full force and effect, this Lease shall be terminated, the Master Lease and the Guaranty (as such term is defined in the Master Lease) shall be amended to add the Property (with Base Rent and any additional Rent to be increased by the amounts required under this Lease), and the tenant under the Master Lease and Tenant shall enter into an Operating Sublease in substantially the same form as the other Operating Subleases.

Section 21.6

(a) This Lease contains the entire agreement between the parties regarding the subject matter set forth herein and may not be extended, renewed, restated, terminated or otherwise modified in any manner except by an instrument in writing executed by the party against whom enforcement of any such modification is sought and with the consent of any Mortgagee. All prior understandings and agreements between the parties and all prior working drafts of this Lease are merged in this Lease, which alone expresses the agreement of the parties. The parties agree that no inferences shall be drawn from matters deleted from any working drafts of this Lease.

(b) Tenant agrees that Tenant will not, without the prior written consent of Landlord, (i) amend, restate, supplement or modify this Lease, (ii) terminate, cancel or surrender the term of this Lease except as expressly permitted by the provisions of this Lease, or enter into any agreement with Landlord to do so, or (iii) pay any installment of Base Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

Section 21.7 The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and, except as is otherwise provided herein, their permitted successors and permitted assigns.

Section 21.8 Notice whenever provided for herein shall be in writing and shall be given either by personal delivery, overnight express mail or by certified or registered mail, return receipt requested, to Landlord at the address hereinabove set forth, and to Tenant at the address hereinabove set forth, or to such other Persons or at such other addresses as may be designated from time to time by written notice from either party to the other. Notices shall be deemed given (i) when delivered personally if delivered on a Business Day (or if the same is not a Business Day, then the next Business Day after delivery), (ii) three (3) Business Days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested or (iii) if delivery is made by Federal Express or a similar, nationally recognized overnight courier service for 9:00 am. delivery, then on the date of delivery (or if the same is not a Business Day, then the next Business Day after delivery), if properly sent and addressed in accordance with the terms of this Section 21.8.

Section 21.9

(a) If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby, and each and every provision of this Lease shall be enforceable to the fullest extent permitted by Applicable Law.

(b) The parties hereto intend that this Lease shall constitute a single, integrated and indivisible contract under Applicable Law, and therefore, that in any bankruptcy or insolvency proceeding commenced by or against Tenant, this Lease shall not be subject to assumption, assignment or rejection in parts, or with respect to particular Facilities, Buildings or parcels of land, but rather shall be subject to assumption, assignment or rejection, if at all, only in its entirety as a single contract.

Section 21.10 Landlord and Tenant each represent and warrant to the other party that such party has not dealt with any real estate broker in connection with this Lease, and Landlord and Tenant agree to indemnify the other party and save the other party harmless from any and all claims for brokerage commissions by any other Person claiming through such party to have brought about this Lease transaction. The provisions of this Section 21.10 shall survive the expiration or earlier termination of this Lease.

Section 21.11 Tenant is and shall be in exclusive control and possession of the Premises, and Tenant shall operate the Facility on the Premises at Tenant’s sole and absolute discretion without control, interference or direction from Landlord or agents of Landlord (except as expressly set forth to the contrary in this Lease), and Landlord shall not, in any event whatsoever, be liable for any injury or damage to any property or to any person happening in, on or about the Premises, nor for any injury or damage to any property of Tenant, or of any other person or persons contained therein unless the same is caused by Landlord’s gross negligence or willful misconduct. The provisions hereof, including, without limitation Article 17, permitting Landlord to enter and inspect the Premises are made for the purpose of enabling Landlord to be informed as to whether Tenant is complying with the agreements, terms, covenants and conditions hereof, and if Landlord so desires, to do such acts as Tenant shall fail to do. Tenant agrees to look solely to Landlord’s interest in the Premises for recovery of any judgment from Landlord and in no event shall Landlord or any of Landlord’s partners, shareholders, members, managers, officers, directors or Affiliates ever be personally liable for any such judgment.

Section 21.12

(a) Tenant agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of this Lease to any Person (other than to Tenant’s advisors and officers on a need-to-know basis or as otherwise may be required by law) without Landlord’s prior written consent, (ii) to inform all Persons to whom provisions of this Lease are disclosed about the confidential nature of the Lease and to direct them not to disclose the same to any other Person and to direct each of them to adhere to the provisions of this Section. Tenant shall not, and shall not permit any of its Affiliates to, use Landlord’s name (or the name of any of Landlord’s Affiliates) in connection with any of its business operations, including, without limitation, advertising, marketing or press releases or such other similar purposes, without Landlord’s prior written consent. Nothing contained in this Lease is intended to permit or authorize Tenant or any of their Affiliates to contract on behalf of Landlord. Tenant hereby agrees that Landlord or any Affiliate of Landlord may (A) disclose a general description of transactions arising under this Lease for advertising, marketing or other similar purposes, (B) use Tenant’s or Guarantor’s names, logos or other indicia germane to such parties in connection with such advertising, marketing or other similar purposes and (C) disclose any and all information concerning the Lease, as well as any information regarding Tenant, the Guarantor and their respective operations, received by Landlord in connection with the Lease to its lenders or funding or financing sources or otherwise required by law.

(b) Notwithstanding anything to the contrary contained in Section 21.12(a), Tenant may transmit or disclose this Lease or the provisions of this Lease to: (i) any of its Affiliates or any of its or their officers, employees, directors, shareholders, partners, members, principals, agents, lenders, investment bankers, consultant, attorneys, accountants and other professional advisors that agrees to comply with the provisions of this Section 21.12 or substantially equivalent provisions; (ii) any Governmental Authority having jurisdiction over it upon the request or demand of such Governmental Authority; (iii) any Person in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Applicable Law; (iv) in connection with any litigation or similar proceeding; and (v) any Person if this Lease or the provisions of this Lease has been publicly disclosed other than in breach of this Section 21.12.

Section 21.13 The parties took equal part in drafting this Lease, and no rule of construction that would cause any of the terms hereof to be construed against the drafter shall be applicable to the interpretation of this Lease.

Section 21.14 Time is strictly of the essence with respect to each and every term and provision of this Lease.

Section 21.15 “Force Majeure:” Except for the provisions of Article 7, the time within which either party hereto shall be required to perform any act under this Lease, other than the payment of money, shall be extended by a period of time equal to the number of days during which performance of such act is delayed by strikes, lockouts, acts of God, governmental restrictions, failure or inability to secure materials or labor by reason of priority or similar regulation or order of any governmental or regulatory body, enemy action, civil disturbance or any other cause beyond the reasonable control of either party hereto.

Section 21.16 Tenant hereby waives its statutory lien against rent under Applicable Law.

Section 21.17 Landlord and Tenant each waive any claim or defense based upon the characterization of this Lease as anything other than a true lease and irrevocably waive any claim or defense which asserts that the Lease is anything other than a true lease. Landlord and Tenant covenant and agree that they will not assert that this Lease is anything but a true lease. Landlord and Tenant each stipulate and agree not to challenge the validity, enforceability or characterization of the lease of the Premises as a true lease and further stipulate and agree that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like. Landlord or Tenant each shall support the intent of the parties that the lease of the Premises pursuant to this Lease is a true lease and does not create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

Section 21.18 Except as otherwise expressly set forth herein, Tenant acknowledges and agrees that Tenant’s obligations to pay rent hereunder, and the rights of Landlord in and to such Rent, shall be absolute, unconditional and irrevocable. Except as expressly provided for in Section 8.2, Tenant shall not have any right to terminate this Lease or to be released, relieved, or discharged from any obligations or liabilities hereunder (including, without limitation, the payment of Rent) or entitled to any abatement, suspension, determent, reduction, setoff, counterclaim or defense for any reason whatsoever, including, without limitation, any of the following reasons:

(a) Any defect in, damage to, or destruction of, the Premises or any portion thereof;

(b) Any condemnation, confiscation, requisition, or other taking or sale of the possession, use, occupancy, or title to the Premises or any portion thereof;

(c) Any limitation, restriction, deprivation, or prevention of, or any interference with, the use, occupancy, or possession of the Premises or any portion thereof;

(d) Any set-off, abatement, counterclaim, suspension, recoupment, reduction, rescission, defense or other right or claim that Tenant may have against Landlord, any vendor or manufacturer of or contractor or subcontractor for the Premises or any part of any thereof, or any other person for any reason whatsoever;

(e) The inadequacy, incorrectness, or failure of the description of the Premises or any portion thereof;

(f) Intentionally Omitted;

(g) Force Majeure;

(h) Any title defect, lien or matter affecting title to the Premises or eviction by paramount title or otherwise; or

(i) Any default by Landlord under this Lease or the impossibility or illegality of performance by Landlord, Tenant or both.

Tenant hereby waives, to the fullest extent permitted by Applicable Law, any and all rights that it may now have, or that at any time hereafter may be conferred upon it, by Applicable Law or otherwise, to modify, terminate, cancel, quit or surrender this Lease or to effect or claim any diminution or reduction of Rent payable by Tenant hereunder, except in accordance with the express terms hereof. Tenant agrees that, if for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise (except as expressly permitted under Section 8.2) then Tenant shall pay, to the maximum extent permitted by Applicable Law, to Landlord or any other person entitled thereto, an amount equal to each installment of Rent at the time such payment would have become due and payable in accordance with the terms hereof had this Lease not been terminated in whole or in part. Each payment of Rent made by Tenant hereunder shall be final, and Tenant shall not seek or have any right to recover all or any part of such payment from Landlord or any Person for any reason whatsoever. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Rent or other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated, reduced or terminated pursuant to Section 8.2.

Section 21.19 On the execution of this Lease, Tenant has delivered an Officer’s Certificate as to the execution, delivery and authorization of this Lease, existence of Tenant and incumbency of persons signing the Lease.

Section 21.20 Irrespective of the place of execution and/or delivery of this Lease or the location of the Premises, this Lease shall be governed by, and shall be construed in accordance with, the Applicable Laws of the state in which the Premises are located applicable to agreements entered into without regarding to conflicts of law principles. Landlord and Tenant hereby consent and submit to the exclusive jurisdiction of the state and Federal courts located in the state in which the Premises are located with respect to any claim or litigation arising hereunder or any alleged breach of the covenants or provisions contained herein, and acknowledge that proper venue in any matter so claimed or litigated shall be in the state and Federal courts located in which the Premises are located; provided, however, that (1) Landlord shall be permitted, in addition, if required by Applicable Law in the jurisdiction where the Premises are located, to bring any action against Tenant and/or to enforce this Lease in the jurisdiction where the Premises are located and (2) Tenant shall be permitted, in addition, if required by Applicable Law in the jurisdiction where the Premises are located to bring any action against Landlord and/or to enforce this Lease in the jurisdiction where the Premises are located.

Section 21.21 The parties shall execute and record in the counties in which the Premises are located a memorandum of lease giving notice of certain non-monetary terms, including Tenant’s right of first refusal and option rights.

Section 21.22 This Lease may be executed in two or more counterparts (including by means of facsimile), each of which shall constitute an original, and all of which taken together shall constitute one instrument.

Section 21.23

(a) As consideration, in part, for Landlord’s willingness to execute this Lease, Landlord has required Tenant to cause Parent Guarantor and Bombay Guarantor to deliver to Landlord the guaranty of this Lease in the form attached hereto as the Schedule “F”. Tenant hereby represents and warrants to Landlord that (a) as of the date of this Lease, Bombay Guarantor is the only company providing administrative, supervisory or advisory services relating to the operation of the Facility and the delivery of health care services at the Facility, (b) the owners of Parent Guarantor are RIDC WCP GP LLC, RIDC WCP Healthcare LP, Andwell Investments, LLC and Rewell Investments, LLC, and (c) the owners of Bombay Guarantor are Parent Guarantor and Elkins Road Associates, LLC. Tenant hereby covenants that there shall not be a change of control (as “control” is defined in Section 9.1) of either Guarantor without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that the prior consent of Landlord shall not be required with respect to (i) a change in the ownership of either Guarantor so long as thereafter less than twenty-five percent (25%) of voting control of either Guarantor is held by any Person that did not have such ownership prior thereto (the foregoing 25% limitation shall apply to any subsequent transfer to any such Person pursuant to the following clause (ii)), or (ii) transfers of ownership interests in either Guarantor amongst the existing direct or indirect owners of such Guarantor. Notwithstanding the foregoing or any other language to the contrary in this Agreement, no such change in ownership or transfer shall be permitted without the prior written consent of Landlord, which consent may not be unreasonably, withheld, conditioned or delayed, if such change in ownership or transfer would result in Tenant’s Principals having less of a direct or indirect ownership interest in any of Tenant and/or Guarantor than Tenant’s Principals possess as of the Effective Date (the foregoing restriction not to apply in the event of the death or legal incapacity of Tenant’s Principals). On the Commencement Date and within ten (10) Business Days after receipt of written request therefor from Landlord, Tenant shall deliver a written statement certified by an officer of Tenant confirming the name and responsibilities of each Person providing management, advisory or other services with respect to the Facility.

ARTICLE 22
INTENTIONALLY OMITTED
ARTICLE 23
INTENTIONALLY OMITTED
ARTICLE 24
RENEWAL

Section 24.1 This Section 24.1 is subject to the terms of Section 24.6. Provided no Event of Default has occurred which remains uncured either as of the date of Tenant’s notice as set forth below or as of the first day of the applicable Extended Term (as hereinafter defined), Tenant shall have the right to extend the term of this Lease for two (2) additional, consecutive periods (each, an each “Extended Term”). Each Extended Term (if exercised) shall be for a period of ten (10) years. Each Extended Term shall be with respect to all (but not less than all) of the then current Premises, upon all of the terms and conditions of this Section.

Section 24.2 Tenant must provide Landlord notice of its exercise of the option for the applicable Extended Term not less than nine (9) full months prior, but not more than fifteen (15) months prior, to the expiration date of the Term or the first or second Extended Term, as the case may be. Time is of the essence with respect to the foregoing. Tenant may not exercise the option for the second Extended Term unless it exercised the option for, and occupied for the Premises for, the first Extended Term.

Section 24.3 The Base Rent for the first Lease Year of each of the first and second Extended Terms shall be the greater of (i) the prevailing Market Rental Rate as of the first day of the applicable Extended Term and (ii) the Base Rent for the last Lease Year of the then-current Term or Extended Term (as escalated each Lease Year during the Term or prior Extended Term as required by Section 2.1 and as further escalated for such first Lease Year of the then-current Extended Term). The Base Rent for each subsequent Lease Year of each of the first and second Extended Terms shall increase in the same manner as Base Rent increased during the initial Term as provided in Section 2.1(c). As used herein, the term “Market Rental Rate” shall be defined as the then fair market rental value of the Premises determined in accordance with the provisions set forth below. The fair market rental value of the Premises shall mean the base rental rate that would be agreed upon by Landlord and a comparable tenant at a comparable building, each of whom is willing, but neither of whom is compelled, to enter into a lease transaction. The fair market rental value shall be projected into the commencement date of the applicable term and shall take into account all existing improvements and special uses or rights afforded to Tenant, and also shall take into account the following factors, amongst others: (i) rental for comparable premises in comparable existing buildings (taking into consideration but not limited to annual escalations, quality, age, parking ratios, power capabilities, ceiling height, loading capabilities, and location of applicable buildings); (ii) the length of the pertinent rental term; (iv) the creditworthiness of Tenant, and (iv) the fair market rental value of the Leased Personal Property at the commencement of the first and second of the Extended Term in question. The fair market rental value of the Premises shall be determined in accordance with the Uniform Standards of Professional Appraisal Practice (including the Competency Provision) adopted by the Appraisal Institute using the Comparative Rental Analysis approach (and not the Cost Approach, Sales Comparison Approach or Income Capitalization Approach). All appraisal reports shall be written by the designated MAI appraiser and not by an associate.

Section 24.4 If Tenant exercises its option for the first or second Extended Term as provided above, Landlord and Tenant shall meet promptly and shall negotiate, in good faith, to reach agreement on the Market Rental Rate within fifteen (15) Business Days following the Notice Date. If Landlord and Tenant are unable to reach agreement within such 15 Business Day period, then either (i) Tenant may withdraw its renewal election, whereupon this Lease shall terminate at the natural expiration of the then-current term, or (ii) the Market Rental Rate shall be determined as follows:

(a) Within thirty (30) days after the end of said 15-day period, Landlord and Tenant shall mutually agree upon a MAI appraiser involved with the ownership, leasing or management of real estate and who has at least ten (10) years experience, immediately prior to the date in question, evaluating Market Rental Rates for similar properties in comparable markets (the “Expert”). The Expert and the firm with whom he or she is employed shall have no current or, during the prior five (5) years, prior business relationship with a party or any of such party’s Affiliates. If the parties are unable to timely agree on the Expert, then Market Rental Rate shall be determined by a panel of three (3) Experts, each of whom shall meet the qualifications set forth above, and who shall be selected in accordance with the following procedure. Within ten (10) Business Days following the earlier of (i) a party’s election to appoint a panel of Experts or (ii) the expiration of said 15-day period, each party shall deliver to the other written notice specifying the name and address of the person to act as the Expert on the party’s behalf. Within ten (10) Business Days after the parties have appointed their respective Experts, the two Experts shall appoint a third Expert, who shall have the same qualifications as those required of the first two Experts. If the two Experts are unable to timely agree upon such appointment, then either party, on behalf of both, may require appointment of such a qualified person by the then president of the commercial real estate board of the American Arbitration Association for the county in which the Building is located. Each party shall pay the fees and expenses of its respective Expert and both shall equally share the fees and expenses of the third Expert. Attorney’s fees and expenses of counsel for the respective parties shall be paid by the respective party engaging such counsel. Market Rental Rate shall be fixed in accordance with the following procedures. Within ten (10) Business Days following the appointment of the third Expert, each of the two Experts selected by the parties shall state, in writing, his or her determination of the Market Rental Rate based on the criteria set forth in Section 24.3 above and supported by the reasons therefor. If the determination of Market Rental Rate by the two Experts are within 5% of each other, the Market Rental Rate shall be the average of the two determinations. If the determination of Market Rental Rate by the two Experts are not within 5% of each other, then the third Expert shall have the right to consult exerts and competent authorities for factual information or evidence pertaining to a determination of Market Rental Rate. The third Expert shall conduct investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Market Rental Rate based on the standards described above. The third Expert shall have no right to propose a middle ground or modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Market Rental Rate shall constitute the decision of the third Expert. The third Expert shall render the decision in writing with counterpart copies to each party. The third Expert shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the decision, the parties shall promptly enter into an amendment to this Lease evidencing the extension of the Term for the applicable terms.

(b) The determination of the Market Rental Rate as provided above shall be final, binding and conclusive on both Landlord and Tenant, shall be considered a final award pursuant to the rules of the American Arbitration Association and any applicable state or federal law and judgment may be had on the award in any court of competent jurisdiction.

(c) All of the terms and conditions of this Lease shall remain the same and shall remain in full force and effect throughout the first and second Extended Term(s), except that Base Rent shall be at the new rate determined as provided above (with annual increases as set forth in Section 24.3).

ARTICLE 25
LETTER OF CREDIT

Section 25.1 Tenant shall deposit a security deposit (the “Security Deposit”) with Landlord as security for the prompt, full and faithful performance by Tenant of each and every provision of the Lease and of all obligations of Tenant hereunder in the Security Deposit Amount (as defined below). The Security Deposit shall be in the form of a Letter of Credit (as defined below). The Security Deposit shall be delivered in the initial Security Deposit Amount on the Commencement Date.

Section 25.2 The term “Letter of Credit” as used herein shall mean an irrevocable, unconditional standby letter of credit substantially in the form attached hereto as Schedule “C” and made a part hereof, with either an initial expiration date no earlier than ninety (90) days after the Expiration Date or an automatic renewal provision as described below, issued by a national banking association reasonably acceptable to Landlord, which Letter of Credit shall be payable to Landlord upon demand following the occurrence and during the continuance of an Event of Default hereunder, at a bank located in at least one of the forty-eight states of the continental United States pursuant to presentation of an unconditional sight draft with a statement by Landlord that Landlord is entitled to draw thereunder pursuant to the terms of this Lease.

Section 25.3 The term “Security Deposit Amount” as used herein shall mean:

(a) as of the Effective Date, an amount equal to three (3) times the then-current monthly Base Rent payable hereunder on the Effective Date, subject to further adjustment as provided in this Section;

(b) if at any time after the Effective Date the Rent Coverage Ratio is less than 1.30:1.00 for two (2) consecutive Test Periods, then the Security Deposit Amount shall be increased to six (6) times the then-current monthly Base Rent;

(c) if at any time after the Security Deposit Amount has been increased pursuant to Section 25.3(b) the Rent Coverage Ratio is greater than 1.35:1.00 but less than 1.50:1.00 for two (2) consecutive Test Periods, then the Security Deposit Amount shall be reduced to three (3) times the then-current monthly Base Rent;

(d) if at any time after the Effective Date the Rent Coverage Ratio is 1.50:1.00 or more for two (2) consecutive Test Periods, then the Security Deposit Amount shall be reduced to one and one-half (1.5) times the then-current monthly Base Rent; and

(e) if at any time the Rent Coverage Ratio is less than 1.20:1.00 for a Test Period, then the occurrence of such event automatically shall constitute an Event of Default upon written notice to Tenant, without any further opportunity for Tenant to cure such Event of Default.

With respect to the changes in the Security Deposit Amount, Landlord shall accept an amendment to or replacement of the Letter of Credit reflecting such change within ten (10) Business Days after the applicable date, provided all conditions to any decrease in the Security Deposit Amount have been satisfied. Upon the delivery of a replacement Letter of Credit, Landlord shall return a prior Letter of Credit to Tenant.

Section 25.4 Unless the stated expiration date of the Letter of Credit is at least ninety (90) days after the Expiration Date, the Letter of Credit shall be automatically renewed unless the issuing bank delivers to Landlord a notice of non-renewal no later than thirty (30) days prior to the expiration of the Letter of Credit. In the event that the issuing bank has not timely renewed the Letter of Credit, Landlord shall be entitled to draw the full amount of the Letter of Credit and hold the same as a cash security deposit, subject to the same terms and conditions of this Article 25.

Section 25.5 If an Event of Default by Tenant then exists under the Lease, Landlord may use, apply or retain the whole or any part of the Security Deposit which is necessary for the payment of: (i) any Rent or other sums of money which Tenant has not paid when due after any applicable notice and cure period; (ii) any sum expended by Landlord on behalf of Tenant in accordance with the provisions of the Lease; or (iii) any sum which Landlord may expend or be required to expend by reason of any Event of Default under the Lease by Tenant, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in the Lease. The use, application or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law (it being intended that Landlord shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) days after the receipt of written demand therefor from Landlord, to either deposit cash security with Landlord or reinstate the aggregate amount of the Letter of Credit, as the case may be, in an amount sufficient to restore the then-current required Security Deposit Amount.

Section 25.6 Intentionally Omitted.

Section 25.7 Tenant acknowledges that Landlord has the right to transfer its interest in the Premises and in the Lease as to the extent set forth herein and Tenant agrees that if such a transfer occurs, Landlord shall have the right to transfer or assign the Security Deposit to the transferee. Upon such transfer or assignment and delivery of the Security Deposit to the transferee and such transferee’s written assumption of responsibility for the return of the Security Deposit to Tenant, Landlord shall thereby be released by Tenant from all liability or obligation for the return of such Security Deposit and Tenant shall look solely to such transferee for the return of the Security Deposit.

Section 25.8 Additional Loan Provisions. Tenant agrees to pay as Supplementary Rent, any Mortgagee or HUD-mandated deposits to reserves for the repair and/or replacement of the Leased Premises (“Replacement Reserves”), insurance premiums (excluding mortgage insurance premiums (MIP), which shall be Landlords’ responsibility), water rates, taxes and assessments, and any other impounds relating to the Premises securing the Loan and required by Lender and/or HUD (collectively, the “Required Deposits”). Tenant shall pay the Required Deposits in advance on the first day of each and every month during the Term, without previous demand, notice or presentment therefor and without abatement, offset or deduction of any kind whatsoever, except for and only to the extent of any amounts owing to Landlord hereunder that Landlord or Lender requires Tenant to pay directly to Lender and which Tenant has timely and fully paid directly to Lender. Notwithstanding any other language to the contrary, Landlord acknowledges and agrees that Tenant shall not be obligated by Landlord to deposit funds into any reserves, escrows or other deposits required under the Lease for any expenditure or obligation for which a Required Deposit is also required to the extent the cost of such expenditure or obligation has been funded by Tenant into the Required Deposit.

Landlord agrees to reimburse, or to permit Mortgagee to reimburse, Tenant out of, as applicable, the Replacement Reserve and the property insurance escrow maintained with respect to the Facility (the “Facility RR” and the “Facility PIE”) for the actual, out-of-pocket costs of repairs and replacements to and property insurance premiums for the Facility paid for by Tenant. Tenant’s reimbursement rights are subject to the conditions that (i) each such reimbursement is permissible under, and is paid in accordance with, applicable Mortgagee’s policies and requirements and HUD rules and regulations, (ii) Landlord and/or Mortgagee actually receives the reimbursement funds out of the Facility RR or Facility PIE, (iii) Tenant has complied with the terms of the Lease relating to Alterations and repairs or insurance, as applicable, (iv) no Event of Default or default otherwise exists under the Lease (including this Addendum), and (v) Landlord receives a copy of the reimbursement request, reimbursement payment receipt and related documentation regardless of whether the reimbursement request is made directly to Landlord or Mortgagee. Further and notwithstanding any other language to the contrary, Landlord shall be reimbursed for any funds in the Facility RR that Landlord paid for at the closing (the “Closing”) of the acquisition of the Premises by Landlord on the Effective Date (in the form of a credit to Tenant or its affiliates on any closing statement or otherwise) prior to Tenant’s reimbursement of any funds out of the Facility RR even though Tenant will have performed the reimbursable work with respect to such Facility. Therefore, for purposes of the immediately preceding sentence, as between Landlord and Tenant, any withdrawals from the Facility RR shall be accounted for on a FIFO (first in, first out) basis.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this instrument the day and year first written above.

“LANDLORD”

G&E HC REIT II SNELLVILLE SNF, LLC
By:	/s/ Danny Prosky

Name: Danny Prosky
Title: Authorized Signatory

“TENANT”

ENGLAND ASSOCIATES, L.P.
By:	/s/ James J. Andrews

James J. Andrews, President